Exhibit 10.2

Execution Version
Confidential

AGREEMENT AND PLAN OF MERGER

by and among

ATMEL CORPORATION
MARINA MCU ACQUISITION CORPORATION
NEWPORT MEDIA, INC.
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC
as Representative

dated as of July 3, 2014

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 3, 2014 (the “Execution Date”), by and among Atmel Corporation, a Delaware corporation (“Parent”), Marina MCU Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), Newport Media, Inc., a Delaware corporation (“NMI”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Representative (as defined herein) and, for the limited purpose set forth on the signature page hereto, all of the Rights Holders. Parent and Sub are collectively referred to as “Buyer.”
RECITALS
A.    The board of directors of each of Parent, Sub and NMI has determined that it is in the best interests of their respective stockholders for Sub to merge with and into NMI upon the terms and subject to the conditions set forth herein.
B.    The NMI Board has duly adopted resolutions approving, among other things, this Agreement, the Merger and the other transactions contemplated hereby, and has agreed to recommend that NMI’s stockholders adopt this Agreement and the transactions contemplated hereby.
C.    NMI, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to establish conditions to the effectiveness of the Merger.
D.    As a further material inducement to the willingness of Parent and Sub to enter into this Agreement, holders of a number of issued and outstanding NMI Capital Stock sufficient to approve the Merger have indicated that they expect to deliver, following the approval and adoption of this Agreement by the NMI Board and promptly following the execution and delivery of this Agreement, their written consent to their irrevocable approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby pursuant to and in accordance with the applicable provisions of the Delaware Code and the certificate of incorporation and bylaws of NMI in the form attached hereto as Exhibit A (the “NMI Charter Documents”), and their intention to vote in favor of, and not to seek dissenter’s rights in respect of, the Merger (the “Stockholder Consent”).
E.    Concurrently with the execution of this Agreement and as a further material inducement to the willingness of Parent and Sub to enter this Agreement, NMI is delivering to Parent and Sub stockholder joinder agreements substantially in the form attached hereto as Exhibit B-1 (the “Joinder Agreement”) executed by each stockholder listed on Exhibit B-2.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER; PAYMENTS AND EARNOUT
1.1    The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the General Corporation Law of Delaware, as amended (the “Delaware Code”), Sub shall be merged with and into NMI (the “Merger”) as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in ARTICLE VI hereof. NMI shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Atmel Wireless MCU Technologies Corporation” and shall succeed to and assume all the rights, properties, liabilities and obligations of NMI in accordance with the laws of the State of Delaware. In connection with the Merger, the separate corporate existence of Sub shall cease.
1.2    Consummation of the Merger. Subject to the provisions of this Agreement, Sub and NMI shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, as required by the Delaware Code, and shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 1.2, a closing (the “Closing”) will be held at the offices of Atmel Corporation, 1600 Technology Drive, San Jose, CA 95110 (or such other place as the parties may agree) on the third Business Day after all of the conditions set forth in ARTICLE VI have been satisfied or waived, or on such other date as may be mutually agreed to by the parties (the “Closing Date”). The time the Merger becomes effective in accordance with Applicable Law is referred to as the “Effective Time.”
1.3    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Delaware Code.
1.4    Certificate of Incorporation and Bylaws.
(a)    Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be as set forth in Exhibit C, until thereafter amended in accordance with the Delaware Code and as provided in such certificate of incorporation.
(b)    Bylaws. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated immediately after the Effective Time to be identical to the bylaws of Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the Delaware Code and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.
1.5    Directors and Officers
(a)    Directors. From and after the Effective Time, the directors of Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation, death or removal or until their respective successors are duly elected and qualified, as the case may be.
(b)    Officers. The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation until their successors are duly appointed and qualified.
1.6    Merger Consideration. The aggregate merger consideration to be allocated among, and paid to, the holders of NMI Capital Stock, the Vested Options, the Warrants and the Convertible Debt at the Effective Time and subject to and in accordance with the terms of this Agreement in connection with, and upon or following consummation of the Merger, shall be an amount equal to the:
(a)    Base Consideration, plus
(b)    Closing Aggregate Option and Warrant Exercise Price,    plus

(c)    aggregate amount of all Closing Cash, minus
(d)    aggregate amount of all Closing Debt, minus
(e)    aggregate amount of all Transaction and Other Specified Expenses, plus
(f)    Working Capital Excess, if any, minus
(g)    Working Capital Shortfall, if any.
The aggregate amount determined by the calculation set forth in this Section 1.6(a) through (g) is referred to as the “Aggregate Merger Consideration.”
1.7    Effect of the Merger on Certain Securities of NMI and Sub. By virtue of the Merger and without any action on the part of Parent, and subject to the terms and conditions of this Agreement, the Aggregate Merger Consideration and the Earnout Payments, if any, shall be allocated among, and paid to, the holders of NMI Capital Stock, Vested Options, Warrants and Convertible Debt, as follows; provided, however, that an amount equal to the (i) Escrow Amount plus the (ii) Representative Expense Amount shall be deducted from the Aggregate Merger Consideration and, concurrent with the Closing, be delivered by Parent to, and held by, the Escrow Agent prior to any distributions referred to below:
(a)    Series D Preferred. At the Effective Time, each share of Series D Preferred issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares which shall have only those rights specified in Section 1.8 and shares owned by NMI) shall be automatically converted into the right to receive, subject to and in accordance with Section 4.4 and this Agreement, an amount of cash (without interest) equal to (1) the Per Share Series D Closing Consideration, plus (2) the Per Share Series D Escrow Amount, plus (3) the Per Share Series D Representative Expense Amount. The amount of cash each holder of NMI Capital Stock is entitled to receive for the shares of Series D Preferred held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts payable for all shares of Series D Preferred held by such holder. Notwithstanding anything herein to the contrary, for purposes of the Merger, and this Agreement, (i) the parties intend, to the extent that holders of Series D Preferred elect in writing to convert their shares of Series D Preferred into shares of NMI Common Stock on or prior to the Closing, that such Series D Preferred shall be characterized and treated as NMI Common Stock, and that the Aggregate Merger Consideration and Earnout Payments, if any, payable in respect of such NMI Common Stock shall be determined in accordance with, and subject to, Section 1.7(f), and such Series D Preferred shall not be entitled to the Series D Liquidation Preference, and (ii) in the event that the Series D Preferred accept, or are otherwise paid, the Series D Liquidation Preference, and do not elect in writing to convert their shares of Series D Preferred into shares of NMI Common Stock on or prior to the Closing, as contemplated by clause (i), then the Series D Preferred shall not be entitled to receive, or to participate in, any of the Earnout Payments or any other payment or consideration in respect of the Merger or the transactions contemplated hereby.
(b)    Series C Preferred. At the Effective Time, each share of Series C Preferred issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares which shall have only those rights specified in Section 1.8 and shares owned by NMI) shall be automatically converted into the right to receive, subject to and in accordance with Section 4.4 and this Agreement, an amount of cash (without interest) equal to (1) the Per Share Series C Closing Consideration, plus (2) the Per Share Series C Escrow Amount, plus (3) the Per Share Series C Representative Expense Amount. The amount of cash each holder of NMI Capital Stock is entitled to receive for the shares of Series C Preferred held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts payable for all shares of Series C Preferred held by such holder. Notwithstanding anything herein to the contrary, for purposes of the Merger, and this Agreement, (i) the parties intend, to the extent that holders of Series C Preferred elect in writing to convert their shares of Series C Preferred into shares of NMI Common Stock on or prior to the Closing, that such Series C Preferred shall be characterized and treated as NMI Common Stock, and that the Aggregate Merger Consideration and Earnout Payments, if any, payable in respect of such NMI Common Stock shall be determined in accordance with, and subject to, Section 1.7(f), and such Series C Preferred shall not be entitled to the Series C Liquidation Preference, and (ii) in the event that the Series C Preferred accept, or are otherwise paid, the Series C Liquidation Preference , and do not elect in writing to convert their shares of Series C Preferred into shares of NMI Common Stock on or prior to the Closing, as contemplated by clause (i), then the Series C Preferred shall not be entitled to receive, or to participate in, any of the Earnout Payments or any other payment or consideration in respect of the Merger or the transactions contemplated hereby.
(c)    Series B Preferred. At the Effective Time, each share of Series B Preferred issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares which shall have only those rights specified in Section 1.8 and shares owned by NMI) shall be automatically converted into the right to receive, subject to and in accordance with Section 4.4 and this Agreement, an amount of cash (without interest) equal to (1) the Per Share Series B Closing Consideration, plus (2) the Per Share Series B Escrow Amount, plus (3) the Per Share Series B Representative Expense Amount. The amount of cash each holder of NMI Capital Stock is entitled to receive for the shares of Series B Preferred held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts payable for all shares of Series B Preferred held by such holder. Notwithstanding anything herein to the contrary, for purposes of the Merger, and this Agreement, (i) the parties intend, to the extent that holders of Series B Preferred elect in writing to convert their shares of Series B Preferred into shares of NMI Common Stock on or prior to the Closing, that such Series B Preferred shall be characterized and treated as NMI Common Stock, and that the Aggregate Merger Consideration and Earnout Payments, if any, payable in respect of such NMI Common Stock shall be determined in accordance with, and subject to, Section 1.7(f), and such Series B Preferred shall not be entitled to the Series B Liquidation Preference, and (ii) in the event that the Series B Preferred accept, or are otherwise paid, the Series B Liquidation Preference , and do not elect in writing to convert their shares of Series B Preferred into shares of NMI Common Stock on or prior to the Closing, as contemplated by clause (i), then the Series B Preferred shall not be entitled to receive, or to participate in, any of the Earnout Payments or any other payment or consideration in respect of the Merger or the transactions contemplated hereby.
(d)    Series A Preferred. At the Effective Time, each share of Series A Preferred issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares which shall have only those rights specified in Section 1.8 and shares owned by NMI) shall be automatically converted into the right to receive, subject to and in accordance with Section 4.4 and this Agreement, an amount of cash (without interest) equal to (1) the Per Share Series A Closing Consideration, plus (2) the Per Share Series A Escrow Amount, plus (3) the Per Share Series A Representative Expense Amount. The amount of cash each holder of NMI Capital Stock is entitled to receive for the shares of Series Preferred held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts payable for all shares of Series A Preferred held by such holder. Notwithstanding anything herein to the contrary, for purposes of the Merger, and this Agreement, (i) the parties intend, to the extent that holders of Series A Preferred elect in writing to convert their shares of Series A Preferred into shares of NMI Common Stock on or prior to the Closing, that such Series A Preferred shall be characterized and treated as NMI Common Stock, and that the Aggregate Merger Consideration and Earnout Payments, if any, payable in respect of such NMI Common Stock shall be determined in accordance with, and subject to, Section 1.7(f), and such Series A Preferred shall not be entitled to the Series A Liquidation Preference, and (ii) in the event that the Series A Preferred accept, or are otherwise paid, the Series A Liquidation Preference , and do not elect in writing to convert their shares of Series A Preferred into shares of NMI Common Stock on or prior to the Closing, as contemplated by clause (i), then the Series A Preferred shall not be entitled to receive, or to participate in, any of the Earnout Payments or any other payment or consideration in respect of the Merger or the transactions contemplated hereby.
(e)    Series 1 Preferred. At the Effective Time, each share of Series 1 Preferred issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares which shall have only those rights specified in Section 1.8 and shares owned by NMI) shall be automatically converted into the right to receive, subject to and in accordance with Section 4.4 and this Agreement, an amount of cash (without interest) equal to (1) the Per Share Series 1 Closing Consideration, plus (2) the Per Share Series 1 Escrow Amount, plus (3) the Per Share Series 1 Representative Expense Amount, plus (4) the Per Share Earnout Payments, if any. The amount of cash each holder of NMI Capital Stock is entitled to receive for the shares of Series 1 Preferred held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts payable for all shares of Series 1 Preferred held by such holder.
(f)    NMI Common Stock. At the Effective Time, each share of NMI Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares which shall have only those rights specified in Section 1.8 and shares owned by NMI) shall be automatically converted into the right to receive, subject to and in accordance with Section 4.4 and this Agreement, an amount of cash (without interest) equal to (1) the Per Share Common Closing Consideration, plus (2) the Per Share Common Escrow Amount, plus (3) the Per Share Common Representative Expense Amount, plus (4) the Per Share Earnout Payments, if any. The amount of cash each holder of NMI Common Stock is entitled to receive for the shares of NMI Common Stock held by such holder shall be rounded to the nearest cent and computed after aggregating cash amounts payable for all NMI Common Stock held by such holder.
(g)    Treasury Shares and Shares Held by Parent or Sub. Each share of NMI Capital Stock held (i) in the treasury of NMI immediately prior to the Effective Time, or (ii) by Parent, Sub or any Subsidiary thereof immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.
(h)    Capital Stock of Sub. Each share of common stock, par value $0.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
(i)    Warrants. Prior to the Closing, NMI shall have taken all actions necessary and appropriate to provide that each unexpired and unexercised Warrant shall terminate effective as of the Effective Time, and, in exchange therefor, each holder of any such terminated Warrant shall, to the extent contemplated in clauses (i), (ii) and (iii) below, be entitled to receive from Parent, in consideration of the termination of such Warrant and in settlement therefore and in exchange for a release from the holder of the Warrant of any and all claims under, or in connection with the purchase and holding of the Warrant, subject to and in accordance with Section 4.4 of this Agreement, an amount in cash (without interest), if applicable, as set forth below:
(i)    NMI Series D Warrants. With respect to Warrants exercisable for shares of Series D Preferred, an amount equal to the sum of (1) (A) the product of (X) the total number of shares of Series D Preferred that would otherwise have been issuable upon exercise of such Warrant, excluding anti-dilution adjustments, if any, on or after the Execution Date, multiplied by (Y) the excess, if any, of the Per Share Series D Aggregate Consideration over the exercise or warrant price per share of Series D Preferred subject to such Warrant (the product determined pursuant to this clause (1)(A) for each Warrant being referred to as the “Series D Warrant Net Aggregate Consideration”), minus (B) Series D Warrant Escrow Amount, minus (C) Series D Warrant Representative Expense Amount, plus (2) the product of (A) the total number of shares of Series D Preferred that would otherwise have been issuable upon exercise of such Warrant, excluding anti-dilution adjustments, if any, on or after the Execution Date, multiplied by (B) the excess, if any, of the Per Share Series D Aggregate Consideration over the exercise or warrant price per share of Series D Preferred subject to such Warrant, multiplied by (C) the Escrow Contribution Percentage (the product determined pursuant to this clause (2) for each Warrant being referred to as the “Series D Warrant Escrow Amount”), plus (3) the product of (A) the total number of shares of Series D Preferred that would otherwise have been issuable upon exercise of such Warrant, excluding anti-dilution adjustments, if any, on or after the Execution Date, multiplied by (B) the excess, if any, of the Per Share Series D Aggregate Consideration over the exercise or warrant price per share of Series D Preferred subject to such Warrant, multiplied by (C) the Representative Expense Percentage (the product determined pursuant to this clause (3) for each Warrant being referred to as the “Series D Warrant Representative Expense Amount”). At the Effective Time, any Warrant exercisable for shares of Series D Preferred in respect of which the exercise price is greater than or equal to the Warrant Cancellation Price shall be automatically cancelled and shall not be entitled to any payments hereunder. The amount of cash each holder of Warrants exercisable for shares of Series D Preferred is entitled to receive for the Warrants exercisable for shares of Series D Preferred held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts payable for all Warrants exercisable for shares of Series D Preferred held by such holder.
(ii)    NMI Series A Warrants. With respect to Warrants exercisable for shares of Series A Preferred, an amount equal to the sum of (1) (A) the product of (X) the total number of shares of Series A Preferred that would otherwise have been issuable upon exercise of such Warrant, excluding anti-dilution adjustments, if any, on or after the Execution Date, multiplied by (Y) the excess, if any, of the Per Share Series A Aggregate Consideration over the exercise or warrant price per share of Series A Preferred subject to such Warrant (the product determined pursuant to this clause (1)(A) for each Warrant being referred to as the “Series A Warrant Net Aggregate Consideration”), minus (B) the Series A Warrant Escrow Amount, minus (C) the Series A Warrant Representative Expense Amount, plus (2) the product of (A) the total number of shares of Series A Preferred that would otherwise have been issuable upon exercise of such Warrant, excluding anti-dilution adjustments, if any, on or after the Execution Date, multiplied by (B) the excess, if any, of the Per Share Series A Aggregate Consideration over the exercise or warrant price per share of Series A Preferred subject to such Warrant, multiplied by (C) the Escrow Contribution Percentage (the product determined pursuant to this clause (2) for each Warrant being referred to as the “Series A Warrant Escrow Amount”), plus (3) the product of (A) the total number of shares of Series A Preferred that would otherwise have been issuable upon exercise of such Warrant, excluding anti-dilution adjustments, if any, on or after the Execution Date, multiplied by (B) the excess, if any, of the Per Share Series A Aggregate Consideration over the exercise or warrant price per share of Series A Preferred subject to such Warrant, multiplied by (C) Representative Expense Percentage (the product determined pursuant to this clause (3) for each Warrant being referred to as the “Series A Warrant Representative Expense Amount”). At the Effective Time, any Warrant exercisable for shares of Series A Preferred in respect of which the exercise price is greater than or equal to the Warrant Cancellation Price shall be automatically cancelled and shall not be entitled to any payments hereunder. The amount of cash each holder of Warrants exercisable for shares of Series A Preferred is entitled to receive for the Warrants exercisable for shares of Series A Preferred held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts payable for all Warrants exercisable for shares of Series A Preferred held by such holder.
(iii)    NMI Common Warrants. With respect to Warrants exercisable for shares of NMI Common Stock, an amount equal to the sum of (1) (A) the product of (X) the total number of shares of NMI Common Stock that would otherwise have been issuable upon exercise of such Warrant, excluding anti-dilution adjustments, if any, on or after the Execution Date, multiplied by (Y) the excess, if any, of the Per Share Common Aggregate Consideration over the exercise or warrant price per share of NMI Common Stock subject to such Warrant (the product determined pursuant to this clause (1)(A) for each Warrant being referred to as the “Common Warrant Net Aggregate Consideration”), minus (B) the Common Warrant Escrow Amount, minus (C) the Common Warrant Representative Expense Amount, plus (2) the value attributable to a right to receive upon release from escrow the product of (A) the total number of shares of NMI Common Stock that would otherwise have been issuable upon exercise of such Warrant, excluding anti-dilution adjustments, if any, on or after the Execution Date, multiplied by (B) the excess, if any, of the Per Share Common Aggregate Consideration over the exercise or warrant price per share of NMI Common Stock subject to such Warrant, multiplied by (C) the Escrow Contribution Percentage (the product determined pursuant to this clause (2) for each Warrant being referred to as the “Common Warrant Escrow Amount”), plus (3) the value attributable to a right to receive upon release from escrow the product of (A) the total number of shares of NMI Common Stock that would otherwise have been issuable upon exercise of such Warrant, excluding anti-dilution adjustments, if any, on or after the Execution Date, multiplied by (B) the excess, if any, of the Per Share Common Aggregate Consideration over the exercise or warrant price per share of NMI Common Stock subject to such Warrant, multiplied by (C) the Representative Expense Percentage (the product determined pursuant to this clause (3) for each Warrant being referred to as the “Common Warrant Representative Expense Amount”), plus (4) the Per Share Earnout Payments, if any, payable on each share of NMI Common Stock underlying such Warrant. At the Effective Time, any Warrant exercisable for shares of NMI Common Stock in respect of which the exercise price is greater than or equal to the Warrant Cancellation Price shall be automatically cancelled and shall not be entitled to any payments hereunder. The amount of cash each holder of Warrants exercisable for shares of NMI Common Stock is entitled to receive for the Warrants exercisable for shares of NMI Common Stock held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts payable for all Warrants exercisable for shares of NMI Common Stock held by such holder.

(j)    Convertible Debt. At the Effective Time, with respect to any amount of outstanding and unpaid Indebtedness of NMI convertible into shares of NMI Common Stock for which the holder has exercised its conversion rights prior to the Effective Time (“Convertible Debt”), each holder of any such Convertible Debt shall be entitled to receive from Parent, in consideration of the termination of the outstanding and unpaid amount of Indebtedness underlying such Convertible Debt and in settlement therefore and in exchange for a release from the holder of such Convertible Debt of any and all claims under, or in connection with the conversion and holding of the Convertible Debt, subject to and in accordance with Section 4.4 of this Agreement, an amount in cash (without interest) equal to the sum of (1) the product of (A) the total number of shares of NMI Common Stock that would otherwise have been issuable upon the conversion of such Convertible Debt, excluding anti-dilution adjustments, if any, on or after the Execution Date, multiplied by (B) the Per Share Common Closing Consideration, plus (2) the value attributable to a right to receive upon release from escrow the product of (A) the total number of shares of NMI Common Stock that would otherwise have been issuable upon conversion of such Convertible Debt, excluding anti-dilution adjustments, if any, on or after the Execution Date, multiplied by (B) the Per Share Common Escrow Amount, plus (3) the value attributable to a right to receive upon release from escrow the product of (A) the total number of shares of NMI Common Stock that would otherwise have been issuable upon conversion of such Convertible Debt, excluding anti-dilution adjustments, if any, on or after the Execution Date, multiplied by (B) the Per Share Common Representative Expense Amount, plus (4) the Per Share Earnout Payments, if any, payable on each share of NMI Common Stock underlying such Convertible Debt. The amount of cash each holder of Convertible Debt is entitled to receive for shares of NMI Common Stock into which the Convertible Debt has been converted at or prior to Closing shall be rounded down to the nearest cent and computed after aggregating cash amounts payable for all shares of NMI Common Stock in which the Convertible Debt has been converted by such holder. Notwithstanding anything herein to the contrary, for purposes of the Merger, and this Agreement, the parties intend, to the extent that payment of any exercise or conversion price is required in connection with the conversion of any Convertible Debt into shares of NMI Common Stock, that the portion of such Convertible Debt that may be so converted, be characterized and treated as a Warrant to purchase NMI Common Stock and that the Aggregate Merger Consideration and Earnout Payments, if any, payable in respect of such Convertible Debt be determined in accordance with, and subject to, Section 1.7(i)(iii).
(k)    Retention RSUs. Each Retention RSU outstanding immediately prior to the Effective Time shall be assumed by Parent under the NMI Stock Plan and converted into restricted stock units covering Parent Common Stock at the Parent Share Conversion Rate, without any further action required. Each assumed Retention RSU shall be subject to the same terms, including vesting arrangements, that were applicable to such Retention RSUs immediately prior to or at the Effective Time, and no vesting acceleration of the Retention RSUs shall occur solely by reason of the Merger. Such Retention RSU shall cover that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of (i) the number of shares of NMI Common Stock that were issuable upon settlement of such Retention RSU immediately prior to the Effective Time multiplied by the (ii) Parent Share Conversion Rate. The assumption and conversion of Retention RSUs by Parent will satisfy the requirements of Treasury Regulations Section 1.409A-1(b)(5)(v)(D). Notwithstanding anything herein to the contrary, no Retention RSU shall be entitled to participate in, receive proceeds from, or otherwise have any entitlement to, any Earnout Payments or to receive any other payments or consideration in respect of the Merger or the transactions contemplated hereby. Within sixty (60) calendar days following the Closing, Parent shall file with the Securities and Exchange Commission a registration statement on Form S-8 that will register the shares of Parent Common Stock subject to the Retention RSUs that are assumed by Parent pursuant to this Section 1.7(k) to the extent permitted by Federal securities laws and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses delivered with respect to such shares) for so long as such awards remain outstanding.
(l)    Unvested Options. Each Unvested Option outstanding immediately prior to the Effective Time shall, without any further action required by any holder thereof, be cancelled prior to the Effective Time in accordance with, and as expressly permitted by, the NMI Stock Plan, and the holder thereof shall not be entitled to receive any consideration therefor under this Agreement or otherwise, whether from NMI, Parent or any other Person.
(m)    Vested Options. At the Effective Time, each Vested Option (including any NMI Stock Options that by their terms automatically vest by virtue of the Merger) outstanding and unexercised immediately prior to the Effective Time shall be immediately canceled and, as consideration for such cancellation, the holder thereof shall be entitled to receive (without interest), subject to and in accordance with Section 4.4 and this Agreement, with respect to each share of NMI Common Stock that would otherwise have been issuable upon exercise of such Vested Option an amount of cash equal to the sum of (1) the sum of (A) the excess, if any, of the Per Share Common Aggregate Consideration over the per share exercise price with respect to such Vested Option (the excess amount, if any, determined pursuant to this clause (1)(A) for each Vested Option being referred to as the “Per Share Vested Option Net Aggregate Consideration”), minus (B) the Per Share Vested Option Escrow Amount, minus (C) the Per Share Vested Option Representative Expense Amount, plus (2) a right to receive upon release from escrow the product of (A) the excess, if any, of the Per Share Common Aggregate Consideration over the per share exercise price with respect to such Vested Option, multiplied by (B) the Escrow Contribution Percentage (the product determined pursuant to this clause (2) for each Vested Option being referred to as the “Per Share Vested Option Escrow Amount”), plus (3) a right to receive upon release from escrow the product of (A) the excess, if any, of the Per Share Common Aggregate Consideration over the per share exercise price with respect to such Vested Option, multiplied by (B) the Representative Expense Percentage (the product determined pursuant to this clause (3) for each Vested Option being referred to as the “Per Share Vested Option Representative Expense Amount”), plus (4) the Per Share Earnout Payments, if any, payable in respect of each share of NMI Common Stock underlying the Vested Option. The amount of cash each holder of Vested Options exercisable for shares of NMI Common Stock is entitled to receive for the Vested Options exercisable for shares of NMI Common Stock held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts payable for all Vested Options exercisable for shares of NMI Common Stock held by such holder.
(n)    NMI Preferred Stock. In the event the Aggregate Merger Consideration (exclusive of any adjustment required under Section 1.15(e)) is less than the aggregate of the Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price and Original Series D Issue Price in respect of all shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred (including shares of NMI Preferred Stock underlying any Warrant to the extent exercised by the holder thereof on or prior to the Closing) and the holders of which do not elect in writing to convert their NMI Preferred Stock into shares of NMI Common Stock on or prior to the Closing, then, in such event, notwithstanding anything to the contrary contained herein, the Aggregate Merger Consideration (exclusive of any adjustment required under Section 1.15(e)) shall be allocated ratably among the shares of Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred in proportion to the Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price and Original Series D Issue Price in accordance with the NMI Charter Documents, and the Per Share Series A Aggregate Consideration, Per Share Series B Aggregate Consideration, Per Share Series C Aggregate Consideration and Per Share Series D Aggregate Consideration shall each, for all purposes of this Agreement, be deemed to equal the amount allocated hereby in accordance with this Section 1.7(n) to each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, respectively.  Upon receipt of the consideration contemplated by the foregoing sentence, the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred (including shares of NMI Preferred Stock underlying any Warrant to the extent exercised by the holder thereof on or prior to the Closing) shall not be entitled to receive, or to participate in, any further distributions hereunder, except that such holders shall be (a) entitled to receive distributions (if any) from the Escrow Account in accordance with the Escrow Agreement, and (b) deemed to have received the requisite Series A Liquidation Preference, Series B Liquidation Preference, Series C Liquidation Preference and Series D Liquidation Preference, as applicable, payable to such holders in accordance with the NMI Charter Documents.
1.8    Dissenting Shares.
(a)    Notwithstanding anything in this Agreement to the contrary, NMI Capital Stock which is held by stockholders who have the right to dissent with respect to the Merger pursuant to Section 262 of the Delaware Code (the “Dissenting Shares”), shall not be cancelled and extinguished and converted into or be exchangeable for the right to receive the applicable merger consideration as set forth in Section 1.7 and the holders of the Dissenting Shares shall be entitled to receive payment of the fair value of the Dissenting Shares in accordance with the provisions of the Delaware Code (“Dissenting Share Payment”), unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost such right under the Delaware Code. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be cancelled and extinguished and converted into or be exchangeable for the right to receive, as of the Effective Time, the applicable merger consideration as set forth in Section 1.7 without any interest thereon.
(b)    Notwithstanding anything to the contrary in this Agreement, any Dissenting Share Payment in excess of the amount otherwise expressly payable to holders of Dissenting Shares pursuant to this Agreement made by Parent shall be deemed a “Loss” subject to the indemnification provisions of ARTICLE IV.
1.9    Rights Not Transferable. The rights of each Rights Holder as of immediately prior to the Effective Time are personal to each such Rights Holder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

1.10    Spreadsheet. NMI will cause to be prepared and delivered to Buyer, five (5) Business Days before the Closing, a spreadsheet, in the form set forth on Exhibit D, dated and setting forth as of the Closing, the following factual information relating to holders of NMI Capital Stock and securities convertible into or exchangeable for NMI Capital Stock: (a) the names and addresses of all the Rights Holders and holders of Unvested Options; (b) the number of shares of NMI Capital Stock held by, the number and series of each share of NMI Preferred Stock held by, the number of shares of NMI Capital Stock subject to the NMI Stock Options (and whether such NMI Stock Options are Vested Options or Unvested Options) held by, the number of shares of NMI Capital Stock subject to Warrants held by, and the number of shares of NMI Capital Stock subject to Convertible Debt held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (c) the exercise, warrant or conversion price per share in effect for each Stock Option, Warrant and Convertible Debt; (d) the Per Share Common Aggregate Consideration, Per Share Series A Aggregate Consideration, Per Share Series B Aggregate Consideration, Per Share Series C Aggregate Consideration, Per Share Series D Aggregate Consideration, Per Share Series 1 Aggregate Consideration, Per Share Vested Option Net Aggregate Consideration, Common Warrant Net Aggregate Consideration, Series D Warrant Net Aggregate Consideration, and Series A Warrant Net Aggregate Consideration; (e) the Per Share Common Closing Consideration, Per Share Series A Closing Consideration, Per Share Series B Closing Consideration, Per Share Series C Closing Consideration, Per Share Series D Closing Consideration, and Per Share Series 1 Closing Consideration; (f) the Per Share Common Escrow Amount, Per Share Series A Escrow Amount, Per Share Series B Escrow Amount, Per Share Series C Escrow Amount, Per Share Series D Escrow Amount, Per Share Series 1 Escrow Amount, Per Share Vested Option Escrow Amount, Common Warrant Escrow Amount, Series D Warrant Escrow Amount, and Series A Warrant Escrow Amount; (g) the Per Share Common Representative Expense Amount, Per Share Series A Representative Expense Amount, Per Share Series B Representative Expense Amount, Per Share Series C Representative Expense Amount, Per Share Series D Representative Expense Amount, Per Share Series 1 Representative Expense Amount, Per Share Vested Option Representative Expense Amount, Common Warrant Representative Expense Amount, Series D Warrant Representative Expense Amount, and Series A Warrant Representative Expense Amount; (h) the number of Fully-Diluted Shares; (i) the aggregate portion of the Aggregate Merger Consideration issuable to each Rights Holder in exchange for the NMI Capital Stock, Vested Options, Warrants and Convertible Debt held by such Persons; (j) the portion of the Aggregate Merger Consideration payable in cash at the Closing to each Rights Holder in exchange for the NMI Capital Stock, Vested Options, Warrants and Convertible Debt held by such Persons; (k) the portion of the Escrow Amount and the Representative Expense Amount for which Rights Holder is responsible; (l) each Rights Holder’s Pro Rata Share (calculated as of the Closing Date); (m) the calculation of the First Earnout Per Share Payment and Second Earnout Per Share Payment payable to participating Rights Holders, assuming the earnout is earned in full; (n) the number or fraction of shares of NMI Common Stock into which a share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series 1 Preferred can be converted; and (o) the withholding Tax, if any, applicable to the payment to each Rights Holder of their respective portion of (i) the Aggregate Merger Consideration payable at Closing, (ii) the Escrow Amount, and (iii) the Representative Expense Amount in exchange for the NMI Capital Stock, Vested Options, Warrants and Convertible Debt held by such Persons (the “Spreadsheet”). Buyer shall be fully and unconditionally entitled to rely upon, without further investigation or inquiry, and shall only make payments under this Agreement in accordance with, and shall have no liability for, any inaccuracies or misstatements contained in, the Spreadsheet. Each Rights Holder expressly and forever hereby waives and releases Buyer from any such liability, whether arising in contract, tort or otherwise, related to or arising from the calculations and determinations set forth in the Spreadsheet to the extent that Buyer makes payments thereunder consistent with the Spreadsheet.
1.11    Withholding Taxes. Notwithstanding any other provision of this Agreement, NMI and, on its behalf, Parent, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as are required to be deducted or withheld therefrom under any provision of U.S. Federal, state, local or non-U.S. Tax law or under any applicable legal requirement and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. The Surviving Corporation shall cause any amounts so deducted or withheld to be timely paid over to the appropriate authorities; provided that the Surviving Corporation is provided with all necessary documentation to support such payments. To the extent such amounts are so deducted or withheld and paid over to the appropriate authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
1.12    Repayment of Closing Debt. NMI shall provide Parent with a statement of Closing Debt (the “Statement of Closing Debt”) showing details of all unpaid Closing Debt owing, or expected to be owed, by NMI not later than 12:00 p.m. Pacific Time on the date that is two (2) Business Days prior to the Closing Date in a form reasonably satisfactory to Parent. Simultaneously with, or prior to, the Closing, (a) Buyer shall make payments in the amounts and to the Persons set forth on the Statement of Closing Debt, and (b) the Persons set forth on the Statement of Closing Debt shall deliver to Parent executed payoff letters in a form reasonably satisfactory to Parent (the “Payoff Letters”).
1.13    Payment of Transaction and Other Specified Expenses. NMI shall provide Parent with a statement of Transaction and Other Specified Expenses (the “Statement of Transaction and Other Specified Expenses”) showing details of the Transaction and Other Specified Expenses owed, or expected to be owed, by NMI not later than 12:00 p.m. Pacific Time on the date that is two (2) Business Days prior to the Closing Date in a form reasonably satisfactory to Parent. Simultaneously with, or prior to, Closing, (a) Buyer shall pay the Transaction and Other Specified Expenses in the amounts and to the Persons set forth on the Statement of Transaction and Other Specified Expenses, and (b) the Persons set forth on the Statement of Transaction and Other Specified Expenses shall deliver to Parent executed satisfaction letters in a form reasonably satisfactory to Parent (the “Satisfaction Letters”).
1.14    Payment of Closing Merger Consideration.
(a)    Paying Agent. Citibank N.A. shall act as paying agent (the “Paying Agent”) for the payments to each Rights Holder upon surrender of certificates representing shares of NMI Capital Stock (and Warrants and Convertible Debt that immediately prior to the Effective Time represented outstanding shares of NMI Capital Stock whose shares were converted into the right to receive a portion of the Aggregate Merger Consideration) (the “Certificates”) or any other payments required by Section 1.7. Parent shall pay, or cause to be paid, to each holder of Vested Options the portion of the Aggregate Merger Consideration to which such holder is entitled pursuant to Section 1.7(m) less any applicable Tax withholding.

(b)    Exchange Procedure. Within two (2) Business Days after the Effective Time, Buyer or the Paying Agent shall mail or deliver to each holder of record of Certificates: (i) a letter of transmittal in the form attached hereto as Exhibit K (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent, and shall include a full release of all claims (except claims arising under this Agreement) in favor of Buyer and, effective upon the Merger, the Surviving Corporation)(the “Letter of Transmittal”), and (ii) instructions for effecting the surrender of the Certificates in exchange for payment. Upon surrender of a Certificate for cancellation to Parent, the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by Parent, the holder of such Certificate shall be entitled to receive in exchange therefor payment on the terms and subject to the conditions otherwise set forth herein, and the Certificate so surrendered shall forthwith be canceled. Parent may effect any payment required under this Agreement through the Paying Agent or such other agent or agents as may be appointed by Parent. In the event of a transfer of ownership of shares of NMI Capital Stock that is not registered in the transfer records of NMI, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.14, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of NMI Capital Stock theretofore represented by such Certificate have been converted pursuant to Section 1.7. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.
(c)    No Further Ownership Rights in Shares of NMI Capital Stock. The portion of the Aggregate Merger Consideration paid in accordance with the terms of this Section 1.14 upon conversion of any shares of NMI Capital Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of NMI Capital Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of NMI Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of NMI Capital Stock are presented to the Surviving Corporation or the Parent for any reason, they shall be canceled and exchanged as provided in this Section 1.14.
(d)    No Liability. None of Parent, Sub, NMI, or Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate has not been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which the payment in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), then any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

1.15    Working Capital Adjustment
(a)    The Aggregate Merger Consideration, as contemplated by Section 1.6, will be adjusted upward or downward as provided by this Section 1.15. Schedule 1.15(a) sets forth an example calculation of Working Capital as of March 31, 2014 including the components thereof, assuming the Closing occurred on such date and assuming the unaudited consolidated financial statements of NMI as of such date delivered to Buyer before the Execution Date have been prepared in accordance with GAAP and are accurate and complete in all respects. At least three Business Days prior to the Closing, NMI will deliver to Buyer (i) a certificate, signed by each of the Chief Executive Officer and the Chief Financial Officer of NMI (the “Working Capital Certificate”), setting forth a good faith estimate of the Working Capital, including the components thereof, as of immediately prior to the Closing, each calculated on a basis consistent with GAAP (as expressly modified and adjusted by this Agreement as described in Schedule 1.15(a)) and Schedule 1.15(a) (the “Estimated Working Capital”), and (ii) the work papers used to prepare such balance sheet and estimate.
(b)    Any amount by which the Estimated Working Capital:

▪
exceeds $1,250,000 (such positive difference being referred to as the “Working Capital Excess”) will increase the Aggregate Merger Consideration as set forth in Section 1.6(a) on a dollar-for-dollar basis, or

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is less than $750,000 (such positive difference being referred to as the “Working Capital Shortfall”) will decrease the Aggregate Merger Consideration in accordance with Section 1.6(a) on a dollar-for-dollar basis.

Subject to Section 1.15(e), if the Estimated Working Capital falls within the range of $750,000 and $1,250,000 (the “Working Capital Collar”), then no adjustment to the Aggregate Merger Consideration shall be made.
(c)    Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to the Representative (i) an unaudited balance sheet of NMI as of immediately prior to the Closing (the “Closing Balance Sheet”) and (ii) a statement setting forth the amount of, and the calculation of, NMI’s Working Capital as of immediately prior to the Closing, including the components thereof, as calculated from the Closing Balance Sheet and in accordance with the sample calculation set forth in Schedule 1.15(a) (the “Closing Date Working Capital”). The Closing Balance Sheet will be prepared in accordance with GAAP (as expressly modified and adjusted by this Agreement as described in Schedule 1.15(a)) and Schedule 1.15(a) and will fairly present the financial position of NMI as of the Closing Date, subject to the modifications and adjustments required by this Agreement. Immediately following the delivery of the Closing Balance Sheet and the statement of the Closing Date Working Capital, Buyer will provide the Representative and its professional advisors reasonable access to the books and records and employees of the Surviving Corporation as may be reasonably required by the Representative to determine the accuracy of the Closing Balance Sheet and the statement of Closing Date Working Capital and will cause the employees of the Surviving Corporation and Buyer to reasonably cooperate with the Representative and its professional advisors as may be reasonably required in connection with their determination of the accuracy of the Closing Balance Sheet and the statement of Closing Date Working Capital. If Buyer fails to deliver the Closing Balance Sheet and Closing Date

Working Capital within one hundred twenty (120) days after the Closing Date, there shall be no adjustment to the Aggregate Merger Consideration pursuant to this Section 1.15.
(d)    The Representative will notify Buyer in writing of any objections to the Closing Date Working Capital or Closing Balance Sheet within twenty (20) Business Days after the Representative receives the Closing Date Working Capital and the Closing Balance Sheet; provided that the only basis on which the Representative shall be permitted to object is that either the Closing Date Working Capital or Closing Balance Sheet was not prepared in accordance with the terms of this Agreement, GAAP, or contains a mathematical error or errors. If the Representative does not notify Buyer of any such objections by the end of such twenty (20) Business Day period or specifies objections other than those expressly permitted by the immediately prior sentence, then the Closing Date Working Capital and the Closing Balance Sheet will each be considered final at the end of such twenty (20) Business Day period. If the Representative does notify Buyer of any such objections by the end of such twenty (20) Business Day period and the Representative and Buyer are unable to resolve their differences within ten (10) Business Days thereafter, then the remaining disputed items and the value attributable to them by each of the Representative and Buyer will be submitted promptly to the Neutral Accounting Firm for resolution, and the Neutral Accounting Firm will be instructed to determine the final Closing Date Working Capital and Closing Balance Sheet and deliver such findings to the Representative and Buyer within the time period set forth in this Section 1.15(d). The Neutral Accounting Firm will consider only those items and amounts in the Representative’s and Buyer’s respective calculations of the Closing Date Working Capital that are identified as being items and amounts with respect to which the Representative and Buyer have been unable to agree and all other items included within the Closing Date Working Capital or Closing Balance Sheet shall be deemed final, conclusive and binding on the parties (and not subject to further review in any forum). In resolving any disputed item (and only such disputed items), the Neutral Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Neutral Accounting Firm’s determination of the Closing Date Working Capital will be based solely on written materials submitted by the Representative and Buyer (i.e., not an independent or de novo review) and on the definition of Working Capital included herein. The Neutral Accounting Firm shall provide its determination within twenty (20) Business Days from the date the parties have submitted all of their supporting documents. The decision of the Neutral Accounting Firm will be final, conclusive and binding upon the parties hereto (and not subject to further review in any forum). Neither Buyer nor Representative will have any right to, and will not, institute any action challenging such determination or any of the matters that are the subject of this Section 1.15, except that the foregoing will not preclude an action to enforce such determination. If the Neutral Accounting Firm’s determination of Closing Date Working Capital is closer to the value initially asserted by Buyer to the Neutral Accounting Firm, then the Representative will pay the costs and expenses of the Neutral Accounting Firm. If the Neutral Accounting Firm’s determination of Closing Date Working Capital is closer to the value initially asserted by the Representative to the Neutral Accounting Firm, then Buyer will pay the costs and expenses of the Neutral Accounting Firm. Each of Buyer and the Representative will cooperate with and assist the Neutral Accounting Firm to determine the final Closing Date Working Capital and Closing Balance Sheet, including by making available and granting reasonable access to records and employees.
(e)    Within five (5) Business Days of the final determination of the Closing Date Working Capital in accordance with this Section 1.15:

(i)    if the Estimated Working Capital and the Closing Date Working Capital are both within the Working Capital Collar, then no adjustment to the Aggregate Merger Consideration shall be made;
(ii)    if the Estimated Working Capital is within the Working Capital Collar and the Closing Date Working Capital is greater than $1,250,000, then Buyer shall pay to each Rights Holder that has complied with the exchange requirements set forth in Section 1.14 an amount equal to such Rights Holder’s Pro Rata Share of (1) the Closing Date Working Capital minus (2) $1,250,000 in accordance with the payment instructions set forth on the Spreadsheet;
(iii)    if the Estimated Working Capital is within the Working Capital Collar and the Closing Date Working Capital is less than $750,000, then Buyer shall be entitled to recover an amount equal to (1) $750,000 minus (2) the Closing Date Working Capital from the Escrow Amount (without any amount subject to, or counted toward, the Threshold Amount), and the Escrow Agent shall distribute such amount to Buyer in accordance with the terms of the Escrow Agreement;
(iv)    if the Estimated Working Capital is greater than $1,250,000 and the Closing Date Working Capital is within the Working Capital Collar, then Buyer shall be entitled to recover an amount equal to (1) the Estimated Working Capital minus (2) $1,250,000 from the Escrow Amount (without any amount subject to, or counted toward, the Threshold Amount), and the Escrow Agent shall distribute such amount to Buyer in accordance with the terms of the Escrow Agreement;
(v)    if the Estimated Working Capital and the Closing Date Working Capital are both greater than $1,250,000 and the Closing Date Working Capital is less than the Estimated Working Capital, then Buyer shall be entitled to recover an amount equal to (1) the Estimated Working Capital minus (2) the Closing Date Working Capital from the Escrow Amount (without any amount subject to, or counted toward, the Threshold Amount), and the Escrow Agent shall distribute such amount to Buyer in accordance with the terms of the Escrow Agreement;
(vi)    if the Estimated Working Capital and the Closing Date Working Capital are both greater than $1,250,000 and the Closing Date Working Capital is greater than the Estimated Working Capital, then Buyer shall pay to each Rights Holder that has complied with the exchange requirements set forth in Section 1.14 an amount equal to such Rights Holder’s Pro Rata Share of (1) the Closing Date Working Capital minus (2) the Estimated Working Capital in accordance with the payment instructions set forth on the Spreadsheet;
(vii)    if the Estimated Working Capital is greater than $1,250,000 and the Closing Date Working Capital is less than $750,000, then Buyer shall be entitled to recover an amount equal to (1) the Estimated Working Capital, minus (2) the Closing Date Working Capital, minus (3) $500,000 from the Escrow Amount (without any amount subject to, or counted toward, the Threshold Amount), and the Escrow Agent shall distribute such amount to Buyer in accordance with the terms of the Escrow Agreement;
(viii)    if the Estimated Working Capital is less than $750,000 and the Closing Date Working Capital is within the Working Capital Collar, then Buyer shall pay to each Rights Holder that has complied with the exchange requirements set forth in Section 1.14 an amount equal to such Rights Holder’s Pro Rata Share of (1) $750,000 minus (2) the Estimated Working Capital in accordance with the payment instructions set forth on the Spreadsheet;

(ix)    if the Estimated Working Capital is less than $750,000 and the Closing Date Working Capital is greater than $1,250,000, then Buyer shall pay to each Rights Holder that has complied with the exchange requirements set forth in Section 1.14 an amount equal to such Rights Holder’s Pro Rata Share of (1) the Closing Date Working Capital, minus (2) the Estimated Working Capital, minus (3) $500,000 in accordance with the payment instructions set forth on the Spreadsheet;
(x)    if the Estimated Working Capital and the Closing Date Working Capital are both less than $750,000 and the Closing Date Working Capital is less than the Estimated Working Capital, then Buyer shall be entitled to recover an amount equal to (1) the Estimated Working Capital minus (2) the Closing Date Working Capital from the Escrow Amount (without any amount subject to, or counted toward, the Threshold Amount), and the Escrow Agent shall distribute such amount to Buyer in accordance with the terms of the Escrow Agreement; and
(xi)    if the Estimated Working Capital and the Closing Date Working Capital are both less than $750,000 and the Closing Date Working Capital is greater than the Estimated Working Capital, then Buyer shall pay to each Rights Holder that has complied with the exchange requirements set forth in Section 1.14 an amount equal to such Rights Holder’s Pro Rata Share of (1) the Closing Date Working Capital minus (2) the Estimated Working Capital in accordance with the payment instructions set forth on the Spreadsheet.
1.16    Earnout
(a)    2015 Revenue Earnout. Subject to the last sentence in Section 4.5, with respect to the First Earnout Period, Parent shall pay or cause to be paid (without interest thereon) no later than September 15, 2015, to each Rights Holder entitled to participate in the Earnout Payments who has surrendered their Certificates, if any, to the Paying Agent in accordance with Section 1.14, an amount equal to the First Earnout Per Share Payment, if any, payable on such Rights Holder’s shares of NMI Capital Stock, Vested Options, Warrants or Convertible Debt. The amount of cash each Rights Holder is entitled to receive pursuant to this Section 1.16(a) shall, on each payment date, be rounded down to the nearest cent and computed after aggregating all cash amounts payable hereunder.
(b)    2016 Revenue Earnout. Subject to the last sentence in Section 4.5, with respect to the First Earnout Period, Parent shall pay or cause to be paid (without interest thereon) no later than September 15, 2016, to each Rights Holder entitled to participate in the Earnout Payments who has surrendered their Certificates, if any, to the Paying Agent in accordance with Section 1.14, an amount equal to the Second Earnout Per Share Payment, if any, payable on such Rights Holder’s shares of NMI Capital Stock, Vested Options, Warrants or Convertible Debt. The amount of cash each Rights Holder is entitled to receive pursuant to this Section 1.16(b) shall, on each payment date, be rounded down to the nearest cent and computed after aggregating all cash amounts payable hereunder.
(c)    Determinations and Procedures.
(i)    The parties acknowledge and agree that after the Effective Time, except as set forth in this Section 1.16(c), Parent has the right to operate, fund and manage the business of the Surviving Corporation in any way that Parent deems commercially reasonable in the exercise of its business judgment, and, subject to the foregoing, Parent and its Affiliates have no obligation, express, implied or otherwise, to operate, fund or manage the Surviving Corporation or any of the NMI business in order to achieve any Earnout Payments (and no statements made, or any discussions undertaken, at any time prior to the Closing Date, with any Persons affiliated with NMI or any of its Affiliates, regarding future product roadmaps, technology development, resource allocations, reporting lines or employee responsibilities, by any Person, whether employed by Parent or any of its Affiliates or engaged as an advisor or representative of Parent or any of its Affiliates, shall be binding in any respect, or limit, restrict or otherwise affect the terms or intent of this Section 1.16(c)); provided, however, that Parent shall, and shall cause its Affiliates (including the Surviving Corporation) to, (A) act at all times with respect to the Surviving Corporation and its business in good faith, (B) not take any intentional action in bad faith that could reasonably be expected to adversely affect any Earnout Payments, and (C) not take any intentional action without reasonable basis which is intended to, or the primary effect of which is to, delay or prevent any Earnout Payments from being achieved. The parties further acknowledge and agree that (1) the amounts of the Earnout Payments are speculative and subject to numerous factors outside the control of Parent and its Affiliates and each Rights Holder acknowledges and confirms, by his, her or its delivery of securities or a Letter of Transmittal to Parent, or its agent, under this Agreement, that it has not relied on, and has not been induced to enter into this Agreement on the basis of, any representation, statement or other communication, whether written or oral, by Parent or any of its Affiliates, NMI or any representatives of either, including any investment banking professionals engaged by Parent or NMI, that it has any entitlement to, or assurance of, receiving all or any portion of the Earnout Payment, and (2) there is no assurance that the Rights Holders will receive any Earnout Payment and neither Parent nor any of its Affiliates has not promised or projected any Earnout Payments.
(ii)    Parent shall, and shall cause its Affiliates (including the Surviving Corporation) to, keep books and records sufficient to calculate any Earnout Payments.
(iii)    All calculations with respect to IoT Revenue and Broadcast Revenue shall be calculated by Parent in accordance with Generally Accepted Accounting Principles, as applied by Parent in its financial statements.
(iv)    On or before the date any Earnout Payment is due, Parent shall prepare and deliver to the Representative a statement setting forth in reasonable detail the IoT Revenue and the Broadcast Revenue for the applicable Earnout Period and a calculation of the Earnout Payment, if any, owing for such period (each such statement, an “Earnout Statement”) and provide Representative with (1) reasonable access to relevant books, records, documents, schedules and workpapers of Parent and the Surviving Corporation and its Subsidiaries to the extent reasonably necessary to enable the Representative to verify the accuracy of the Earnout Statement, and (2) reasonable access to the employees and representatives of the Parent and the Surviving Corporation and its Subsidiaries to respond to relevant questions from the Representative.
(v)    On the Closing Date, NMI shall prepare and deliver to Parent a statement (the “First Earnout Period Pre-Closing Revenue Statement”) setting forth in reasonable detail (a) IoT Revenue for the period from July 1, 2014 through the Closing Date, calculated in accordance with GAAP and subject to adjustment (if any) as a result of the dispute resolution mechanism outlined in the immediately following sentence (the “First Earnout Period Pre-Closing IoT Revenue”), and (b) Broadcast Revenue for the period from July 1, 2014 through the Closing Date, calculated in accordance with GAAP and subject to adjustment (if any) as a result of the dispute resolution mechanism outlined in the immediately following sentence (the “First Earnout Period Pre-Closing Broadcast Revenue”). In the event Parent disagrees with NMI’s determination of the revenue amounts set forth in the First Earnout

Period Pre-Closing Revenue Statement, Parent shall be entitled to use, and NMI shall be obligated to accept and use, the dispute resolution mechanism set forth for Earnout Payments below in Section 1.16(d) to resolve such dispute.
(d)    Earnout Dispute Resolution.
(i)    If the Representative disagrees with Parent’s determination of the Earnout Payment amount as set forth in the Earnout Statement for any Earnout Period, the Representative shall notify Parent in writing of such disagreement within twenty (20) Business Days after delivery of the Earnout Statement (failure to deliver a notice of disagreement with such twenty (20) Business Day period shall constitute final acceptance by all Rights Holders and the Representative of Parent’s determination and calculation of the Earnout Payment and Earnout Statement), which notice shall describe the nature of any such disagreement in reasonable detail. During the twenty (20) calendar day period following any notice of disagreement delivered pursuant to the preceding sentence, Parent and the Representative shall negotiate in good faith in order to attempt to resolve any such disagreement. If Parent and the Representative are unable to resolve such disagreement within such twenty (20) calendar day negotiation period, at the election of either Parent or the Representative, they shall each submit their respective proposed Earnout Payment amount to the Neutral Accounting Firm, which shall, prior to undertaking its review, execute a non-disclosure agreement acceptable to Parent, and Parent shall provide the Neutral Accounting Firm, which shall be jointly retained by the Representative and Parent, with reasonable access to relevant books, records, documents, schedules and workpapers of Parent to the extent reasonably necessary to enable the Neutral Accounting Firm to verify Parent’s determination of the Earnout Payment amount for the Earnout Period covered by such Earnout Statement; provided that access shall be provided at reasonable times upon reasonable prior notice to Parent and under reasonable circumstances and shall not unreasonably interfere with the business operations of Parent. If the Representative fails to deliver such a notice of disagreement in such twenty (20) Business Day period, the Representative on behalf of all Rights Holders shall have irrevocably and unconditionally waived its right to contest, and shall be deemed to have agreed to, the Earnout Statement at issue and the Earnout Payment amount shown thereon.
(ii)    The Neutral Accounting Firm will only consider those specific issues and matters as to which Parent and the Representative have disagreed, this Agreement and the books, records, documents, schedules and workpapers that each of Parent and the Representative may submit to the Neutral Accounting Firm, which may include all of such party’s calculations with respect to the subject matter of the disagreement and all of its information, arguments and support for its position. The Neutral Accounting Firm shall not consider, or be entitled to reference or otherwise include in its review or deliberations, any materials other than those referred to in the preceding sentence. Parent and the Representative shall direct the Neutral Accounting Firm to deliver to Parent and the Representative, as promptly as practicable and in any event within twenty (20) Business Days after its appointment, a written report setting forth the resolution of any such disagreement. The determination of the Neutral Accounting Firm shall be final, binding and conclusive upon Parent and the Representative. Judgment may be entered upon the determination of the Neutral Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees, expenses and costs of the Neutral Accounting Firm shall be borne by the party which submits the proposed Earnout Payment amount to the Neutral Accounting Firm that varies the greatest amount from the final Earnout Payment amount determined by the Neutral Accounting Firm hereunder, and if such party is the Representative, then such fees, costs and expenses shall be borne by the Representative solely on behalf of the Rights Holders. Parent shall make or cause to be made the final Earnout Payment, if any, in the amount as determined by the Neutral Accounting Firm promptly after such final determination, but in no event more than five (5) Business Days thereafter, in the manner set forth in Section 1.16(a) or Section 1.16(b), as applicable. Any such final Earnout Payment shall be made without any interest or penalty.
(iii)    Notwithstanding anything to the contrary in this Agreement, any dispute, controversy or claim arising solely out of or relating solely to the calculation of any Earnout Payment amount (including the determination of whether any IoT Revenue and Broadcast Revenue derives from Products) shall be settled pursuant to the dispute resolution mechanism set forth in this Section 1.16(d) and any dispute, controversy or claim that is not arising solely out of, or relating solely to, the calculation of any Earnout Payment shall be settled pursuant to the dispute resolution mechanism set forth in Section 4.4(e) and (f).
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF NMI
Subject to the disclosures and other responses set forth in the Disclosure Schedule (which exceptions and responses in order to be effective will specify the section or subsection to which they apply but will also qualify other sections or subsections in this ARTICLE II to the extent that it is reasonably apparent on the face of an exception or response to an objective observer that such exception or response is directly applicable to such other section or subsection), NMI hereby represents and warrants to Buyer as of the Execution Date (except for representations and warranties which address matters only as to a specified date, which NMI hereby represents and warrants as of such specified date) as follows:
2.1    Organization and Qualification.
(a)    NMI and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to carry on its business as presently conducted and to own, operate and lease its assets. NMI and each of its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably expected to have a Material Adverse Effect.
(b)    NMI has made available to Parent through the Data Room true, complete and accurate copies of the Organizational Documents of NMI and each of its Subsidiaries.
(c)    NMI has made available to Parent through the Data Room the minute books containing all records of all proceedings, consents, actions and meetings of the board of directors or any other governing body of (including any committees thereof), and the stockholders, members or other equity holders or owners of, NMI and each of its Subsidiaries (the “Corporate Records”). The Corporate Records contain a complete and accurate summary of all proceedings, consents, actions and meetings of board of directors or any other governing body of (including any committees thereof), and the stockholders, members or other equity holders or owners of, NMI and each of its Subsidiaries that have occurred since inception of each such Person. All actions that require approval of the board of directors or any other governing body of (including any committees thereof), and the stockholders, members or other equity holders or owners of, NMI and each of its Subsidiaries have been duly approved in accordance with Applicable Law.
2.2    Subsidiaries.
(a)    NMI does not have any Subsidiaries other than the Subsidiaries listed on Section 2.2 of the Disclosure Schedule. NMI owns directly or indirectly all of the outstanding shares of capital stock or other equity interest of each of its Subsidiaries. Except as set forth on Section 2.2 of the Disclosure Schedule, neither NMI nor any of its Subsidiaries owns, directly or indirectly, any capital stock, equity or other ownership interest in any other Person (including any representative office or branch office under the laws of any jurisdiction outside of the United States).
(b)    Except as set forth in Section 2.1(b)(i) of the Disclosure Schedule, no jurisdiction in which any NMI Subsidiary operates or conducts business requires the appointment or designation of any director or similar governing body member that is domiciled in, or holding citizenship in, such jurisdiction. Except as set forth in Section 2.1(b)(ii) of the Disclosure Schedule, no NMI Subsidiary has any director or similar governing body member that is not a U.S. citizen.
2.3    Capital Structure.
(a)    The authorized capital stock of NMI consists of (i) 65,000,000 shares of NMI Common Stock, of which 7,060,591 shares are issued and outstanding; and (ii) 40,100,000 shares of NMI Preferred Stock, of which 37,699,470 shares are issued and outstanding, comprising (A) 11,500,000 shares of Series A Preferred Stock (the “Series A Preferred”), of which 11,199,998 shares are issued and outstanding; (B) 8,500,000 shares of Series B Preferred Stock (the “Series B Preferred”), of which 8,474,574 shares are issued and outstanding; (C) 9,800,000 shares of Series C Preferred Stock (the “Series C Preferred”), of which 9,569,021 shares are issued and outstanding; (D) 8,575,000 shares of Series D Preferred Stock (the “Series D Preferred”), of which 6,741,573 shares are issued and outstanding; and (E) 1,725,000 shares of Series 1 Preferred Stock (the “Series 1 Preferred”), of which 1,714,304 shares are issued and outstanding. No shares of NMI Common Stock or NMI Preferred Stock are held in the treasury of NMI.
(b)    NMI has issued and outstanding warrants to purchase (1) 135,000 shares of Series A Preferred, (2) 1,822,470 shares of Series D Preferred, and (3) 748,298 shares of NMI Common Stock, and (4) debt convertible into 3,367,347 shares of NMI Common Stock. The Convertible Debt is convertible into 3,367,347 shares of NMI Common Stock.
(c)    NMI has reserved an aggregate of 15,100,000 shares of NMI Common Stock for issuance to employees and consultants pursuant to the NMI Stock Plan, which reservation has been duly adopted by the board of directors and approved by the stockholders of NMI, under which 11,608,518 shares have been issued, and, exclusive of shares issuable upon exercise of Vested Options and Unvested Options, 1,430,891 shares remain issuable under the NMI Stock Plan.
(d)    Each share of NMI Series A Preferred Stock is convertible into one (1) share of NMI Common Stock; each share of NMI Series B Preferred Stock is convertible into 1.035088 shares of NMI Common Stock; each share of NMI Series C Preferred Stock is convertible into 1.084746 shares of NMI Common Stock; each share of NMI Series D Preferred Stock is convertible into one (1) share of NMI Common Stock; and each share of NMI Series 1 Preferred Stock is convertible into 1.084746 shares of NMI Common Stock. There are no declared or accrued but unpaid dividends relating to any NMI

Capital Stock. All of the issued and outstanding shares of NMI Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of NMI, or any agreement to which NMI is a party or by which it is bound that has not been validly waived and terminated.
(e)    The Spreadsheet, to be delivered in accordance with Section 1.10, shall set forth, as of immediately prior to the Effective Time, a true, complete and accurate list of (i) each holder of NMI Common Stock and NMI Preferred Stock (legal and beneficial), the amount of such Person’s holdings, such Person’s address and, if applicable, the number of shares of NMI Common Stock into which such Person’s holdings of NMI Preferred Stock may be converted; (ii) each holder of Stock Options, the amount of such Person’s holdings, such Person’s address, and the exercise price applicable to each Stock Option such Person holds; and (iii) each holder of Warrants or Convertible Debt, the amount of such Person’s holdings, such Person’s address, the exercise price (if applicable) for such Warrants or Convertible Debt, and the number of shares of NMI Common Stock or NMI Preferred Stock into which such Warrants or Convertible Debt may be converted. The shares of NMI Common Stock and NMI Preferred Stock set forth on the Spreadsheet constitute all of the issued and outstanding NMI Capital Stock, and, except for (i) the Stock Options, Warrants and Convertible Debt set forth in the Spreadsheet and (ii) the Retention RSUs, there are no other existing shareholdings or interests of any kind of any third party in NMI, including options, warrants, convertible debt, restricted stock units, purchase rights, pre-emptive rights, co-sale rights, bring-along rights, rights of first refusal or other Contracts or commitments that could require NMI to sell, transfer, create, issue or otherwise dispose of any share of NMI Capital Stock or any other form of capital in NMI. Except as set forth in this Section 2.3, NMI has no other capital stock authorized, issued or outstanding.
(f)    All outstanding shares of NMI Capital Stock, Vested Options, Unvested Options, Warrants and Convertible Debt have been issued in compliance with all Applicable Laws, including federal, state, local or foreign statutes, laws, rules or regulations, federal and foreign securities laws, state securities or “blue sky” laws and similar laws in foreign jurisdictions and other similar securities laws in any jurisdiction. Except as set forth in Section 2.3(f) of the Disclosure Schedule, Vested Options, Unvested Options, Warrants and Convertible Debt granted to employees or other Persons in China, Egypt, Japan, Korea, India and Taiwan, or any other jurisdiction, by NMI or any of its Subsidiaries have been granted in compliance with all Applicable Laws and none of the holders of such Vested Options, Unvested Options, Warrants and Convertible Debt has any rights of rescission, rights to contest, dissent or otherwise object to the proposed Merger, any of the transactions contemplated by this Agreement, any other entitlements in respect of their interest, or purported interest, in NMI, or to otherwise seek forms or amounts of consideration in respect of their equity, or equity related securities, other than as expressly contemplated and provided by this Agreement.
(g)    All equity securities of each Subsidiary of NMI are legally and beneficially owned by NMI and there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal) or agreements of any kind for the purchase or acquisition from any of NMI’s Subsidiaries of any of its securities or any other form of ownership interests.
(h)    NMI has not issued or granted any Stock Options or other rights to acquire NMI Capital Stock or other equity of NMI (including any right to acquire equity other than that of NMI that has been converted into a right to acquire equity of NMI) that have an exercise price that is less than the fair market value of the underlying equity as of the date such option or right was granted.
(i)    Section 2.3(i) of the Disclosure Schedule sets forth true, complete and accurate copies of the stock ledger, journal and other records of NMI and each of its Subsidiaries reflecting all issuances, transfers and cancellations of equity of (including any options, warrants, equity based awards or other securities exercisable for, or convertible into, equity of) NMI and each of its Subsidiaries, other than the Retention RSUs.
(j)    Except for the NMI Stock Plan, neither NMI nor any of its Subsidiaries currently maintains, or has maintained at any point prior to the Execution Date, any plan providing for the issuance of NMI Capital Stock, Stock Options, Warrants or any other equity, securities or other ownership interests of NMI or any of its Subsidiaries to any of the employees, officers, directors, contractors or consultants of NMI or any of its Subsidiaries. Except as set forth in Section 2.3(j) of the Disclosure Schedule, the NMI Stock Plan does not provide for, and NMI and its Subsidiaries have not issued or granted any Stock Options, Warrants or any other equity, securities or other ownership interests that provide for, “single trigger” acceleration, and NMI and its Subsidiaries have not issued or granted any Stock Options, Warrants or any other equity, securities or other ownership interests that will otherwise accelerate or vest in connection with the Merger or any of the transactions contemplated by this Agreement.
(k)    The First Earnout Pre-Closing Revenue Statement, to be delivered in accordance with Section 1.16(c)(v) shall set forth, as of immediately prior to the Effective Time, the true, complete and correct amount of each of the First Earnout Pre-Closing IoT Revenue and the First Earnout Pre-Closing Broadcast Revenue.
(l)    Except for holders of (i) NMI Preferred Stock who elect in writing to convert their shares of NMI Preferred Stock into shares of NMI Common Stock on or prior to the Closing and (ii) Series 1 Preferred, no holder of NMI Preferred Stock is entitled to receive any Earnout Payments or to participate in any payments made in accordance with Section 1.15(e). Upon payment of their allocable portion of the Aggregate Merger Consideration at the Closing in accordance with the terms of this Agreement, each holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred who does not elect in writing to convert their shares into shares of NMI Common Stock on or prior to the Closing will have received the respective Series A Liquidation Preference, Series B Liquidation Preference, Series C Liquidation Preference and Series D Liquidation Preference payable to such holder in accordance with the NMI Charter Documents.
2.4    Validity of Contemplated Transactions. NMI has the corporate power, authority and right to execute, deliver and perform this Agreement and the Ancillary Agreements. This Agreement, the Ancillary Agreements, and all other agreements, documents and instruments executed and delivered in connection herewith have been duly executed and delivered on behalf of NMI, and this Agreement, the Ancillary Agreements and such other agreements, documents and instruments constitute the legal, valid and binding obligations of NMI, enforceable against NMI in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity.

2.5    No Conflicts. The execution and delivery by NMI of this Agreement and the Ancillary Agreements does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by NMI with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation of any obligation under, or result in the loss of any right or benefit under, or impose any additional obligations or create any additional rights under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of NMI or any of its Subsidiaries under, any provision of (a) any Contract, Applicable Law or Permit to which NMI or any of its Subsidiaries is a party or legally subject or by which any of their respective properties or assets is bound or legally subject, (b) the Organizational Documents of NMI or any of its Subsidiaries or any securities issued by NMI or any of its Subsidiaries or (c) assuming expiration or termination of any required waiting period under the HSR Act or any Other Anti-Trust Law and the receipt of any required Authorizations as described in Section 2.6, any judgment or law applicable to NMI or any of its Subsidiaries or its properties or assets, other than any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
2.6    Consents. No Authorizations of, Orders of, consent of, waiting period expirations or terminations, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to NMI or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, other than those required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the Merger and the other transactions contemplated hereby, except for such Authorizations, Orders, consents, registrations, declarations, waiting period expirations or terminations, filings and notices as may be required under the HSR Act. The affirmative votes of (a) the holders of a majority of the outstanding shares of NMI Common Stock and NMI Preferred Stock (voting together as a single voting class on an as-converted to NMI Common Stock basis), (b) the holders of a majority of the outstanding shares of NMI Common Stock (voting as a separate voting class), (c) the holders of a majority of the outstanding shares of each series of NMI Preferred Stock (other than the Series 1 Preferred, with each such series voting as a single voting class on an as-converted to NMI Common Stock basis), and (d) the holders of a majority of the outstanding shares of NMI Preferred Stock (voting together as a separate class) are the only votes of the holders of the NMI Capital Stock, and the only class or series votes, necessary to adopt this Agreement and approve the Merger (the affirmative votes described in foregoing clauses (a) through (d), and otherwise necessary to adopt the Agreement and approve the Merger, are collectively referred to as the “Minimum Stockholder Approval”).
2.7    Financial Statements.
(a)    NMI has delivered to Buyer true and complete copies of (a) the audited financial statements of NMI consisting of the consolidated balance sheet dated December 31, 2012 and the related statements of income, retained earnings and cash flows for the periods then ended (the “Audited Financial Statements”), and (b) the unaudited financial statements of NMI consisting of the consolidated balance sheet dated March 31, 2014, and the related statements of income, retained earnings and cash flows for the three month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). A full, true and complete copy of the Unaudited Financial Statements is set forth in Section 2.7(a)(i) to the Disclosure Schedule. The Financial Statements

are true and correct in all material respects and have been prepared in accordance with GAAP throughout the periods indicated (except that the Unaudited Financial Statements do not contain notes and are subject to normal recurring year-end adjustments). The Financial Statements, including the related notes, fairly present in all material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of NMI at the dates indicated and such statements of income, retained earnings and cash flows fairly present in all material respects the results of operations, changes in retained earnings and cash flows of NMI for the periods indicated. There has been no change in NMI’s accounting policies, methods or estimates, or the application of GAAP, by NMI in connection with the preparation of its Financial Statements, since December 31, 2012 (the “Balance Sheet Date”) and as used in the preparation of the Audited Financial Statements, except as set forth, and expressly described, in Section 2.7(a)(ii) of the Disclosure Schedule.
(b)    The aggregate amount of Indebtedness of NMI and each of its Subsidiaries within five (5) Business Days of the Execution Date is set forth in Section 2.7(b)(i) of the Disclosure Schedule. Other than the Closing Debt as set forth in Section 2.7(b)(i) of the Disclosure Schedule, which will be fully paid off as reflected in the Payoff Letters, neither NMI nor any Subsidiary will, as of the Closing Date, have any outstanding Indebtedness, except for intercompany Indebtedness owed by, or to, NMI or another Subsidiary of NMI, which intercompany Indebtedness is set forth in Section 2.7(b)(ii) of the Disclosure Schedule.
(c)    None of NMI, its Subsidiaries, or any of their respective officers or independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding (i) the Financial Statements, or the reliability of the systems and processes used to generate the Financial Statements, that has not been resolved , or (ii) the ability of NMI, and its Subsidiaries, to, in a timely manner, accumulate and communicate to NMI’s chief executive officer and chief financial officer the type of information that is required to be disclosed in the Financial Statements. To the knowledge of NMI, there have been no instances of fraud by any officer or employee of NMI or any of its Subsidiaries, whether or not material, that occurred during any period covered by the Financial Statements.
2.8    Absence of Certain Changes or Events.
(a)    Except as expressly permitted by this Agreement, since the Balance Sheet Date, NMI and each of its Subsidiaries has conducted its operations according to its ordinary and usual course of business consistent with past practice, and NMI and each of its Subsidiaries has used its commercially reasonable efforts to preserve intact its business, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with NMI and each of its Subsidiaries.
(b)    Except as expressly permitted by this Agreement or as set forth in Section 2.8(b) of the Disclosure Schedule, since the Balance Sheet Date, neither NMI nor any of its Subsidiaries has:
(i)    suffered any Material Adverse Effect or any change, condition, event or development that reasonably would be expected to have a Material Adverse Effect;
(ii)    issued, sold, granted options or rights to purchase, pledged or authorized the issuance, sale, grant of options or rights to purchase, or pledged or exchanged any NMI Capital Stock or Stock Options (or, in the case of an NMI Subsidiary, any of the securities of such Subsidiary) or any other securities in respect of, in lieu of or in substitution for shares of NMI Capital Stock (or, in the case of an NMI Subsidiary, any of the securities of such Subsidiary) outstanding on the Execution Date;
(iii)    otherwise acquired or redeemed, directly or indirectly, or amended the terms of any NMI Capital Stock or Stock Options (or, in the case of an NMI Subsidiary, any of the securities of such Subsidiary);
(iv)    split, combined or reclassified any NMI Capital Stock (or, in the case of an NMI Subsidiary, any of the securities of such Subsidiary) or declared, set aside, made or paid any dividend or distribution (whether in cash, stock or property) on any NMI Capital Stock (or, in the case of an NMI Subsidiary, any of the securities of such Subsidiary);
(v)    made or offered to make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, involving the payment or receipt of consideration of, in the aggregate, Ten Thousand Dollars ($10,000) or more, except for purchases of materials or licenses of non-essential Intellectual Property made in the ordinary course of business and consistent with past practice;
(vi)    entered into a Material Contract or amended any Material Contract in either case outside of the ordinary course of business (provided that any such Material Contract or amendment is specifically identified in Schedule 2.10(a) of the Disclosure Schedule), or granted any release or relinquishment of any rights under any Material Contract;
(vii)    incurred or assumed any Indebtedness, or incurred or assumed any Liens, pledges, security interests or other encumbrances, other than the Permitted Liens;
(viii)    assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;
(ix)    made any loans, advances or capital contributions to, or investments in, any other Person;
(x)    changed any of the accounting principles or practices used by it;
(xi)    made any Tax election or settled or compromised any material federal, state or local income tax liability;
(xii)    proposed or adopted any amendments to its Organizational Documents;
(xiii)    granted any stock-related, performance or similar awards or bonuses;
(xiv)    forgiven any loans to employees, officers or directors or any of their respective affiliates or associates;
(xv)    except in connection with filling employment vacancies in a manner, and on economic terms, consistent with prior practices, entered into any new, or amended any existing, employment, severance, consulting or salary continuation Contracts with any officers, directors, employees or contractors, or granted any increases in the compensation or benefits to officers, directors, employees and contractors (other than increases to persons who are not officers or directors in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense of NMI and its Subsidiaries taken as a whole);

(xvi)    entered into, amended, or extended any collective bargaining or other labor Contract;
(xvii)    adopted, amended or terminated any of the NMI Benefit Plans, the NMI Stock Plan or other employee benefit plan or arrangement, except as required to permit the grant of the Retention RSUs pursuant to the NMI Stock Plan;
(xviii)    settled or agreed to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or paid, discharged or satisfied or agreed to pay, discharge or satisfy any claim, liability or obligation (absolute accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the Financial Statements as of the Balance Sheet Date;
(xix)    incorporated, formed or otherwise established or created any Subsidiary;
(xx)    entered into any transaction or series of related transactions (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except transactions necessary or desirable for the prudent operation of its business consistent with past practice and on terms no less favorable to it than would be obtainable in a comparable arm’s length transaction with a person that is not an affiliate thereof; or
(xxi)    agreed to take any of the foregoing actions.
2.9    No Undisclosed Liabilities. Neither NMI nor any of its Subsidiaries has any Liabilities (whether or not required to be reflected in the Financial Statements in accordance with GAAP), except for those (a) reflected in, reserved against or shown on the balance sheet included in the Financial Statements as of March 31, 2014 (the “Interim Balance Sheet”) or (b) that have arisen or were incurred after the date of the Interim Balance Sheet (the “Interim Balance Sheet Date”) in the ordinary course of business and (i) none of which is material to the conduct of the business of NMI or is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit and (ii) each of which will be set forth in the Working Capital Certificate as Liabilities of NMI and its Subsidiaries on a consolidated basis.
2.10    Material Contracts.
(a)    Except for this Agreement and the Contracts specifically identified in Section 2.10(a) of the Disclosure Schedule (with each of such Contracts specifically identified under subsection(s) of such Section 2.10(a) that correspond to the subsection or subsections of this Section 2.10(a) applicable to such Contract), neither NMI nor any of its Subsidiaries is a party to or bound by any of the following Contracts (each a “Material Contract”):
(i)    any advertising, agency, original equipment manufacturer, sales representative, reseller, distribution, joint marketing, joint development or joint venture Contract;
(ii)    any Contract between NMI or any of its Subsidiaries and any Significant Customer or Significant Supplier;
(iii)    (1) any Contract for the manufacture, testing, assembly or packaging of NMI’s or any of its Subsidiaries’ products and (2) any other Contract for the purchase of materials,

supplies, equipment or services that involves the payment by NMI or any of its Subsidiaries of more than $50,000 over the life of the Contract;
(iv)    any Contract that involves the payment by NMI or any of its Subsidiaries of more than $50,000 over the life of the Contract or that expires (or may be renewed at the option of any Person other than the Company or any of its Subsidiaries so as to expire) more than six months after the Execution Date;
(v)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, or any leasing transaction of the type required to be capitalized;
(vi)    any Contract under which NMI or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by NMI or any of its Subsidiaries or any other Person of the Intellectual Property Rights of any Person;
(vii)    any Contract providing for a capital expenditure in excess of $50,000;
(viii)    any Contract in accordance with which NMI or any of its Subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other tangible personal property and involving in the case of any such Contract more than $50,000 over the life of the Contract;
(ix)    any Contract in accordance with which NMI or any of its Subsidiaries is a lessor or lessee of any real property;
(x)    any Contract providing rights to any Owned Intellectual Property to any third party Person;
(xi)    any Contract providing for the development of any Software, content, technology or Intellectual Property for NMI or any of its Subsidiaries, or providing for the purchase by or license to (or for the benefit or use of) NMI or any of its Subsidiaries of any Software, content, technology or Intellectual Property, which Software, content, technology or Intellectual Property is used or incorporated in connection with any aspect or element of any product, service or technology of NMI or any of its Subsidiaries or sold by NMI or any of its Subsidiaries, in each case excluding Generally Available Software;
(xii)    any Contract with an Affiliate of NMI;
(xiii)    any Contract relating to (a) the disposition or acquisition of assets, except for the sale of products or services in the ordinary course of business, (b) the acquisition of any ownership interest in any Person, or (c) an earnout or similar payment or arrangement based on the future earnings or revenue of NMI or any of its Subsidiaries;
(xiv)    any Contract, including grant agreements, with any Governmental Entity;
(xv)    any Contract under which NMI’s entering into this Agreement or the consummation of the Merger would give rise to, or trigger the application of, any rights of any Person or any obligations of NMI or any of its Subsidiaries that would come into effect upon the consummation of the Merger (that would not otherwise arise, be triggered or come into effect absent the consummation of the Merger);
(xvi)    any Contract relating to the settlement or release of any material Action;
(xvii)    any Contract that results in any Person holding a power of attorney from NMI or any of its Subsidiaries;
(xviii)    any hedging, futures, options or other derivative capital markets Contract;
(xix)    any Contract that would, or that purports to affect or bind Parent or Sub, or any of Parent’s affiliates, after the Merger as a result of Parent becoming an “affiliate” of NMI or any of its Subsidiaries through the Merger; or
(xx)    any Contract with any investment banker, broker, advisor or similar Person, or any accountant, legal counsel or other person retained by NMI or any of its Subsidiaries, in connection with this Agreement and the Merger.
(b)    A true, complete and accurate copy of each Material Contract (including all amendments, modifications, extensions, supplements, interpretative letters and renewals thereof and related waivers, notices and agreements related thereto) has been provided to the Buyer in the Data Room. All Material Contracts are in executed written form, and NMI and each of its Subsidiaries has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and neither NMI nor any of its Subsidiaries is in default of any material provision in respect of, any Material Contract. Each of the Material Contracts is a valid and binding agreement of NMI or its Subsidiaries and, to the Knowledge of NMI, the other parties thereto, is in full force and effect and valid and enforceable in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and general principles of equity that restrict the availability of equitable remedies), and there exists no default or event of default or event, occurrence, condition or act that could reasonably be expected to result in NMI or its Subsidiaries not enjoying all economic benefits that NMI or its Subsidiaries enjoyed before the Closing and to which it is entitled post-Closing under any Material Contract.
(c)    The effectiveness of the Merger contemplated by this Agreement will not require any of NMI or any of its Subsidiaries to make any payments of any nature or kind under any Material Contracts except as set forth in Schedule 2.10(c) of the Disclosure Schedule, and none of the payments set forth on Schedule 2.10(c) of the Disclosure Schedule reflects any payments that would have been required absent the effectiveness of the Merger. None of the payments reflected on Schedule 2.10(c) of the Disclosure Schedule will be increased, accelerated or otherwise triggered by the Merger. None of the rights or benefits to which NMI or any Subsidiary was entitled under any Material Contract prior to the effectiveness of the Merger will be modified, or materially affected in any manner, as a result of the consummation of the Merger.
2.11    Intellectual Property.
(a)    Section 2.11(a) of the Disclosure Schedule sets forth a complete and accurate list of the following categories of Intellectual Property owned in whole or in part by NMI or any of its Subsidiaries (excluding Trade Secrets and unregistered Copyrights), including all (i) registered

Trademarks; (ii) registered domain names; (iii) Patents; (iv) registered Copyrights; (v) mask works registered in the U.S. and topographies of micro-electronic semiconductor products registered in countries other than the U.S.; (vi) Software, which is either (1) currently distributed by, or planned to be distributed by, NMI or any of its Subsidiaries as Products or incorporated in Products or (2) used internally by NMI or any of its Subsidiaries and, in each case, which is material for NMI’s business as currently conducted or as planned to be conducted, in each case excluding commercially available standard software; and (vii) Trade Secrets that NMI has specifically identified as material for NMI’s business as currently conducted, and, in the case of each of the foregoing clauses (i) through (vii), specifying, as applicable: (A) the category of such Intellectual Property, (B) the record owner(s) (and the beneficial owner(s), if different) of such Intellectual Property, (C) if applicable, the jurisdictions in which such Intellectual Property has been registered, or in which an application for such issuance or registration has been filed, and (D) the registration or application numbers, if applicable. Except as provided in Section 2.11(a) of the Disclosure Schedule, NMI is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property listed in Section 2.11(a) of the Disclosure Schedule. If and to the extent that NMI is the co-owner of any Intellectual Property listed in Section 2.11(a) of the Disclosure Schedule, or any designs, specifications, application programming interfaces, documentation, datasheets or application notes (to the extent they are Intellectual Property) relating to products currently distributed or sold by NMI or any of its Subsidiaries, such co-ownership is expressly indicated in Section 2.11(a) of the Disclosure Schedule, and specifies (x) the name of all of NMI’s or its Subsidiaries’ co-owner(s), and (y) any agreements (if any) between NMI or any of its Subsidiaries and the respective co-owner(s) relating to the terms and conditions of the joint ownership. All of the Owned Intellectual Property is subsisting, and, except for applications or filings, to NMI’s Knowledge, valid and enforceable. For such Intellectual Property listed in Section 2.11(a) of the Disclosure Schedule as is subject to any issuance, registration, application or filing by, to or with any governmental authority or authorized private registrar (“IP Registrations”), all required filings and fees have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all IP Registrations are in good standing. None of the Patents in the Owned Intellectual Property is subject to a terminal disclaimer with respect to a Patent that is not in the Owned Intellectual Property.
(b)    The Intellectual Property listed in Section 2.11(a) of the Disclosure Schedule, and all material unregistered Copyrights, Trade Secrets and Know-How that are owned by NMI or any of its Subsidiaries and comprised within NMI’s or its Subsidiaries’ Intellectual Property (“Owned Intellectual Property”), each are, except as set forth in Section 2.11(b) of the Disclosure Schedule, free and clear of any mortgages, Liens, pledges, security interests, charges, claims, restrictions and other encumbrances (excluding the Permitted Liens) and, subject to the Contracts listed in Section 2.11(c)(i) of the Disclosure Schedule, neither NMI nor any of its Subsidiaries has entered into any Contract with any third party resulting in any other condition or restriction (other than Permitted Liens) limiting the use of the Owned Intellectual Property.
(c)    Section 2.11(c)(i) of the Disclosure Schedule sets forth a complete and accurate list of all (i) Contracts under which NMI or any of its Subsidiaries uses or is permitted to use any Intellectual Property other than Owned Intellectual Property and other than Generally Available Software, and (ii) Contracts under which NMI, any of its Subsidiaries or any of their respective Affiliates have granted to others the right to use or has granted others a covenant not to assert or not to sue for use of, any of its Owned Intellectual Property (other than non-exclusive technology licenses to Owned Intellectual

Property granted in the ordinary course of business in connection with the sale and distribution of Products, none of which contains or includes any form of covenant not to assert or not to sue in respect of any Patents). To NMI’s Knowledge, there are no outstanding or threatened disputes or disagreements with respect to the Contracts listed in Section 2.11(c)(i) of the Disclosure Schedule. All Contracts listed in Section 2.11(c)(i) of the Disclosure Schedule accurately reflect all obligations of NMI and each of its Subsidiaries to pay any License Fees or other consideration in respect of the rights granted to NMI or its Subsidiaries thereunder. Other than the License Fees payable (1) to the persons, and (2) under the Contracts listed in Section 2.11(c)(i) of the Disclosure Schedule, neither NMI nor any of its Subsidiaries has any obligation to pay license fees, royalties or similar contractual payment obligations for the use of Intellectual Property (“License Fees”) to any person as of the Execution Date, with the exception of License Fees payable for the use of any commercially available standard Software. The manufacture or sale of NMI Products does not require a license under any patent pool (including patent pools related to 802.11 or any other wireless standards) or from any industry standards body, trade associations or other organizations (including MPEG-LA and Via Licensing) pursuant to the rules of which any of those bodies, associations or organizations, or any members thereof, are obligated or undertakes to license Intellectual Property to third parties. Except for Standard Essential Patents that are licensed to NMI or its Subsidiaries pursuant to contracts disclosed under Section 2.11(c)(i) of the Disclosure Schedule, neither NMI nor any of its Subsidiaries requires any Standard Essential Patents to practice any of the technologies incorporated in its products. Except as described in Section 2.11(c)(ii) of the Disclosure Schedule, neither NMI nor any of its Subsidiaries is a member of, or party to, any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license, or otherwise provide any access to, any Owned Intellectual Property to any third party. None of the licenses granted by NMI or any of its Subsidiaries, or to which NMI or any of its Subsidiaries is a party, will, by their terms, apply to Parent and Parent’s other affiliates solely in Parent’s capacity as an “affiliate” of NMI or any of its Subsidiaries, assuming that the Merger is consummated.
(d)    Neither NMI nor any of its Subsidiaries requires the use of any Intellectual Property other than (i) Owned Intellectual Property or Intellectual Property licensed, under effective and fully paid up licenses listed in Section 2.11(c)(i) of the Disclosure Schedule, (ii) licenses to Generally Available Software, or (iii) licenses to open source software listed in Section 2.11(d) of the Disclosure Schedule, to conduct its business as currently conducted, and no licenses to any such Intellectual Property will cease to be binding and in full force and effect due to consummation of the Merger.
(e)    None of the material portions of any Software source code that is part of the Owned Intellectual Property and (i) incorporated and contained in or (ii) used in the development of the Products or Software currently distributed by NMI or any of its Subsidiaries (the “NMI Source Code”) have been made available by NMI or any of its Subsidiaries to any third parties without imposing reasonable confidentiality obligations on such third parties, and NMI and each of its Subsidiaries has taken reasonable measures to safeguard any NMI Source Code. To the Knowledge of NMI, all Products consisting of Software were, at the time of delivery to the applicable end user, free of viruses, worms, Trojan Horses or other similar malicious code. Neither NMI nor any of its Subsidiaries has incorporated into any Product or Software currently distributed or under development by NMI or any of its Subsidiaries any open source software that is subject to any “copyleft” or other obligation or condition that, when used and distributed in the manner currently used and distributed by NMI (i) requires or conditions the use or distribution of the applicable Product or Software on the disclosure, licensing or distribution of any NMI Source Code, or (ii) otherwise imposes any limitation, restriction or condition (x) requiring the distribution or licensing of NMI Source Code, or (y) on the right or ability of NMI or any of its Subsidiaries to use or distribute the applicable Product or Software.
(f)    Unless otherwise set out in Section 2.11(f)(i) of the Disclosure Schedule, NMI and each of its Subsidiaries has paid all due and necessary registration and renewal fees for and has taken reasonable steps to protect and validly maintain the Owned Intellectual Property. Unless otherwise set forth in Section 2.11(f)(ii) of the Disclosure Schedule, (i) there is currently no pending litigation or other proceeding, and (ii) to the Knowledge of NMI, there is no threatened litigation or other proceeding that involves NMI or any of its Subsidiaries with respect to Intellectual Property, or that challenges the validity or enforceability of, or contests NMI’s or any of its Subsidiaries’ rights with respect to, any Owned Intellectual Property (other than normal patent and trademark prosecution proceedings). Neither NMI nor any of its Subsidiaries has received from any third party any written assertion or claim challenging the validity or enforceability of, or contesting NMI’s or any of its Subsidiaries’ rights with respect to, any Owned Intellectual Property or any Contract listed in Section 2.11(c)(i) of the Disclosure Schedule relating to such Owned Intellectual Property.
(g)    With regard to all members of the staff of NMI and each of its Subsidiaries, and their respective independent contractors, agents, representatives, consultants or other third parties named as inventors in the Patents listed in Section 2.11(a) of the Disclosure Schedule and all other members of staff of NMI and each of its Subsidiaries who have developed or may reasonably be expected to develop Intellectual Property related to the business of NMI and its Subsidiaries and all independent contractors, agents, consultants or other third parties that currently work for NMI or any of its Subsidiaries with the intention to develop Intellectual Property related to the business of NMI and its Subsidiaries, in each case, in the course of performing their duties to NMI or a Subsidiary (the “NMI Development Person”) to the extent permitted by applicable law, NMI and each of its Subsidiaries has undertaken the necessary steps to either (i) become, and has become, the sole and exclusive owner of the NMI Development Person’s interest in such Intellectual Property and all Patents with respect thereto, or (ii) acquire, and has acquired, from such NMI Development Person the exclusive right to exercise all economic rights in such Intellectual Property and all Patents with respect thereto. Except for the persons set forth in Section 2.11(g) of the Disclosure Schedule there are no further Persons (including all NMI Development Persons) who have contributed to the inventions covered by Patents listed in Section 2.11(a) of the Disclosure Schedule. To the extent any Software listed in Section 2.11(a) of the Disclosure Schedule or other Owned Intellectual Property has been developed by any NMI Development Person in the execution of his or her respective duties to NMI or a Subsidiary, to the extent permitted by Applicable Laws, NMI or such Subsidiary has secured valid assignments of ownership (and other legal rights), and has acquired the exclusive right to exercise all their economic rights, in such Software or Owned Intellectual Property. As far as Software listed in Section 2.11(a) of the Disclosure Schedule or other Owned Intellectual Property was created by independent contractors, agents, consultants or other third parties for NMI or any of its Subsidiaries, NMI or such Subsidiary has secured therefrom valid assignments of ownership (and other legal rights), or otherwise acquired the exclusive right to exercise all their economic rights in such Software or other Owned Intellectual Property.
(h)    Except as provided in Section 2.11(h) of the Disclosure Schedule, no NMI Development Person has asserted any payment claims in respect of any Intellectual Property in addition to the remuneration expressly agreed in the applicable employment or service Contract and, as of the Execution Date, no NMI Development Person is entitled to any such additional payment claim.
(i)    Except as disclosed in Section 2.11(i) of the Disclosure Schedule, (i) neither the conduct and operations of the business in the manner currently conducted by NMI and its Subsidiaries, nor as previously conducted by NMI and its Subsidiaries, infringes upon, misappropriates, dilutes, violates or otherwise conflicts, or has infringed upon, misappropriated, diluted, violated or otherwise conflicted in any way any Intellectual Property of any third party, and (ii) no person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property. Notwithstanding anything else, (a) with respect to third party Patents and Trademarks, the foregoing representations are made only to NMI’s Knowledge and (b) no other provision of this Agreement will be deemed to be a representation or warranty regarding non-infringement of third party Intellectual Property.
(j)    There are no Actions, assertions or other claims of any kind (including patent office proceedings such as oppositions, interferences, or re-examinations, but excluding normal patent prosecution proceedings) settled, pending, threatened in writing or, to the Knowledge of NMI, otherwise threatened (including in the form of offers to grant a license): (i) alleging any infringement, misappropriation, dilution, violation or other conflict with any Intellectual Property of any Person by NMI or any of its Subsidiaries; (ii) challenging the validity, enforceability, registrability, or ownership of any Owned Intellectual Property or NMI’s or any of its Subsidiaries’ rights with respect to any Owned Intellectual Property; or (iii) by NMI or any of its Subsidiaries or any other Person alleging any infringement, misappropriation, dilution, violation or other conflict by any Person of the Owned Intellectual Property, nor, to NMI’s Knowledge, is there any Basis for such Action, assertion or claim. Except as provided in Section 2.11(j) of the Disclosure Schedule there are, to NMI’s Knowledge, no infringements by any Person of any Owned Intellectual Property or, to NMI’s Knowledge, any breaches by any Person of any licenses or other Contracts involving any Owned Intellectual Property, and neither NMI nor any of its Subsidiaries has made any claims alleging any of the forgoing. Neither NMI nor any of its Subsidiaries are subject to any outstanding or prospective Orders (including any motion or petition therefor) that does or would restrict or impair the use of any Owned Intellectual Property.
(k)    Except as set forth on Schedule 2.11(k) to the Disclosure Schedule, neither NMI nor any of its Subsidiaries has given or received any written notice of, or, to the Knowledge of NMI, any other notice of, any default or of any event that with the lapse of time would constitute a default under any Material Contract relating to the Owned Intellectual Property. Neither NMI nor any of its Subsidiaries is in default with regard to any Material Contract relating to the Owned Intellectual Property, nor, to NMI’s Knowledge, is any other person in default with respect to any such Material Contract.
(l)    NMI and each of its Subsidiaries has taken reasonable measures to protect the confidentiality of its material Trade Secrets and Trade Secrets of third parties subject to confidentiality obligations, including obtaining appropriate written confidentiality obligations in Contracts under which NMI or any of its Subsidiaries licenses out or otherwise discloses any of such material Trade Secrets to third parties. Neither NMI nor any of its Subsidiaries is required under any license agreements, cooperation agreements, sale or transfer agreements or any other agreements, including oral agreements, to (i) enforce any statutory or common law rights it may have against the misappropriation or misuse of its material Trade Secrets by any third party, (ii) license or transfer its material Trade Secrets to third parties, or (iii) otherwise use any of its material Trade Secrets. Except as set forth in Section 2.11(l) of the Disclosure Schedule, and except for non-disclosure agreements entered into in the ordinary course of business (which non-disclosure agreements do not themselves contain a right of license to, or any restrictions, limitations or covenants affecting, Owned Intellectual Property), there are no Contracts in which NMI or any of its Subsidiaries licenses in or out any material Trade Secrets. To NMI’s Knowledge, no third party is misappropriating or misusing any material Trade Secrets of NMI or any of its Subsidiaries, or violating any confidentiality obligation it may have with regard to any material Trade Secrets of NMI or any of its Subsidiaries.
(m)    Except as set forth in Section 2.11(m) of the Disclosure Schedule, (i) there are no warranty claims with respect to Products, embedded firmware or application Software in excess of the reserves set forth in the Financial Statements, and (ii) firmware, application Software, user and publicly distributed technical documentation and written materials that, in each case, constitute Products or describe Products for actual and potential users, are in machine-readable form and contain all current revisions. NMI has delivered to Buyer in the Data Room complete and correct copies of all existing end user and technical documentation related to its integrated circuit and module designs, silicon and module products, embedded firmware and application software in its possession.
(n)    Except as set forth in Section 2.11(n) of the Disclosure Schedule, neither NMI nor any of its Subsidiaries has granted exclusive rights to use, sell or distribute any Product to any third party.
(o)    NMI is a member in good standing of (and has paid all fees, if any, required by) the Wi-Fi Alliance and, for the products set forth on Section 2.11(o) of the Disclosure Schedule, has achieved Wi-Fi Alliance certification with respect to IEEE802.11a/b/g/n and Wi-Fi Direct. None of the claims of any Patent in the Owned Intellectual Property is a Necessary Claim as defined in the Wi-Fi Alliance Intellectual Property Rights Policy.
(p)     Neither NMI nor any of its Subsidiaries has entered into any Contract with, and neither NMI nor any of its Subsidiaries is currently engaged in any discussions or negotiations with respect to any Contract or to any other type of transaction that relates to, or restricts or encumbers in any way, any Owned Intellectual Property, with any of the Persons listed on Schedule 2.11(p) to the Disclosure Schedule (each, a “Restricted Entity”).
(q)    Section 2.11(q) of the Disclosure Schedule sets forth a list of all third party Intellectual Property (other than Generally Available Software) licensed for, used in, incorporated into, or presently intended to be incorporated into, any product, service or technology of NMI or any of its Subsidiaries, or otherwise anticipated to be included within any products set forth on the “roadmap” attached to Section 2.11(q) of the Disclosure Schedule.
(r)    Section 2.11(r)(i) of the Disclosure Schedule sets forth (i) a list of all CAD and EDA tools currently used by NMI or any of its Subsidiaries that are necessary for the conduct of the business of NMI or any of its Subsidiaries (the “CAD Tool Providers”), including the countries in which such CAD and EDA tools are currently used and the number of individuals using such CAD and EDA tools in such countries, and (ii) a complete and accurate list of all Contracts and all other commitments, obligations, price quotes and purchase orders between NMI or any of its Subsidiaries and the CAD Tool Providers. Except as set forth on Section 2.11(r)(ii) of the Disclosure Schedule, all amounts owed by

NMI or any of its Affiliates to CAD Tool Providers will, as of the Closing Date, be fully paid or properly and fully accrued by NMI for all periods through, and including, the Closing Date. NMI and each of its Subsidiaries has all requisite Authorizations (including country licenses) from the CAD Tool Providers necessary to conduct their business as currently conducted and to use the CAD and EDA tools currently used by it, and all of the services performed by any of NMI China, NMI Egypt or NMI Korea for NMI or any other Person have been performed and conducted under duly obtained Authorizations for which all required licensing, maintenance and related fees were timely and properly paid to the applicable CAD Tool Provider.
(s)    NMI and each of its Subsidiaries has complied with all Applicable Laws regarding “inventor compensation” or “invention promotion” in connection with inventions made by their respective directors, officers, employees and consultants (“Service Inventions”), including by, at all times, maintaining and following internal procedures, consistent with Applicable Laws, relating to (i) the disclosure of Service Inventions to NMI or the relevant Subsidiary, (ii) obtaining, for NMI or the relevant Subsidiary, ownership and/or license rights in all Service Inventions, (iii) providing all requisite invention notifications to the inventors of Service Inventions, and (iv) reasonably compensating, consistent with Applicable Laws, each inventor who contributed to or developed any Service Invention.
(t)    None of the Products requires any accreditation or certification under the WLAN Authentication and Privacy Infrastructure (WAPI) standard in connection with the design, use or sale of such Products within China. Neither NMI nor any of its Subsidiaries requires a license to the WAPI standard from IWNCOMM or any of its Affiliates in connection with the design, use or sale of such Products within China.
(u)    Except as provided in Section 2.11(u) of the Disclosure Schedule, neither NMI nor any of its Subsidiaries is a party to a Contract containing a covenant or other agreement that restricts the right of NMI or any of its Subsidiaries to bring any Action against, or otherwise to sue, any Person as a result of the infringement or misappropriation of, or otherwise on the basis of, Owned Intellectual Property.
(v)    There has been no involvement by, and no funding, grants or other subsidies received from, any Governmental Entity, academic or research entity or organization, or other third-party Person in the development of, any of the Owned Intellectual Property such that, as a result of such involvement, funding, grants or subsidies (i) any such Governmental Entity, academic or research entity or organization, or other third-party Person, has any rights in any Owned Intellectual Property, or (ii) there any condition or restriction (other than Permitted Liens) limiting any of the rights of NMI or any of its Subsidiaries in any Owned Intellectual Property.
2.12    Compliance with Law; Authorizations.
(a)    NMI and each of its Subsidiaries is and has at all times been in compliance with all laws, ordinances, governmental or regulatory rules or regulations to which its business or assets are subject (“Regulations”), except where such failure to comply would not have, or would not reasonably be expected to have, a Material Adverse Effect.
(b)    None of NMI, any NMI Subsidiary or any of their respective directors, officers, employees or, to NMI’s Knowledge, agents or any other Person acting on behalf of any such Person has, with respect to the business of NMI and its Subsidiaries, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity, or (ii) made any unlawful payment to any government official, employee, or political party or campaign, or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act, the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions, or any other Applicable Law relating to the conduct of business with Governmental Entities (the “Bribery Laws”).
(c)    Neither NMI nor any of its Subsidiaries has any product, software or technology that is subject to the International Traffic in Arms Regulations (“ITAR”) or is involved in ITAR-regulated activities.
(d)    NMI and each of its Subsidiaries owns, holds, possesses or lawfully uses all Authorizations that are material to the conduct of the business of NMI and its Subsidiaries as now or previously conducted, or that are otherwise required to be owned, held or possessed as a result of any Regulations (“NMI Authorizations”), except where the failure to have such Authorizations would not reasonably be expected to have a Material Adverse Effect. All NMI Authorizations are set forth on Section 2.12(d) of the Disclosure Schedule and are valid and in full force and effect.
(e)    All of NMI’s and its Subsidiaries’ products, services, technology, Software and Owned Intellectual Property that require an import license, export license or re-export license (an “Export License”) from any Governmental Entity in connection with the business of NMI and its Subsidiaries, as now or previously conducted (the “Export Controlled Products”), are set forth on Section 2.12(e) of the Disclosure Schedule. NMI and each of its Subsidiaries has obtained, and currently maintains in full force and effect, all Export Licenses required for its Export Controlled Products.
(f)    No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of NMI or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or adverse modification of any NMI Authorization or Export License. Neither NMI nor any of its Subsidiaries has received written notice, or to the Knowledge of NMI any other notice, regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or adverse modification of, any NMI Authorization or Export License. Neither NMI nor any of its Subsidiaries is in default, nor has it received written notice, or to the Knowledge of NMI any other notice, of any claim of default, with respect to any NMI Authorization or Export License.
(g)    NMI and each of its Subsidiaries has at all times conducted its export transactions in accordance with all Applicable Laws and in compliance, regarding each transaction, with all other applicable import, export and re-export controls in countries in which NMI and each of its Subsidiaries has conducted its export transactions, including the United States Export Administration Act, as amended, the Export Administration Regulations and sanctions administered by the Office of Foreign Assets Control, and similar Applicable Laws in the United States of America, Egypt, Korea, China, Japan, India, Taiwan and other countries. Except as specifically authorized by U.S. Government regulation or specific Export License, NMI and each of its Subsidiaries has not exported, reexported, transferred or diverted any of the Products to (i) any country that is subject to an embargo or trade sanction by the U.S. Government; (ii) any activity related to the design, development, production, stockpiling or use of nuclear, chemical or biological weapons or the design, development or use of certain rocket systems or unmanned air vehicles; or (iii) any person or entity listed as a prohibited or restricted party by the U.S.

Government (e.g., Denied Party, Specially Designated National). NMI and each of its Subsidiaries has at all times maintained all required, and there are no pending, or, to NMI’s Knowledge, threatened claims against NMI or any of its Subsidiaries with respect to any, Export Licenses, license exceptions and other consents, notices, waivers, approvals, Orders, Authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the import, export and re-export of products, services, software and technologies, including without limitation for any Export Controlled Products or any other deliverables, such as demonstrator boards and the like, shipped by NMI or any of its Subsidiaries, and (B) the release of technology and software to foreign nationals located in the United States of America and abroad.
2.13    Litigation.
(a)    No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or to NMI’s Knowledge, threatened against NMI, any of its Subsidiaries or any of their respective officers or directors, or otherwise relates to NMI’s or any of its Subsidiaries’ assets, the business of NMI or any of its Subsidiaries, or the Merger. To NMI’s Knowledge, none of NMI, any of its Subsidiaries or any of their respective officers or directors is a party to or subject to the provisions of any investigation, judgment, Order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that may adversely affect NMI, its Subsidiaries, or any of their respective assets, the business of NMI or any of its Subsidiaries or the Merger.
(b)    There is no litigation pending or, to the Knowledge of NMI, threatened by any current or former director, officer, employee or consultant of NMI or any of its Subsidiaries related to their employment, engagement or involvement with NMI or any of its Subsidiaries, or any of the terms thereof.
2.14    Employee Benefits.
(a)    Section 2.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all (a) severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds or arrangements of any kind, and (b) all other employee benefit plans, Contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in each case in respect of any current or former employees, directors, officers, stockholders, consultants, or independent contractors of NMI or any of its Subsidiaries (whether foreign or domestic) that are sponsored or maintained by NMI or any of its Subsidiaries or with respect to which NMI or any of its Subsidiaries has made or is required to make payments, transfers, or contributions (collectively, “NMI Benefit Plans”).
(b)    A current, accurate and complete copy of each NMI Benefit Plan has been provided to Buyer in the Data Room, including in each case, as applicable, the following materials: (i) the current plan document or, in the case of an unwritten NMI Benefit Plan, a written description thereof, (ii) the current summary plan description and all summaries of material modifications thereto, (iii) the current trust agreements, service agreements, insurance contracts and other documents relating to the funding or payment of benefits under such NMI Benefit Plan, and (iv) documents relating to participation in any provident funds or employee benefit pools.

(c)    Except as contemplated by this Agreement, neither NMI nor any of its Subsidiaries has made any commitment to create an additional Benefit Plan or to amend any NMI Benefit Plan.
(d)    The NMI Benefit Plans have been operated in accordance with, and are in compliance in all material respects with, all Applicable Laws and their respective terms. There are no unfunded liabilities under or in respect of the NMI Benefit Plans, and all contributions or other payments required to be made to or in respect of the NMI Benefit Plans prior to the Closing Date have been made or will be made prior to the Closing Date.
(e)    (i) Neither NMI nor any of its Subsidiaries is in default in performing any of its contractual obligations under any NMI Benefit Plan, (ii) there are no outstanding material Liabilities under any NMI Benefit Plan other than Liabilities for benefits to be paid to participants in an NMI Benefit Plan or their beneficiaries in accordance with the terms of such NMI Benefit Plan, and (iii) no NMI Benefit Plan provides benefits to any employee of NMI or any of its Subsidiaries after termination of employment, except as required under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar Applicable Law.
(f)    No NMI Benefit Plan provides benefits to any individual who is not either a current or former employee of NMI or any of its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee.
(g)    Except as set forth in Section 2.14(g) of the Disclosure Schedule, the consummation of the Merger and/or any of the transactions contemplated by the Agreement or the Ancillary Agreements, either by itself or in connection with the termination of the employment, on or after the Execution Date, of any Person who is, as of the Execution Date, an employee, director, officer or consultant to, or of, NMI or any of its Subsidiaries, does not and, will not (i) entitle any such employee, director, officer or consultant to severance pay, retirement pay, notice pay, unemployment compensation, golden parachute or any other compensation of any kind, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or other benefits due to any such employee of NMI or any of its Subsidiaries, or (iii) result in the payment of any other benefits to any such employee of NMI or any of its Subsidiaries or the forgiveness of any Indebtedness of any current or former employee of NMI or any of its Subsidiaries, in each case, except as contemplated by this Agreement. No former employee, director, officer or consultant to, or of, NMI or any of its Subsidiaries is entitled to receive any of the payments, benefits or other compensation referred to in the preceding sentence as a result of the consummation of the Merger and/or any of the transactions contemplated by the Agreement or the Ancillary Agreements.
(h)    Each NMI Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification or has been established under a standard prototype plan for which an Internal Revenue Service opinion letter has been obtained, and nothing has occurred that could reasonably be expected to adversely affect such qualification. No matching contributions to any 401(k) plan, or similar commitments in respect of NMI Benefit Plans relating to employee pension, severance or retirement, have been made by NMI or any of its Subsidiaries on behalf of their respective employees.
(i)    There are no pending investigations by any Governmental Entity, termination Proceedings or other claims (except routine claims for benefits payable under the NMI Benefit Plans) or

Actions or Orders against or involving any NMI Benefit Plan that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(j)    All contributions, transfers and payments in respect of any NMI Benefit Plan maintained in the United States or otherwise subject to the Code, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code. All Stock Options identified as “incentive stock options” are intended to qualify as incentive stock options under Section 422 of the Code.
(k)    All (i) insurance premiums required to be paid by NMI or any of its Subsidiaries with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made pursuant to, any NMI Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.
2.15    Employee Compensation and Labor Matters.
(a)    Section 2.15(a) of the Disclosure Schedule sets forth a list of all current employees, officers and directors (regular, temporary, part-time or otherwise) of NMI or any of its Subsidiaries, broken out by Subsidiary, and including (i) name, employee number, title and position, (ii) status as exempt or non-exempt (to the extent such status is provided for, or required, under Applicable Law), (iii) base compensation, (iv) bonuses, salary-in-kind, insurance and other benefits received in addition to base compensation, and (v) the length or time period of employment for such employee, officer and director.
(b)    No current employee of NMI or any of its Subsidiaries has given notice to NMI or any of its Subsidiaries of such employee’s intention to terminate such employee’s employment with NMI or any of its Subsidiaries. To NMI’s Knowledge, no employee intends to terminate his or her employment with NMI or any of its Subsidiaries. Neither NMI nor any of its Subsidiaries has any obligation to provide any particular form or period of notice before terminating the employment of any of their respective employees, except as may be required under Applicable Law. There are no consultants or independent contractors that could claim to be, or to have been, employees of NMI or any of its Subsidiaries.
(c)    Neither NMI nor any of its Subsidiaries has any material Liabilities for breach of employment Contracts, wrongful termination, or consulting Contracts to which NMI or any of its Subsidiaries is a party.
(d)    No current, or to NMI’s Knowledge former, employee, director or officer (regular, temporary, part-time or otherwise) of NMI or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, confidentiality agreement, or consulting agreement with NMI or any of its Subsidiaries, nor to NMI’s Knowledge, any non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such Person to be employed by or provide services to NMI or any of its Subsidiaries because of the nature of the business conducted or currently proposed to be conducted by it or to the use of trade secrets or proprietary information of any Person.
(e)    Neither NMI, any of its Subsidiaries, nor any of their respective current employees is a party to, or subject to, any labor union or Collective Bargaining Agreement. To the Knowledge of NMI, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any employees of NMI or any of its Subsidiaries. There have not been, and there are not pending or, to NMI’s Knowledge, threatened, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve any employees of NMI or any of its Subsidiaries. With respect to the employees of NMI and its Subsidiaries, there is no unfair labor practice, charge or complaint or Action pending, unresolved or, to NMI’s Knowledge, threatened before any Governmental Entity, nor have any employees of NMI or any of its Subsidiaries threatened to sue, or bring any Action against, NMI or any of its Subsidiaries for matters related to their employment status or terms of employment. To NMI’s Knowledge, no event has occurred or circumstance exists that may provide the basis of any work stoppage or other labor dispute.
(f)    There are, and have been, no material violations of, and to the Knowledge of NMI no allegations or claims of any violation of, any Applicable Law respecting the hiring, hours, wages, occupational health and safety, employment, promotion, termination or benefits of any employee, contractor or consultant of NMI or any of its Subsidiaries. NMI has filed all material reports, information and notices required under any Applicable Law respecting the hiring, hours, wages, occupational health and safety, employment, promotion, termination or benefits of any employee, contractor or consultant of NMI or any of its Subsidiaries.
(g)     Neither NMI nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, workers compensation, social security or other benefits or obligations for current or former employees of NMI or any of its Subsidiaries (other than in accordance with Applicable Law or routine payments to be made in the ordinary course of business). There are no claims pending against NMI or any of its Subsidiaries under any workers’ compensation plan or policy, for unemployment compensation benefits or for long term disability. No current or former employee, contractor or consultant of NMI or any of its Subsidiaries has been involved in an accident in the course of such employment, contracting or consulting that would have caused other than minor injury nor has any such person been exposed to occupational health hazards in the service of NMI or any of its Subsidiaries. There have been no claims (settled or unsettled) for injury or occupational health hazard against NMI or any of its Subsidiaries by any employee, contractor or consultant, nor is there any Basis for such a claim to NMI’s Knowledge.
(h)    True, accurate and complete copies of all material written or unwritten personnel manuals, handbooks, policies, rules or procedures currently in effect applicable to any employee of NMI or any of its Subsidiaries, or otherwise implied by the course of dealing of NMI or any of its Subsidiaries with its respective employees, have heretofore been provided to Buyer in the Data Room.
(i)    NMI and each of its Subsidiaries has paid or properly accrued all wages and compensation due to its respective employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses. Neither NMI nor any of its Subsidiaries has, and, at Closing, neither NMI nor any of its Subsidiaries will have, any accrued unpaid liabilities relating to its employees, directors or officers (regular, temporary, part-time or otherwise) other than for (i) unpaid salaries and fringe benefits since the last payroll period, (ii) holiday, sick-leave or vacation entitlements, whether accrued or unaccrued, for any service provided on or at any time prior to the Closing Date (all such accrued and unaccrued payments being collectively referred to as the “Unpaid Employee Vacation Amounts”), which Unpaid Employee Vacation Amounts shall be fully paid by NMI at or prior to Closing and are set forth in Section 2.15(i)(1) of the Disclosure Schedule, and (iii) employee (including directors and Persons employed on a regular, part-time, temporary or other basis) bonuses or similar incentive or performance payments for any service provided on or at any time prior to the Closing Date, whether accrued or unaccrued (all such accrued and unaccrued bonus or incentive payments being collectively referred as the “Unpaid Employee Bonuses”), which Unpaid Employee Bonuses shall be fully paid by NMI at or prior to the Closing and are set forth in Section 2.15(i)(2) of the Disclosure Schedule. At Closing, NMI will not have any accrual for, or obligation to make any payment in respect of, any Transaction Bonuses, Unpaid Employee Bonuses or Unpaid Employee Vacation Amounts, all of which shall be fully paid as of, or prior to, the Closing Date. Except for payment of the Transaction Bonuses, neither NMI nor any of its Subsidiaries has any obligation to make any severance, transaction or similar payments to any Person as a result of the Merger, except for statutory severance that may be required under applicable non-U.S. laws, and neither NMI nor any of its Subsidiaries has accelerated, or agreed to accelerate, any vesting or other compensation for any Person as a result of the transactions contemplated by this Agreement.
(j)    There are no Actions, charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, gender identity, religion, disability or veteran status) pending or, to NMI’s Knowledge, threatened before any Governmental Entity against NMI or any of its Subsidiaries pertaining to any current or former employee, nor to NMI’s Knowledge is there any Basis for such a claim.
(k)    NMI and each of its Subsidiaries has duly paid in full and in a timely manner (i) all social security contributions, social provision contributions and any other kind of costs or expenses to be paid in accordance with applicable social security regulations and is up to date in their social security payment obligations and has filed all relevant due statements, notices and forms, and (ii) all employee, payroll, withholding and other similar Taxes required to be paid in connection with the employment of each of the current and former employees of NMI or any of its Subsidiaries and has filed all relevant due statements, notices and forms.
(l)    To NMI’s Knowledge, each employee, director or officer (regular, temporary, part-time or otherwise) of NMI or any of its Subsidiaries is in compliance with all applicable visa and work permit requirements. No visa or work permit held by any such individual will expire during the six-month period beginning on the Execution Date.
(m)    NMI and each of its Subsidiaries is in compliance with any Applicable Laws regarding redundancies, reductions in force, mass layoffs, collective dismissals, collective relocations, collective modification of employment conditions, temporary reduction of working time and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other governmental authority. Neither NMI nor any of its Subsidiaries has at any time taken any action that would trigger notice requirements or liability for any such redundancies, reductions in force, mass layoffs, collective dismissals, collective relocations, collective modification of employment conditions, temporary reduction of working time or plant closings. Neither NMI nor any of its Subsidiaries has at any time taken any action that resulted in (or will result in) the termination of employment of ten (10) or more employees in any country outside of the United States of America during any ninety (90) day period.
(n)    No employee of NMI or any of its Subsidiaries has worked for NMI or any of its Subsidiaries for more than 21 calendar days in any given calendar year in any country other than the country where their respective NMI employer is located.
(o)    Except as set forth in Section 2.15(o) of the Seller Disclosure Schedule, neither NMI nor any of its Subsidiaries has entered into any commitment or Contract with any of its directors, officers, employees or consultants regarding any increase in salary, bonus or any other compensation since December 31, 2013.
(p)    Section 2.15(p) of the Disclosure Schedule sets forth a list of all Persons terminated, whether voluntarily or involuntarily, from NMI or any of its Subsidiaries since January 1, 2014, including position, length of service prior to termination, severance or other compensation paid in connection with termination, and such Person’s current employer (if known). Current, accurate and complete copies of any Contracts or other documents relating to any involuntary terminations at NMI or any of its Subsidiaries have been provided to Buyer in the Data Room.
(q)    NMI and its Subsidiaries are in compliance in all material respects with all Applicable Laws regarding affirmative action, employment equity, employment reservation, positive discrimination or similar employment quotas.
2.16     Customers, Suppliers and Contractors
(a)    Section 2.16(a) of the Disclosure Schedule sets forth (i) the names and addresses of each customer of the business of NMI or any of its Subsidiaries that have ordered and paid for NMI Products or services (including non-recurring engineering services and support, maintenance and other professional services) since January 1, 2012 that has contributed, or is expected to contribute in calendar year 2014, in excess of five percent (5%) of the revenues of NMI’s or such Subsidiaries’ business since December 31, 2011 (each, a “Significant Customer”), listed by revenue, and (ii) the amount for which each Significant Customer was invoiced during such period. Neither NMI nor any of its Subsidiaries has received any written notice, and neither NMI nor any of its Subsidiaries has any reason to believe, that any Significant Customer (1) has ceased, or will cease, to use Products or services, (2) has substantially reduced, or will substantially reduce, the use of NMI Products or services in the immediate future, or (3) intends to terminate or materially modify any of its Contracts with NMI or any of its Subsidiaries. Neither NMI nor any of its Subsidiaries is a party to any Contract with any current or former customer, distributor, sales rep or other Significant Customer that subjects NMI or such Subsidiary to any financial commitment or obligation that is not fully and accurately reflected in the Financial Statements.
(b)    Section 2.16(b) of the Disclosure Schedule sets forth the names of each supplier from which NMI or any of its Subsidiaries ordered any raw materials, supplies, merchandise or other goods or services since January 1, 2012 that exceeded, or are expected to exceed in calendar year 2014, $50,000 in the aggregate since December 31, 2011 (each, a “Significant Supplier”), and the amount for which each Significant Supplier was invoiced by NMI or any of its Subsidiaries during such period. Neither NMI nor any of its Subsidiaries has received any written notice, and neither NMI nor any of its Subsidiaries have any reason to believe, that any Significant Supplier (i) will not sell raw materials, supplies, merchandise and other goods or provide services to Buyer after the Closing Date on terms and conditions similar to those imposed on current sales to NMI or any of its Subsidiaries, or (ii) intends to terminate or materially modify any of its Contracts with NMI or any of its Subsidiaries. Neither NMI nor any of its Subsidiaries is a party to any Contract with any current or former supplier, manufacturer, assembler, tester, prober or other Significant Supplier that subjects NMI or such Subsidiary to any financial commitment or obligation that is not fully and accurately reflected in the Financial Statements.
(c)    Section 2.16(c) of the Disclosure Schedule sets forth the names of each independent consultant, software developer or contractor from which NMI or any of its Subsidiaries ordered any services since January 1, 2012 from whom purchases exceeded, or are expected to exceed in calendar year 2014, $50,000 in the aggregate since December 31, 2011 (each, a “Service Provider”), and the amount for which each Service Provider invoiced NMI or any of its Subsidiaries during such periods. Neither NMI nor any of its Subsidiaries has received any written notice, and neither NMI nor any of its Subsidiaries have any reason to believe, that any Service Provider (i) will not provide services to Buyer after the Closing Date on terms and conditions similar to those imposed on current sales to NMI or any of its Subsidiaries, or (ii) intends to terminate or materially modify any of its Contracts with NMI or any of its Subsidiaries. Neither NMI nor any of its Subsidiaries is a party to any Contract with any current or former independent consultant, software developer or contractor or other Service Provider that subjects NMI or such Subsidiary to any financial commitment or obligation that is not fully and accurately reflected in the Financial Statements.
(d)    Except as set forth on Section 2.16(d)(i) of the Disclosure Schedule, neither NMI nor any of its Subsidiaries have any commitments or obligations to provide any maintenance, support or any other professional services to any Significant Customer. All Contracts related to the provision of any engineering services to Samsung are listed in Section 2.16(d)(ii) of the Disclosure Schedule.
(e)    To NMI’s Knowledge, neither NMI nor any of its Subsidiaries uses or incorporates into any of its Products any “conflict minerals” as that term is defined in the Dodd-Frank Wall Street Reform and Consumer Protection Act, including columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, or any other mineral or its derivatives determined by the US Secretary of State to be financing conflict in the Democratic Republic of the Congo.
(f)    Except as set forth on Section 2.16(f) of the Disclosure Schedule, NMI and its Subsidiaries have no unwritten Contracts or any commitments or obligations not set forth in a Material Contract with any Significant Customers, Significant Suppliers or Service Providers.
(g)    Except as set forth on Section 2.16(g) of the Disclosure Schedule, no customer, distributor, sales representative or other Person has notified NMI or any of its Subsidiaries in writing that it intends to seek indemnification from NMI or any of its Subsidiaries.
(h)    Except as set forth on Section 2.16(h) of the Disclosure Schedule, neither NMI nor any of its Subsidiaries has any obligation to provide, or otherwise make, any form of in-kind payment or other non-cash commission, disbursement, expense reimbursement or compensation to any Significant Customer or to any distributor, sales representative or other Person that resells Products.
(i)    Except as set forth on Section 2.16(i) of the Disclosure Schedule, since January 1, 2014, (i) neither NMI nor any of its Subsidiaries has sold or transferred Product to any of its distributors, sales representatives or other customers substantially in excess of the historic levels of inventory held by any such Persons and their respective Affiliates, and (ii) no distributor, sales representative or other customer of NMI or any of its Subsidiaries holds or controls more than six weeks of inventory, based on historical sales patterns, of any Product.
2.17    Privacy.
(a)    NMI has provided Buyer in the Data Room with current, accurate and complete copies of any agreements or policies of NMI or any of its Subsidiaries relating to data privacy and the processing of personal data, as those terms are used in the Applicable Law in the countries where NMI and its Subsidiaries operate, including data transfer agreements, data processing agreements, and other agreements governing the transfer of personal data between jurisdictions or to Governmental Entities or other Persons.
(b)    NMI and each of its Subsidiaries has (a) complied in all material respects with its published privacy policies and internal privacy policies and guidelines and, to the Knowledge of NMI, all Applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties who have provided information to NMI or any of its Subsidiaries) and (b) taken commercially reasonable measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by NMI or any of its Subsidiaries or any of their respective employees or contractors. No Person (including any Governmental Entity) has made any written claim (or, to the Knowledge of NMI, any other claim) or commenced any action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such personally identifiable information by NMI or any of its Subsidiaries or any of their respective employees or contractors and, to the knowledge of NMI, there is no reasonable basis for any such claim or action. The execution, delivery and performance of this Agreement and the consummation of the Closing complies (and the disclosure to and use (in accordance with the privacy policies referenced above) by NMI or any of its Subsidiaries and Buyer and its Affiliates of such information after the Closing will comply) with all applicable privacy policies of NMI and its Subsidiaries and with all Applicable Laws relating to privacy and data security (including any such Applicable Laws in the jurisdictions where the applicable information is collected). NMI and each of its Subsidiaries has at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by Applicable Laws related to privacy and data security and has filed any required registrations with the applicable data protection authority.
2.18    Bank Accounts. Section 2.18 of the Disclosure Schedule sets forth a complete and correct list showing all banks or similar institutions in which NMI or any of its Subsidiaries maintains a bank, checking, financing or similar account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto.
2.19    Insurance. The insurance policies and self insurance programs maintained with respect to NMI or any of its Subsidiaries and their respective assets and properties are set forth in Section 2.19 of the Disclosure Schedule. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. No claim has been settled or is pending under any of the insurance policies of NMI or any of its Subsidiaries, and, to NMI’s Knowledge, there is no Basis for any such claim.
2.20    Real Property. Section 2.20 of the Disclosure Schedule sets forth a complete list of all real property owned or leased by NMI or any of its Subsidiaries. NMI or any of its Subsidiaries has good and insurable fee title to all owned real property and good and valid title to the leasehold estates in all leased real property pursuant to a written lease (a “Real Property Lease”), in each case free and clear of all Liens, other than the Permitted Liens. Each Real Property Lease (a) constitutes a valid and binding obligation of NMI, and (b) is in full force and effect, entitling NMI, or its Subsidiary, to undisturbed occupancy of the premises in accordance with the lease terms. Except as set forth in Section 2.20 of the Disclosure Schedule, (i) neither NMI nor any of its Subsidiaries is in default under any Real Property Lease, except for any such event of default as to which requisite waivers have been obtained, (ii) no lessor under any Real Property Lease has the unilateral right to terminate such Real Property Lease without cause on or before December 31, 2014, and (iii) no lessor under any Real Property Lease has the unilateral right to increase any rent or other payment owing under such Real Property Lease without the prior written consent of NMI or its Subsidiaries.
2.21    Accounts Receivable. The accounts and notes receivable of NMI and each of its Subsidiaries as of March 31, 2014 are summarized in Section 2.21 of the Disclosure Schedule, and (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable to NMI or its Subsidiaries on ordinary trade terms, (b) are valid and binding obligations of the respective debtors, (c) are not subject to any valid set-off, defense or counterclaim and are fully collectable in the ordinary course of business, assuming the use of collection efforts consistent with NMI’s past practices; except to the extent reserved for on the Interim Balance Sheet or as otherwise described in Section 2.21 of the Disclosure Schedule, and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.
2.22    Transactions with Officers, Directors and Affiliates. Except as set forth in Section 2.22 of the Disclosure Schedule, there are no Contracts between NMI or any of its Subsidiaries, on the one hand, and any officer or director of NMI or any of its Subsidiaries or the Rights Holders or any of their Affiliates, on the other hand, except for this Agreement or other agreements that will be terminated prior to Closing without (a) penalty to NMI or any of its Subsidiaries or (b) any post-termination obligations being imposed on NMI or any of its Subsidiaries.
2.23    Taxation.
(a)    NMI and each of its Subsidiaries has timely filed (taking into account all available extensions) all Tax Returns concerning Taxes (or such Tax Returns have been filed on their behalf) required to be filed and has paid in full (or set up reserves in accordance with GAAP for) all amounts due in respect of Taxes due (whether or not actually shown on such Tax Returns), including all Taxes that NMI or any of its Subsidiaries is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties; all such Tax Returns are true, correct and complete in all material respects and accurately set forth all material items to the extent required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax laws, regulations or rules.

(b)    Neither NMI nor any of its Subsidiaries has been granted any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns; and no Tax authority or Governmental Entity has extended or waived the period granted under Applicable Law to such Tax authority or Governmental Entity for the review and assessment of NMI’s Taxes or Tax Returns.
(c)    No claim has ever been made by any Tax authority or Governmental Entity in a jurisdiction where NMI or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. NMI is not subject to taxation in Egypt as a result of the establishment or operation of NMI Egypt.
(d)    There are no Liens upon any of the assets and properties of NMI or any of its Subsidiaries resulting from the failure timely to pay Taxes, other than Liens with respect to Taxes not yet due and payable for which NMI or any of its Subsidiaries has not received any notice.
(e)    Neither NMI nor any of its Subsidiaries has received written notice of, or, to NMI’s Knowledge, any other notice of, any pending deficiency of NMI or any of its Subsidiaries proposed by any Tax authority or Governmental Entity.
(f)    Adequate provisions have been made in the Financial Statements for the payment of all Taxes for which NMI or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.
(g)    The transactions contemplated by this Agreement will not result in the payment by NMI or any of its Subsidiaries to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.
(h)    There is no Contract or intercompany account system in existence under which NMI or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which NMI or any of its Subsidiaries is or was a part (other than a group of which NMI is the ultimate parent corporation).
(i)    Set forth in Section 2.23(i) of the Disclosure Schedule sets forth a complete and accurate list of income and other material Tax Returns filed by NMI or any of its Subsidiaries pursuant to the laws or regulations of any federal, state, local or foreign Tax authority or Governmental Entity that have been audited or, to the Knowledge of NMI, examined by any Tax authority or Governmental Entity since January 1, 2011, and a list of all adjustments resulting from each such examination or audit. Except as set forth in Section 2.23(i) of the Disclosure Schedule, no such examination or audit of NMI or any of its Subsidiaries is in progress and, to the Knowledge of NMI, no reasonable Basis for any such examination or audit exists. All deficiencies proposed as a result of such examinations or audits have been paid or finally settled.
(j)    Neither NMI nor any of its Subsidiaries has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.

(k)    NMI and each of its Subsidiaries, to the extent required by Applicable Law, has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662.
(l)    NMI has made available to Buyer in the Data Room complete and accurate copies all of the income and franchise Tax Returns, and any similar Tax Returns, of NMI or any of its Subsidiaries, and any amendments thereto, filed for the taxable years ending December 31, 2011, December 31, 2012, and December 31, 2013.
(m)    Neither NMI nor any of its Subsidiaries has engaged in a “reportable transaction,” as defined in Treasury Regulation § 1.6011-4(b).
(n)    Neither NMI nor any of its Subsidiaries is a party to any intercompany Contract with any other NMI Affiliate other than the intercompany Contracts set forth in Section 2.23(n) of the Disclosure Schedule, which have been entered into on arms-length terms, consistent with Applicable Laws and industry practices regarding transfer pricing and profit and expense allocation among Affiliated Persons. There are no claims pending or, to the Knowledge of NMI, threatened by any Tax authority or Governmental Entity against NMI or any of its Subsidiaries, with respect to transfer pricing, permanent establishment or withholding Taxes, nor, to the Knowledge of NMI, is there any reasonable Basis for such a claim.
(o)    To NMI’s Knowledge, neither NMI nor any of its Subsidiaries has any Liabilities to any Tax authority or Governmental Entity outside of the United States, and no reasonable Basis for any such Liabilities exists, relating to or arising from the transfer or deemed transfer of any Owned Intellectual Property outside of such jurisdiction; except for payments, charges and assessments that have been fully and timely paid or adequately reserved against in the Interim Balance Sheet by NMI or its Subsidiaries.
2.24    Brokers or Finders; Transaction and Other Specified Expenses.
(a)    No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by NMI or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement, except for Deutsche Bank AG, whose fees and expenses will be paid as part of the Transaction and Other Specified Expenses.
(b)    The Statement of Transaction and Other Specified Expenses sets forth a true and complete list of all Transaction and Other Specified Expenses owed by, or expected to be owed by, NMI or any of its Subsidiaries, at or prior to Closing. Other than the Transaction and Other Specified Expenses, as set forth in, and paid in accordance with, the Satisfaction Letters, on the Closing Date neither NMI nor any Subsidiary will have any outstanding obligation to pay any Transaction and Other Specified Expenses to any Person.
2.25    Tangible Assets.
(a)    Section 2.25 of the Disclosure Schedule sets forth a complete and accurate list of all tangible properties and assets of NMI and each of its Subsidiaries with a current fair market value in excess of $50,000 (the “Tangible Assets”), specifying which NMI Subsidiary owns or leases such

Tangible Assets, in which country such Tangible Assets are located, and, in the case of leased Tangible Assets, indicating the parties to, execution dates of and annual payments under, the lease.
(b)    NMI has good, valid and transferable title to all of the Tangible Assets, free and clear of all Liens, except for Permitted Liens.
(c)    All leases under which Tangible Assets are leased are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto, and neither NMI nor any of its Subsidiaries, nor, to NMI’s Knowledge, any other party thereto, is in breach of any of the terms of any such lease.
(d)    All Tangible Assets has been maintained in accordance with the regular business practices of NMI and its Subsidiaries and, to NMI’s Knowledge, there are no known defects or circumstances, other than ordinary wear and tear, that could reasonably be expected to prevent the continued use of such Tangible Assets in a manner consistent with the conduct of the Business as currently conducted.
2.26    Product Warranty.
(a)    There are no warranties (express or implied) outstanding with respect to any Products, or any services rendered by NMI or any of its Subsidiaries, beyond those set forth in (i) the standard conditions of sale or service, copies of which are included in Section 2.26(a) of the Disclosure Schedule (the “Standard Warranty”) or (ii) the Material Contracts.
(b)    To NMI’s Knowledge, each Product sold by NMI or any of its Subsidiaries prior to the Closing Date performed in all material respects in conformity with applicable warranties and specifications provided by NMI or any of its Subsidiaries to any customer that purchased such Products from NMI or any of its Subsidiaries (except that it shall not be deemed a breach of the foregoing representation if a Loss results from a breach of product warranty for which an adequate product warranty reserve has been established or reflected in the Financial Statements). There are no material design, manufacturing or other defects, latent or otherwise, with respect to any of the Products. Each Product that has been manufactured, sold, distributed, shipped or licensed prior to the Closing contains all warnings required by Applicable Law, and such warnings are in accordance with reasonable industry practice.
2.27    Environmental Matters.
(a)    Except as set forth in Section 2.27 of the Disclosure Schedule, neither NMI nor any of its Subsidiaries has violated in any material respect any Applicable Law relating to the environment, and, no material expenditures are or will be required in order to comply with any such existing Applicable Law. NMI and each of its Subsidiaries owns or possesses, and all of the premises where they carry out their respective activities hold, all Permits that are necessary to conduct the business of NMI and its Subsidiaries in compliance with any Applicable Law relating to the environment, and all such Permits are valid and in full force and effect.
(b)    To NMI’s Knowledge, no amount of any substance that has been designated by any Governmental Entity or by Applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws or in any other similar Applicable Law in other countries in which NMI or any of its Subsidiaries conducts business, is present in, on or under any property, including the land and the improvements, ground water and surface water thereof, which NMI or any of its Subsidiaries has at any time operated, occupied or leased (excluding office and janitorial supplies properly and safely maintained).
2.28    Foreign Operations. Representations and warranties made with respect to specified foreign operations matters have been set forth on Schedule 2.28 to this Agreement.
2.29     Offer Letters and Non-Competition Agreements. Each member of the Key Management Team has executed an offer letter substantially in the form of Exhibit G (an “Offer Letter”) and each Person listed in Schedule 9.1(a) has executed a non-competition agreement substantially in the form of Exhibit H (a “Non-Competition Agreement”).
2.30    Survival of Representations and Warranties. All representations and warranties made by NMI herein or in any certificate, schedule, exhibit, statement, document or instrument furnished hereunder shall survive the Closing until the date that is fifteen (15) months after the date of the Closing (subject to the extension of that time period as permitted by Article IV in respect of specified Claims), except that NMI’s representations and warranties regarding (i) Section 2.23 (Taxation) or Section 2.27 (Environmental Matters) shall survive the Closing until the expiration of the applicable statute of limitations; and (iii) Section 2.2 (Subsidiaries), Section 2.3 (Capital Structure), Section 2.4 (Validity of Contemplated Transactions), Section 2.7(b) (Indebtedness), and Section 2.24(b) (Transaction and Other Specified Expenses), or any claim for fraud, willful misconduct or intentional misrepresentation shall survive indefinitely.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to NMI as of the Execution Date as follows:
3.1    Corporate Existence. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.
3.2     Corporate Power; Authorization; Enforceable Obligations. Each of Parent and Sub has the corporate power, authority and legal right to execute, deliver and perform this Agreement and the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent and Sub has been duly authorized by all necessary corporate action and will not result in breach by such party of any obligation under any Applicable Law, the Organizational Documents or any Contract that such party is subject to. This Agreement, the Ancillary Agreements and the other agreements, documents and instruments executed and delivered by Sub and Parent in connection herewith have been duly executed and delivered by duly authorized officers of Parent and Sub, and this Agreement, the Ancillary Agreements and such other documents constitute the legal, valid and binding obligations of such party enforceable against such party in accordance with their respective terms. No authorization, approval or consent of, waiting period terminations or expirations, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by either Parent or Sub, except for that required under the HSR Act.

3.3    Litigation. There are no legal proceedings pending or, to the knowledge of Parent or Sub, threatened that are reasonably likely to prohibit, restrain or delay the ability of Parent or Sub to enter into this Agreement or the Ancillary Agreements, or to consummate the Merger or any of the transactions contemplated hereby.
3.4    Financing. Parent and Sub have sufficient funds to consummate the Merger and the transactions contemplated hereby, including to pay the consideration required pursuant to this Agreement and all outstanding fees and expenses in connection with the Merger.
ARTICLE IV
INDEMNIFICATION; ESCROW
4.1    Indemnification. After the Effective Time, each Rights Holder agrees, severally and not jointly, to indemnify and hold harmless Buyer, the Surviving Corporation and all Subsidiaries of Parent and their respective officers, directors, employees, agents, successors and assigns (“Indemnified Parties”) from any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) suffered or incurred by any of the Indemnified Parties (“Indemnified Loss”), arising out of or resulting from (i) the breach of any representation, warranty, covenant or agreement by NMI contained herein or in any schedule, exhibit or certificate delivered under this Agreement, (ii) any inaccuracies in the Spreadsheet; or (iii) any Special Indemnity Matters.
4.2    Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:
(a)    The Indemnified Party’s sole and exclusive remedy with respect to any and all Losses shall be limited to, and shall not exceed, the Escrow Amount; except as provided in Section 4.5 below. No indemnification pursuant to this ARTICLE IV shall be made unless the aggregate amount of Indemnified Losses incurred by the Indemnified Parties hereunder exceeds Seven Hundred Fifty Thousand Dollars ($750,000) (the “Threshold Amount”), in which case, subject to Section 4.4, the entire amount of all Indemnified Losses suffered by the Indemnified Parties (from the first dollar of Loss without reference to the Threshold Amount) shall be recoverable by the Indemnified Parties; provided, however, that indemnification claims with respect to any Special Losses shall be (i) recoverable from the first dollar of Loss without any reference to, or any requirement to exceed, the Threshold Amount, and (ii) included, notwithstanding the preceding clause (i), as Indemnified Losses for the purposes of determining whether the Threshold Amount has been realized or exceeded.
(b)    No Indemnified Party may make a claim for indemnification under Section 4.2 for breach by the Indemnifying Party of a particular representation, warranty, covenant or agreement by NMI contained herein, in any schedule, exhibit or certificate delivered under this Agreement or in respect of any Loss, including any Special Losses, after the expiration of the applicable survival period set forth in Section 2.30; provided that any (i) claim arising in connection with a Claim Notice delivered on or prior to the expiration of the applicable survival period shall survive (and shall be fully “tolled” for all purposes of this Agreement) for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period until such claim is finally resolved, and (ii) any Special Retention Claim Notice may be delivered at any time on or prior to the second anniversary of the Effective Time irrespective of any applicable survival periods that may apply to any other Claim Notices.
(c)    Notwithstanding anything to the contrary herein, the rights and remedies of the Indemnified Parties after the Closing shall not be limited by the fact that any Indemnified Party had knowledge of any breach, event or circumstance prior to the Closing.
(d)    Notwithstanding anything to the contrary herein, no Rights Holder shall have any obligation to indemnify any Indemnified Party for any Losses that are actually recovered by the Indemnified Party under any insurance policies (net of any increases in premiums and costs of recovery), and the Indemnified Party shall reimburse the Rights Holders in the event of recovery (net of any increases in premiums and costs of recovery) subsequent to any indemnification payment hereunder being made; provided that nothing in this Section 4.2(d) shall be interpreted to require any Indemnified Party to obtain or maintain insurance of any kind or at any level of coverage.
(e)    Notwithstanding anything to the contrary herein, each Indemnified Party shall take commercially reasonable action to mitigate any Losses for which such Indemnified Party seeks indemnification under this Agreement, including enforcing any rights or remedies that may be available to such Indemnified Party against third parties (including insurance providers and similar arrangements), promptly upon becoming aware of any event that would reasonably be expected to give rise to any Losses; provided that no Indemnified Party shall be required under this Section 4.2(e) (i) to incur any material cost or expense in taking such action, (ii) to take any action that would materially prejudice such Indemnified Party’s ability to recover any and all Losses for which such Indemnified Party seeks indemnification under this Agreement, (iii) to take any action that would harm or adversely affect in any manner, in the reasonable judgment of the Indemnified Party, such Indemnified Party’s business or its relationships with customers or suppliers, or (iv) in respect of any matters related to a Special Retention Claim Notice, take any action, or incur any cost or otherwise modify any of its business practices in any manner, that would, in the sole discretion of Parent, adversely affect Parent’s ability to receive the intended benefits of the funds allocated to the Special Retention Set Aside.
4.3    Materiality Determination. For the purpose of determining the amount of Losses resulting from a breach or inaccuracy of a representation, warranty, covenant or agreement by NMI contained herein or in any schedule, exhibit or certificate delivered under this Agreement for purposes of this ARTICLE IV, any “Knowledge” “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty); provided, however, that such standard or qualification shall not be disregarded for the purposes of the initial determination of whether there was a breach or inaccuracy of a representation or warranty of NMI.
4.4    Escrow Fund.
(a)    In order to support the Rights Holders’ obligations under Section 4.1, the Escrow Amount shall be delivered by Parent to the Escrow Agent in accordance with the Escrow Agreement and held in escrow (the “Escrow Account”) for a period of fifteen (15) months from the Effective Time, except that the Special Retention Set Aside shall, to the extent not earlier released to Parent, be retained by the Escrow Agent until the second anniversary of the Effective Time (the “Escrow Period”). The total amount of funds held in escrow at any time, including any interest earned thereon and reduced by any amounts paid out pursuant to this Article IV, is collectively referred to as the “Escrow Amount.” The Escrow Account and the Escrow Amount shall be subject to the escrow agreement attached hereto as Exhibit E (the “Escrow Agreement”), by and among the parties hereto and Citibank N.A. (the “Escrow Agent”).
(b)    The parties acknowledge and agree that (i) the portion of the consideration that is included in the Escrow Amount with respect to the Vested Options described in Section 1.7(m) of this Agreement is subject to substantial limitations or restrictions such that such portion of the consideration is not constructively received by the holders for Tax purposes at the time of Closing and is not intended to be compensation or wages, or subject to withholding as such, until the distribution of such portion of the Escrow Amount (if any) is determined, and (ii) the portion of the consideration that is included in the Escrow Amount other than that portion described in clause (i) above is intended to be treated as an installment obligation for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterizations except to the extent required pursuant to a “determination” as defined in Section 1313(a) of the Code.
(c)    The parties further acknowledge and agree that, consistent with Proposed Treasury Regulation Section 1.468B-8, for Tax reporting purposes, all interest or other income earned from the investment of the Escrow Amount, or any portion thereof, in any taxable year shall be reported as allocated to Parent until the distribution of the Escrow Amount (or portions thereof) is determined and thereafter to Parent and the Rights Holders in accordance with their respective interests in the Escrow Amount consistent with Proposed Treasury Regulation Section 1.468B-8. Any portion of any payments or distributions to the Rights Holders that is treated as interest under Section 483 of Code or otherwise shall be treated as portfolio interest under Section 871(h) of the Code. To the extent permitted under applicable Law, this Agreement and the Escrow Agreement are each intended by the parties to be a book entry system maintained by Parent in accordance with Section 163(f) of the Code for purposes of qualifying the Escrow Amount as an obligation in registered form of Parent under Section 871(h) of the Code. No Rights Holder shall assign its interest in the Escrow Amount to any person permitted by the Escrow Agreement without first notifying Parent and the Representative in writing of such transfer.
(d)    In order to establish an expense account for use by the Representative for the sole purpose of performing the Representative’s duties under this Agreement and the Escrow Agreement, the Representative Expense Amount shall be delivered by Parent to the Escrow Agent at the Closing in accordance with the Escrow Agreement. The total amount of funds held in the expense account, including any interest earned thereon, is collectively referred to as the “Representative Expense Amount.” Any amounts in the Representative Expense Amount not used solely in connection with bona fide expenses performing the Representative’s duties under this Agreement and the Escrow Agreement shall be distributed to the Rights Holders on such date as the Representative directs; provided, however, that the Representative shall be entitled, in its sole discretion, to continue to have all or any portion of the Representative Expense Amount continue in escrow if there is pending on such date a dispute relating to any indemnification claim or any Earnout Payment.
(e)    If at any time and from time to time prior to expiration of the Escrow Period, an Indemnified Party makes a Claim, Parent shall deliver to the Representative notification in writing (a “Claim Notice”), setting forth in reasonable detail (i) the facts giving rise to such Claim, (ii) the reasonably estimated amount of the Indemnified Loss and any associated expenses and costs such as reasonable attorney fees, if known, and (iii) the provisions of this Agreement upon which such Claim is based. In the event the Representative does not dispute the Claim as set forth in the Claim Notice in a timely manner as set forth in Section 4.4(d), or only disputes a portion thereof, then the amount of the Claim described in the Claim Notice or the portion thereof not disputed shall be deemed to be admitted (the “Admitted Liability”) and Parent shall be entitled to permanently reduce the Escrow Amount by, and receive from escrow, the amount of the Admitted Liability with respect to such claim. The full amount set forth in any Special Retention Claim Notice shall be deemed an Admitted Liability and a Special Loss in an amount equal to (A) the Special Retention Set Aside minus (B) the amount of all Special Retention Payments released to Parent by the Escrow Agent, and shall not be subject to challenge, dispute or objection by the Representative or the Rights Holders.
(f)    In the event the Representative shall dispute the validity of all or any amount of a Claim as set forth in the Claim Notice, the Representative shall, within thirty (30) days of his receipt of the Claim Notice, execute and deliver to Parent a notice setting forth with reasonable particularity the grounds and the basis upon which the Claim or portion thereof is disputed (the “Dispute Statement”); provided that, notwithstanding the foregoing, the Representative and the Rights Holders may not challenge, dispute or object to, and Parent and the Escrow Agent shall not accept any Dispute Statement relating to, any Special Retention Claim Notice, or any Claim for a Special Retention Payment, to the extent that (i) sufficient funds remain available in the Escrow Account at the time the Special Retention Claim Notice is received by the Escrow Agent to pay all or a portion of the amounts set forth in the Special Retention Claim Notice, and (ii) the amounts requested in any Special Retention Claim Notice do not exceed (A) the Special Retention Set Aside minus (B) the amount of all Special Retention Payments released to Parent by the Escrow Agent through the date on which the Special Retention Claim Notice is received by the Escrow Agent. If the Representative delivers to Parent a Dispute Statement applicable to all or any portion of a Claim within the period for delivery of the same set forth above, then the amount of the Escrow Amount disputed by the Representative in such Dispute Statement shall not be payable to Parent until either (i) Parent and the Representative agree in writing to the resolution of the amount of the Escrow Amount disputed by the Representative in such Dispute Statement, or (ii) a court of competent jurisdiction enters a final order that determines such Claim is not valid or directing the payment to the Representative (on behalf of the Rights Holders) of the amount of the Escrow Amount disputed by the Representative in such Dispute Statement. Upon such written agreement or final order (a “Resolved Claim”), as the case may be, Parent shall be entitled to permanently reduce the Escrow Amount by, and receive from escrow, the amount of the Resolved Claim if and to the extent that matters covered thereby have been resolved in favor of Parent.

(g)     Third Party Claims
(i)    In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim, suit, demand or proceeding with any third party against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Representative, on behalf of the Rights Holders (the “Indemnifying Party”); provided, however, that no delay or failure on the part of an Indemnified Party in notifying the Representative shall relieve an Indemnifying Party from its obligations hereunder unless the Indemnifying Party is thereby actually and materially prejudiced (and then solely to the extent of such prejudice).
(ii)    The Representative shall have the right, upon written notice to the Indemnified Party within ten (10) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof with counsel selected by the

Representative and reasonably satisfactory to the Indemnified Party; provided, however, that the Representative shall not have the right to assume such defense of such Third Party Claim (1) to the extent that such Third Party Claim involves potential criminal liability or equitable relief is sought, (2) if the amount of Losses reasonably estimated to be incurred pursuant to such Third Party Claim (when combined with all other outstanding claims for indemnification under this ARTICLE IV) is greater than the Losses for which the Indemnifying Party is liable under this ARTICLE IV, (3) if there exists any legal conflict between the interests of Parent and those of the Rights Holders or different defenses would be available if Parent controlled the defense, (4) if such Third Party Claim relates to Intellectual Property or (5) if any counterparty in such Third Party Claim is a customer of Parent or any Subsidiary of Parent. If the Representative does not expressly elect to assume the defense of such Third Party Claim within the time period set forth in this Section 4.4(e)(ii), is not eligible to assume the defense under the terms hereof or fails to prosecute or withdraws from such defense, the Indemnified Party shall have the sole right to assume the defense of such Third Party Claim. If the Representative assumes the defense of any Third Party Claim, the Indemnified Party shall reasonably cooperate with the Representative in such defense and make available to the Representative all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Representative. If the Representative assumes the defense of any Third Party Claim, the Representative shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim. Notwithstanding the foregoing, if such settlement, compromise or judgment (w) involves a finding or admission of wrongdoing, (x) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, (y) involves a license or grant of any Intellectual Property or (z) involves the payment of any amount, including any obligation to pay any amount in the future, by Parent or the Surviving Corporation that would not be fully paid by the Representative pursuant to the terms hereof, then the Representative shall not enter into any such settlement or compromise or consent to the entry of any such judgment without the prior written consent of the applicable Indemnified Party, which consent may be granted in such Indemnified Party’s sole and absolute discretion.
(iii)    The Person controlling the defense of any Third Party Claim pursuant to clause (ii) above shall consult with Parent (in the case the Representative is the controlling party) or the Representative (in the event any other Person is the controlling party) for the purpose of allowing such non-controlling party to participate in such defense at such non-controlling party’s expense.
(iv)    No Indemnified Party shall settle, discharge or otherwise resolve (whether or not in connection with a court, arbitration or other similar dispute resolution mechanism) with any third party a dispute that is the basis for a Claim for which indemnification may be sought pursuant to this ARTICLE IV without the consent of the Representative, which consent may not be unreasonably withheld, conditioned or delayed.
(h)    Distribution of Escrow Amount. Subject to the requirements set forth in this Section 4.4(h), the Escrow Account shall terminate at 5:00 p.m. (Pacific time) at the conclusion of the Escrow Period; provided, however, that on the first Business Day following the fifteen (15) month anniversary of the Effective Time, the Escrow Agent shall deliver any funds then remaining in the Escrow Amount to the Rights Holders, less (and the Escrow Agent shall retain in the Escrow Account until the end of the Escrow Period): (i) any amounts that Parent has informed the Escrow Agent in writing, prior to that fifteen (15) month anniversary, is necessary, in the reasonable judgment of Parent, to satisfy any unsatisfied claims specified in a Claim Notice (such claims being referred to as the “Unsatisfied Claims”), and (ii) the amount determined as the difference between (A) the Special Retention Set Aside minus (B) the amount, if any, of all Special Retention Payments released to Parent by the Escrow Agent. Immediately following the termination of the Escrow Period, the parties shall direct the Escrow Agent to pay any funds remaining in the Escrow Account to the Rights Holders that are not, as of the conclusion of the Escrow Period, then subject to any Unsatisfied Claim or Special Retention Claims Notice.
(i)    Special Retention Payments. The Escrow Agent shall promptly distribute to Parent, upon delivery of a Special Retention Claim Notice, the amount set forth in that Special Retention Claim Notice to the extent that (i) sufficient funds remain available in the Escrow Account at the time that the Special Retention Claim Notice is received by the Escrow Agent and are not otherwise subject to an Unsatisfied Claim, and (ii) the amount requested in the Special Retention Claim Notice does not exceed (A) the Special Retention Set Aside minus (B) the amount, if any, of all Special Retention Payments released to Parent by the Escrow Agent. Notwithstanding anything herein to the contrary, amounts set forth in Claims Notices that are not Special Retention Claims Notices shall not reduce the amount of the Special Retention Set Aside available to Parent hereunder for Special Retention Payments and there shall not be any limitation on the number, or frequency, of Special Retention Claim Notices that may be submitted by Parent, except that the amount released from the Escrow Account shall not exceed (A) the Special Retention Set Aside minus (B) the amount, if any, of all Special Retention Payments released to Parent by the Escrow Agent.
4.5    Maximum Recovery. The maximum amount that the Indemnified Parties may recover severally from the Rights Holders under this ARTICLE IV shall be limited to the Escrow Amount, except as otherwise expressly set forth in the following proviso and in the last sentence of this Section 4.5, provided, however, that Claims arising out of, or relating to (a) the Special Representations shall be limited to the amount of the Aggregate Merger Consideration, plus the Earnout Payments actually paid or due and payable to the Rights Holders, if any, (b) Section 2.11 (Intellectual Property) shall be limited to an aggregate amount equal to twenty-five percent (25%) of the Aggregate Merger Consideration, which amount is inclusive of the Escrow Amount, plus the Earnout Payments actually paid or due and payable to the Rights Holders, if any, and (c) any Working Capital Shortfall, fraud, willful misconduct or intentional misrepresentation shall not be subject to, and shall not be considered in determining, any limitation of liability. Notwithstanding the foregoing, (i) no Rights Holder shall be liable for any amount of a Loss that may be recovered by an Indemnified Party pursuant to ARTICLE IV in excess of such Rights Holder’s Pro Rata Share (including the amount of any Earnout Payments actually paid or due and payable to such Rights Holder) of such Loss, except as contemplated by clause (ii) hereafter, (ii) the limitations of liability set forth in this ARTICLE IV will not apply to Claims of fraud, willful misconduct or intentional misrepresentation with respect to a Rights Holder that committed the fraud, willful misconduct or intentional misrepresentation, and (iii) the Indemnified Parties shall be required to first exhaust the Escrow Amount prior to seeking further indemnification recourse directly against any Rights Holders, other than with respect to claims for fraud, willful misconduct or intentional misrepresentation made directly against a Rights Holder who committed the fraud, willful misconduct or intentional misrepresentation. Parent shall have the right to set off against any Earnout Payment actually due and payable to the Rights Holders any amounts for which an Indemnified Party is entitled to be indemnified in excess of the Escrow Amount (if, and to the extent that, the Escrow Amount is insufficient to provide any required indemnification payment) as expressly permitted by (1) clauses (a) and (b) of the proviso included in the first sentence of this Section 4.5 or (2) the immediately preceding sentence. Notwithstanding anything herein to the contrary, Losses recovered from the Escrow Account shall be allocated pro rata among Rights Holders that have contributed to the Escrow Account.
4.6    Representative.
(a)    At the Closing, Shareholder Representative Services LLC shall be constituted and appointed as the representative of the Rights Holders (the “Representative”), and the Representative hereby accepts such appointment. Each Rights Holder, by virtue of its execution and delivery of the Stockholder Consent and/or a Joinder Agreement, and/or the surrender of Certificates, Vested Options and/or Warrants in exchange for the applicable portion of the Aggregate Merger Consideration pursuant to this Agreement, as applicable, or by virtue of the conversion of its shares into the right to receive the applicable portion of the Aggregate Merger Consideration as a result of the Merger shall be deemed to have appointed and constituted the Representative as its agent and true and lawful attorney-in-fact with the powers and authority as set forth in this Agreement, with full power of substitution and shall be deemed to be coupled with an interest and shall survive the death or incapacity of such Rights Holder. The Representative shall be the exclusive agent for and on behalf of the Rights Holders to (i) give and receive notices and communications to or from Buyer or the Escrow Agent (on behalf of itself or any other Indemnified Person) relating to this Agreement, the Escrow Agreement or the Merger, including the Earn-Out Payments; (ii) authorize deliveries of any Indemnified Losses and legally bind each Rights Holder to pay cash directly to Buyer in satisfaction of claims asserted by Buyer (on behalf of itself or any other Indemnified Party, including by not objecting to such claims); (iii) object to such claims in accordance with Section 4.4(f); (iv) consent or agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders with respect to, such claims; (v) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance; (vi) execute for and on behalf of each Rights Holder any amendment to this Agreement, the Escrow Agreement, or any exhibit, certificate, waiver, annex or schedule hereto or thereto or any termination of this Agreement pursuant to Section 7.1; and (vii) enter into the Escrow Agreement. The Representative shall be the sole and exclusive means of asserting or addressing any of the above, and no Rights Holder shall have any right to act on its own behalf with respect to any such matters, other than with respect to any claim or dispute against the Representative. This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any Rights Holder or by operation of Law, whether by the death or incapacity of any Rights Holder or the occurrence of any other event, and any action taken by the Representative will be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any Rights Holder or the Representative will have received any notice thereof. If the Representative resigns, refuses or is no longer capable of serving as the Representative hereunder, then the Rights Holders will promptly appoint a successor Representative who will thereafter be a successor Representative hereunder; provided that, in the case of resignation or refusal, except in the event that Representative is required by Applicable Law or an Order, or is otherwise incapable of serving, the Representative will serve until such successor is duly appointed and qualified to act hereunder. If there is not a Representative at any time, any obligation to provide notice to the Representative will be deemed satisfied if such notice is delivered to each of the Rights Holders at their addresses last known to Buyer. All expenses, if any, incurred by the

Representative in connection with the performance of its duties as the Representative will be borne and paid by the Rights Holders. No bond will be required of the Representative, and the Representative will not receive any compensation for its services other than pursuant to that certain engagement letter to be entered by and among the Representative, NMI and certain Rights Holders. Notices or communications to or from the Representative shall constitute notice to or from each of the Rights Holders.
(b)    The Representative shall not be liable to any Rights Holder for any act done or omitted hereunder as the Representative while acting in good faith and any act done or omitted in accordance with the advice of counsel or other expert shall be conclusive evidence of such good faith. The Rights Holders shall severally in accordance with each Rights Holder’s Pro Rata Share, and not jointly, indemnify the Representative, defend and hold it harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the acceptance or administration of its duties hereunder and under the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Rights Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Rights Holders, any such Representative Losses may be recovered by the Representative from (i) the funds in the Representative Expense Amount, and (ii) the amounts in the Escrow Amount at such time as remaining amounts would otherwise be distributable to the Rights Holders; provided that while this section allows the Representative to be paid from the Representative Expense Amount and the Escrow Amount, this does not relieve the Rights Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Rights Holders or otherwise. The Rights Holders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Representative or the termination of this Agreement.
(c)    The Representative shall treat confidentially and not disclose any nonpublic information from or about Buyer, NMI, or any Indemnified Person to anyone (except as required by law and to the Rights Holders or the Representative’s employees, attorneys, accountants, financial advisors or authorized representatives on a need to know basis, in each case who agree to treat such information confidentially).
(d)    By its signature to this Agreement, the initial Representative hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as the Representative and to discharge the duties and responsibilities of the Representative pursuant to the terms of this Agreement.
ARTICLE V
COVENANTS
5.1    Conduct of Business. During the period from the Execution Date and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Buyer (which shall not be unreasonably delayed or withheld), NMI shall, and shall cause each of its Subsidiaries to:
(a)    conduct its business in the usual, regular and ordinary course in a manner substantially consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Applicable Laws;
(b)    (i) pay or perform the obligations of its business when due, (ii) pay all of its debts and Taxes when due, except to the extent such debts or Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves according to GAAP have been established, (iii) use its reasonable best efforts to pay all accounts payable prior to Closing, (iv) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business, (v) sell products and services consistent with past practices as to license, service and maintenance terms and incentive programs, (vi) recognize revenue consistent with past practice and policies and in accordance with GAAP, and (vii) pay any accrued bonuses or commissions payable after the Execution Date and before the Closing Date in the ordinary course of business;
(c)    use its commercially reasonable efforts consistent with past practices and policies to (i) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having dealings with its business, to the end that its goodwill and ongoing businesses will be unimpaired at the Closing Date, and (ii) keep available the services of the Retained Employees and the Transitional Contractors, and if NMI receives written notice or otherwise obtains Knowledge of a material deterioration in the relationship with any of its customers, suppliers, and other Persons with which it has material business dealings, or with any of the Retained Employees and the Transitional Contractors, NMI shall promptly bring such information to Buyer’s attention in writing and, if requested by Buyer and to the extent permissible under Applicable Law, shall exert commercially reasonable efforts to promptly restore the relationship;
(d)    preserve and maintain its Product inventories at levels consistent with NMI’s past practices; and
(e)    maintain its corporate books and records in accordance with past practice, and use its commercially reasonable efforts to maintain in full force and effect all material company policies and procedures.
5.2    Restrictions on Conduct of Business. From the Execution Date until the earlier of the termination of this Agreement and the Closing, NMI will not, and NMI will cause each of its Subsidiaries not to, cause or permit any of the following (except as set forth on Schedule 5.2 of the Disclosure Schedule or as expressly consented to in writing by Buyer, which consent shall not be unreasonably delayed or withheld):
(a)    cause or permit any amendments to its Organizational Documents;
(b)    declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its issued capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of the Retention RSUs), or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, other than the repurchase in connection with a termination of service of unvested shares acquired upon exercise of a Stock Option in an aggregate amount not to exceed $50,000;
(c)    accelerate, amend or change the period of exercisability or vesting of Stock Options or rights granted under the NMI Stock Plan or the vesting of the securities purchased or purchasable under such options or rights, amend or change any other terms, including the exercise price or base value, of such options or rights or authorize cash payments in exchange for any such options or rights or the securities purchased or purchasable under those options or rights or waive or amend the right of repurchase applicable to any NMI Capital Stock;
(d)    Except as specifically contemplated by this Agreement, enter into any Material Contract or violate, amend, terminate or otherwise modify or waive any of the material terms of any Material Contract; or change in any material respect the course of performance or payments thereunder;
(e)    Terminate any Contract with any reseller, distributor or agent, where such termination (i) would reasonably be expected to trigger any payment by NMI to such reseller, distributor or agent pursuant to the express terms of such contract, or (ii) could trigger any payment by NMI to such reseller, distributor, original equipment manufacturer or agent pursuant to such contract or under Applicable Law;
(f)    Issue or grant any securities, including without limitation any NMI Capital Stock, or agree to issue or grant any securities, including without limitation any NMI Capital Stock (other than the Retention RSUs in the amounts and to the individuals as mutually agreed prior to Closing), other than the issuance of shares of NMI Common Stock upon the exercise of then-outstanding Stock Options or Warrants or conversion of any shares of NMI Preferred Stock;
(g)    Hire (except in connection with filling employment vacancies in a manner, and on economic terms, consistent with prior practices) any employees, consultants or independent contractors; terminate the employment of any employee, officer or director having a title of vice president or above; enter into, or extend the term of, any employment or consulting contract with any Person; or increase the salaries, wage rates or fees of any employees, consultants or independent contractors, except for (i) any increase planned as of the Execution Date that does not exceed five percent (5%) of the base salary of any individual and (ii) the payment of performance-based cash bonuses in the amounts and to the individuals as mutually agreed prior to Closing;
(h)    Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other expenses in the ordinary course of business;
(i)    Transfer or license to any Person (including through a reseller agreement), or permit any Person to transfer or license to any other Person (including through a reseller agreement), any rights to any Owned Intellectual Property, except for non-material, non-exclusive licensing transactions, terminable for convenience by NMI on no more than ninety (90) days notice, undertaken in the ordinary course of business consistent with prior practices;
(j)    Enter into, participate in, establish or join any new standards-setting organization, collaborative effort with a university, research institution, industry body or consortium, or other multi-party special interest group or activity;

(k)    Enter into or amend any Contract (including any original equipment manufacturing or reseller contract) in accordance with which any third party is granted marketing, resale or distribution rights of any type or scope with respect to any Product or Owned Intellectual Property;
(l)    Sell, lease, license or otherwise dispose of or create, extend, grant or issue any Lien over any of its properties or assets (other than Permitted Liens);
(m)    Except for borrowings under NMI’s existing credit facility with Bridge Bank, N.A (that will be terminated at the Closing) in an aggregate amount not to exceed the difference between the amount outstanding under such credit facility at the Closing and the maximum amount available under such credit facility, as determined immediately prior to the Effective Time, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
(n)    Enter into any operating lease or lease, sublease or license of real property;
(o)    Pay, discharge or satisfy, in an amount in excess of Fifty Thousand Dollars ($50,000) in any one case or One Hundred Thousand Dollars ($100,000) in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise arising otherwise than in the ordinary course of business and not in violation of this Agreement), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements and payment of Closing Debt as contemplated herein;
(p)    Make any capital expenditures or commitments, capital additions or capital improvements or enter into any capital leases in excess of Fifty Thousand Dollars ($50,000) in any one case or One Hundred Thousand Dollars ($100,000) in the aggregate;
(q)    Reduce the amount of any insurance coverage provided by existing insurance policies;
(r)    Terminate or waive any right or claim of substantial value;
(s)    Except as permitted by this Agreement, adopt or amend any NMI Benefit Plan, including the NMI Stock Plan or any other share purchase, share issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required by Applicable Law or in connection with the issuance of the Retention RSUs, (including, for the avoidance of doubt, the amendment to the NMI Stock Plan to authorize the issuance of the Retention RSUs), or pay any special bonus or special remuneration to any employee or non-employee director (other than payments that are triggered by the Merger and that are disclosed in the Disclosure Schedule) or increase the salaries or wage rates of its employees, or add any new non-employee members to the board of directors NMI or any of its Subsidiaries;
(t)    Grant any severance or termination pay to any Person or amend or modify any existing severance or termination agreement with any Person, except for the payment of performance-based cash bonuses in the amounts and to the individuals as mutually agreed prior to Closing;
(u)    Commence an action other than (i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of its business; provided that it consults with Buyer before the filing of such Action;

(v)    Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;
(w)    Make any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements, make any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties, or make any material change in its general pricing practices or policies or any material change in its credit or allowance practices or policies;
(x)    Make or change any election in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(y)    Seek, apply for or accept any subsidies or loans from any Governmental Entity or other Person or enter into, participate in, establish or join any collaborative effort, research effort, or consortium, or other multi-party special interest group or activity that does, or is intended to, seek, apply for or accept any subsidies or loans from any Governmental Entity or other Person;
(z)    Form, create or initiate the formation or creation of, any company, partnership, association or other business organization, including without limitation by forming, creating or initiating the formation or creation of, any division or branch office of NMI or any of its Subsidiaries;
(aa)    Sell or transfer any Product to any distributor, sales representative or other customer of NMI or any of its Subsidiaries if, as a result of such sale or transfer, the Product inventory held by such Person (along with their Affiliates) would exceed an aggregate of six weeks of inventory for such Product or otherwise accelerate product sales or materially modify sales activity in a manner inconsistent with prior practices; or
(bb)    Take or agree to take, any of the actions described in the foregoing clauses of this Section 5.2, or any action which could reasonably be expected to make any of NMI’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent NMI from performing in all material respects or cause NMI not to perform in any material respect one or more covenants required hereunder to be performed by it.
Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct NMI’s or NMI’s Subsidiaries’ operations prior to the Closing; (ii) prior to the Closing, NMI shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations; and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any action set forth in Section 5.2 to the extent that, NMI’s outside counsel and Parent’s outside counsel mutually agree that the requirement of such consent would violate the HSR Act or an Other Antitrust Law.
5.3    Regulatory Approvals.
(a)    Buyer and NMI shall each promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Orders and Authorizations of, and all filings with, any

Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer and NMI shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than 10 Business Days following the execution of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the notification and report form required for the transactions contemplated hereby and shall as promptly as practicable file any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. In addition, Buyer and NMI shall as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than 10 Business Days following the Execution Date, file with any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws. Each of Buyer and NMI shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. Buyer shall be responsible for all filing and other similar fees payable in connection with such filings and for any local counsel fees.
(b)    Each of Buyer and NMI shall use its commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement before or by the Termination Date. Each of Buyer and NMI shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Entities and shall comply promptly with any such inquiry or request. Buyer and NMI may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.3 or Section 5.4 as "outside counsel only." Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Subject to Applicable Law, Buyer and NMI will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer shall not be required to (1) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any of NMI’s, or its Subsidiaries, assets, or (2) consent to any other structural or conduct remedy or enter into any settlement or agree to any order regarding antitrust matters respecting the transactions contemplated by this Agreement; provided that each of Buyer and NMI shall both promptly respond to the DOJ or the FTC to any request for additional information.
5.4    Further Assurances. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, or to do, or cause to be done, all things necessary, proper or advisable to complete and make effective the transactions contemplated by this Agreement and to cause the conditions to the obligations of the other party hereto to complete the transactions contemplated hereby to be satisfied at the Closing and as of the Effective Time as provided herein, including satisfying all legal requirements and obtaining all consents and approvals of all Governmental Entities and removing any injunctions or other Encumbrances on any assets of NMI, the obtaining or removal of which are necessary to the completion of the transactions contemplated by this Agreement. The parties hereto shall reasonably cooperate with each other in connection with the taking of all actions referenced in the preceding sentence, including providing (i) such reasonable assistance as the other party may reasonably request in connection with its preparation of any required filings or submissions and (ii) copies of all such filings and submissions to the non-filing party and its advisors prior to filing or submission and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. NMI and Parent shall have the right to review in advance, and, to the extent practicable, each shall consult the other on, all the information relating to NMI or Parent, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement (including any filing contemplated by this Section 5.4).
5.5    Notification of Certain Matters.
(a)    Prior to the Closing Date, NMI will (i) notify Parent in writing promptly after learning of any proceeding by or before any Governmental Entity or arbitrator initiated by or against it, or known by NMI to be threatened against it or any of the directors, officers, employees or stockholders of NMI or any of its Subsidiaries, in their capacity as such (a “New Litigation Claim”), (ii) notify Parent of ongoing material developments in any New Litigation Claim, and (iii) consult in good faith with Parent regarding the conduct of the defense of any New Litigation Claim.
(b)    Prior to the Effective Time, NMI will notify Parent in writing promptly after it becomes aware of any breach of any representation or warranty by it, or of any matter that may cause the closing conditions set forth in ARTICLE VI not to be satisfied.
(c)    Prior to the Closing, Rights Holder shall give Buyer prompt written notice of any event, change, violation, inaccuracy, circumstance or effect that has or would reasonably expected to have a Material Adverse Effect.
5.6    No Solicitation. Prior to the Effective Time, NMI shall not, and shall not permit, assist or otherwise encourage any of its employees, directors, representatives or holders of NMI Capital Stock, including any of its or their members, advisors or Affiliates, to, directly or indirectly, without the prior written consent of Buyer:
(a)    Solicit, initiate, encourage or induce the making of any offer or proposal (other than an offer or proposal by Buyer) contemplating or otherwise relating to (i) any sale, lease, exchange, transfer or other disposition or licensing of the assets or technologies of NMI (except in the ordinary course of business consistent with prior practice and shall not permit a transaction otherwise prohibited by Section 5.2(i) above), or any of its Subsidiaries, or any sale of any interests (including any equity or equity-linked interests) in NMI ,or any of its Subsidiaries, other than to Buyer; or (ii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving NMI, or any of its Subsidiaries, or holders of NMI’s, or any of its Subsidiaries’, Capital Stock or any assets of NMI, or any of its Subsidiaries, which are the subject of this Agreement or which would otherwise result in a change of control of NMI, or any of its Subsidiaries, or a material change in any board of directors or similar governing body of NMI, or any of its Subsidiaries, as constituted on the Execution Date (any such transaction being referred to as a “Restricted Transaction” and any offer or proposal contemplating or otherwise relating thereto being hereinafter referred to as a “Proposal”);
(b)    Furnish non-public information regarding NMI or any of its Subsidiaries, or any of their respective assets, to any Person, group, or entity in connection with or in respect of any Proposal; or
(c)    Enter into any letter of intent, term sheet or similar document or any Contract, commitment or other obligation of any kind contemplating or otherwise relating to any Restricted Transaction or Proposal (other than with Buyer).
5.7    Access to Information.
(a)    Until the earlier of the termination of this Agreement and the Closing, (i) NMI will afford Buyer and its accountants, counsel and other representatives reasonable access during normal business hours to (1) all of the properties, books, contracts, commitments and records of NMI and its Subsidiaries, and (2) all other information concerning the business, Intellectual Property, properties and personnel of NMI and its Subsidiaries as Buyer may reasonably request, and (ii) NMI will provide to Buyer and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request. At or before Closing, NMI will deliver a copy of all documents in the electronically accessible data room provided in connection with the Merger (the “Data Room”) to Buyer on compact disc, DVD or other permanent electronic medium acceptable to Buyer. Notwithstanding the foregoing, NMI shall not be required to provide any information to the extent such provision would (i) violate any Applicable Laws, (ii) violate a contractual commitment to a third party (provided that NMI shall use commercially reasonable efforts to obtain the consent of such third party to the provision of such information to Buyer) or (iii) would cause NMI to lose a legal privilege (except to the extent that common legal privilege is available).
(b)    All information obtained by NMI or Buyer pursuant to this Section 5.7 shall be treated as confidential information in accordance with the non-disclosure agreement between NMI and Buyer, dated January 22, 2014.
(c)    Until the earlier of the termination of this Agreement and the Closing, NMI will cause its officers, counsel or other representatives to promptly notify Buyer of, and to confer from time to time as requested by Buyer with one or more representatives of Buyer during ordinary business hours to discuss, any material changes or developments in the operational matters of NMI and its Subsidiaries and the general status of the ongoing business and operations of NMI and its Subsidiaries.
(d)    No information or knowledge obtained in any investigation in accordance with this Section 5.7 will affect or be deemed to modify any representation or warranty contained herein, the conditions to the obligations of the parties hereto to consummate the Merger or any party’s rights hereunder.
5.8    Public Announcements. Prior to the Closing, the parties hereto shall keep each other informed regarding the form and timing of public disclosures with respect to the subject matter of this Agreement, and no party will issue or make any press release or public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by disclosure obligations under any applicable Law, in which case the party proposing to issue any press release or public statement in compliance with any such disclosure obligations under any Applicable Law shall use commercially reasonable efforts to consult in good faith with the other party before doing so.
5.9    Taxes.
(a)    The Representative, Parent and NMI shall (i) each provide the other with such information and assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, and with any audit or other examination by any taxing authority or judicial or administrative proceedings or determinations relating to liability for Taxes in respect of NMI or any of its Subsidiaries, (ii) each retain and provide the other with any reasonably requested records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination. Each party shall bear its own expenses in complying with the foregoing provisions.
(b)    In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Surviving Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of NMI and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(c)    All Tax allocation, sharing or similar agreements with respect to or involving NMI and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither NMI nor its Subsidiaries shall be bound thereby or have any liability thereunder.
5.10    280G Stockholder Approval. Promptly following the Execution Date, NMI shall submit to the holders of NMI Capital Stock for approval (in a manner reasonably satisfactory to Parent) by such number of holders of NMI Capital Stock as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by NMI and shall be subject to review and approval by Parent, which shall not be unreasonably withheld), such that such payments and benefits shall not be deemed to be Section 280G Payments (the “Section 280G Stockholder Approval”).
5.11    Employee Benefits Covenants.
(a)    Prior to the Closing Date and subject to Section 5.11(c), Parent and will NMI mutually determine which full-time employees of NMI or any of its Subsidiaries will receive either offers of continued employment from Parent or its Affiliates (the “Retained Employees”) or transitional offers to work as “independent contractors” for a limited period of time post-Closing (the “Transitional Contractors”), in each case so long as such employees are employed by NMI or any of its Subsidiaries immediately prior to Closing.
(b)    Parent or its Affiliates will, effective upon Closing, offer employment to the Retained Employees on an at-will basis (to the extent permitted by Applicable Law) and will review the cash compensation of Retained Employees on or before the Closing in order to adjust such compensation to a level comparable to Parent employees with similar positions, experience, responsibilities and qualifications; provided that the total cash compensation (including wages, salaries, commissions and bonuses) of Retained Employees will not be less favorable than the cash compensation provided by NMI or its Subsidiaries as of immediately prior to the Closing.
(c)    Parent or its Affiliates will provide service credit to full-time employees of NMI or any of its Subsidiaries who become full-time employees of Parent or any Affiliate of Parent as of the Closing Date (“Continuing Employees”) under applicable Parent or Parent Affiliate employee benefit plans, consistent with Parent’s standard benefit plans and programs for similarly situated employees and based on geographic locations (except to the extent such service credit will result in the duplication of benefits); provided, however, that: (i) specific terms of employment, or credit in respect of, any individual employee as set forth in any offer letter or employment agreement shall control and prevail in the event of any conflict with the terms of this Section 5.11; (ii) prior service shall not be recognized or credited with respect to eligibility or entitlement related to incentive or performance bonuses, vacation, holiday or sick-leave entitlements or accruals, or overtime payments; (iii) except to the extent expressly specified in the offer letter received by an employee from Parent or its Affiliate, prior service shall not be recognized or credited for the purpose of eligibility for, entitlement to or participation in, any equity or quasi-equity compensation plan offered by Parent or any of its Affiliates, including customary Parent “rank and file” annual equity grant award reviews, other special equity incentive programs made available to rank and file employees; (iv) such prior service shall not be recognized or credited with respect to eligibility or entitlement to any annual or special salary adjustments or salary increases that may otherwise apply to Parent “rank-and-file” employees, unless Parent otherwise determines; (v) all Continuing Employees of each of NMI China and NMI Egypt shall, at Closing, have their employment status consensually modified so that each such Continuing Employee is deemed to have commenced his first fixed-term employment contract at the Effective Time (or, in the case of employees of NMI Egypt, after the expiration of their current fixed-term contract); and (vi) to the maximum extent permitted by Applicable Laws, for all purposes related to any of the benefits described in the foregoing sub clauses (i) through (v), the first Business Day following the Effective Time (or, in the case of employees of NMI Egypt, the first Business Day after the expiration of their current fixed-term contract) shall be deemed to be the “date of hire” for such employees by Parent or its applicable Affiliate. Subject to the consent of any third-party insurer and Applicable Law, no exclusion of conditions that are pre-existing as of the commencement of the Continuing Employee’s employment with Parent or any Affiliate of Parent will be imposed under Parent’s employee benefit plans and programs except to the extent applicable as of that date under the comparable plan or program of NMI. Nothing in this Section 5.11(c) is intended to prevent Parent from terminating any of its employee benefit plans from time to time, or changing the form of benefits provided to the Continuing Employees after the Closing Date, nor is anything contained in this Agreement intended to modify or affect the at-will employment, where applicable, of any employee who accepts employment with Parent or any Affiliate of Parent. No Person is an intended third party beneficiary of this Section 5.11(c).
(d)    NMI will fully pay all Unpaid Employee Bonuses at or prior to Closing, and Parent and its Affiliates shall assume no obligation for, or have any Liability in respect of, any Unpaid Employee Bonuses relating to, or arising from, any time at or prior to Closing.

(e)    NMI will fully pay all Unpaid Employee Vacation Amounts at or prior to Closing, and Parent and its Affiliates shall assume no obligation for, or have any Liability in respect of, any Unpaid Employee Vacation Amounts relating to, or arising from, any time at or prior to Closing.
5.12    Third-Party Consents; Notice. NMI shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, the consents, waivers and approvals listed in Schedule 5.12.
5.13    Termination of Liens. NMI shall cause all Liens (other than Permitted Liens) on the assets of NMI and any of its Subsidiaries, including without limitation any Owned Intellectual Property and the Liens listed in Schedule 5.13, to be released prior to or simultaneously with the Closing, and will deliver evidence of each such release in a form acceptable to Parent in its sole discretion at or prior to the Closing, and effective upon the Merger, there shall be no Liens (other than Permitted Liens) on any of the assets of NMI or any of its Subsidiaries.
5.14    Termination of Contracts. NMI shall cause the Contracts listed in Schedule 5.14 to be terminated and be of no further effect as of the Closing Date, and will deliver evidence of each such termination in a form acceptable to Parent in its sole discretion at or prior to the Closing.
5.15    Payoff Letters; Satisfaction Letters. NMI shall obtain prior to the Closing, and deliver to Parent at or prior to the Closing, the Payoff Letters and the Satisfaction Letters. The Payoff Letters and the Satisfaction Letters shall be in a form acceptable to Parent in its sole discretion.
5.16    Other Pre-Closing Actions. NMI shall take, or cause to be taken, prior to the Closing, and deliver to Parent at or prior to the Closing evidence of such action having been taken in a form acceptable to Parent in its sole discretion, all of the actions specified in Schedule 5.16.
5.17    D&O Indemnification and Insurance.
(a)    The Surviving Corporation will be bound by and Parent will cause the Surviving Corporation to continue to satisfy the rights of exculpation, indemnification and advancement of expenses to which NMI’s present and former directors and officers (each, an “Indemnified D&O”) are entitled with respect to any act or omission occurring prior to the Effective Time under NMI’s certificate of incorporation and bylaws, or by contract or agreement, in accordance with the terms and conditions of any such exculpation and indemnification provisions as in effect on the Execution Date and previously provided to Parent. Until the sixth anniversary of the Closing Date, the certificate of formation and bylaws (or equivalent organizational or governing documents) of the Surviving Corporation shall, with respect to matters occurring prior to the Closing, contain provisions no less favorable in the aggregate with respect to exculpation, indemnification and advancement of expenses of each Indemnified D&O than are set forth in NMI’s certificate of incorporation and bylaws in effect as of the Execution Date, and such provisions shall not be amended, repealed or otherwise modified prior to the sixth anniversary of the Closing Date in any manner that would materially and adversely affect the rights thereunder of any Indemnified D&O with respect to matters occurring prior to the Effective Time. The rights of each Indemnified D&O to indemnification or advancement of expenses under any indemnification agreement are listed in Schedule 5.17 to the Disclosure Schedule, and Parent and NMI further agree that all such rights, in addition to rights under NMI’s certificate of incorporation, bylaws and Applicable Law, shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement or law or, if earlier, until the sixth anniversary of the Closing Date.

(b)    Prior to the Effective Time, NMI shall obtain, solely at its own cost and expenses, a fully prepaid tail insurance policy, which policy may provide Indemnified D&Os with directors’ and officers’ liability insurance at the current level and scope of directors’ and officers’ liability insurance coverage as set forth in NMI’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement (the “Tail D&O Insurance”), which Tail D&O Insurance shall provide coverage for a period ending no earlier than the sixth anniversary of the Effective Time. From the Effective Time through the sixth anniversary of the Effective Time, Buyer shall not take any action intended to cancel or terminate the Tail D&O Insurance, but in no event shall Buyer be required to expend any money in connection with the maintenance of the Tail D&O Insurance.
5.18    IoT and Broadcast Revenues. NMI shall prepare, in a manner consistent with GAAP, and deliver to Parent, at Closing, the First Earnout Period Pre-Closing Revenue Statement, which shall set forth a true and correct schedule setting forth, in reasonable detail, by product, the First Earnout Period Pre-Closing IoT Revenue and the First Earnout Period Pre-Closing Broadcast Revenue.
ARTIClE VI
CONDITIONS TO CLOSING
6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, prior to the Closing Date, of the following conditions:
(a)    the Stockholder Consent shall have been obtained;
(b)    the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and any applicable waiting periods under any applicable Other Antitrust Laws shall have expired or been terminated and all other Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect; and
(c)    no statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against Parent, Sub or NMI and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use its commercially reasonable best efforts to have such prohibition lifted).
6.2    Conditions to the Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:
(a)    NMI shall have performed and complied in all material respects with all agreements and obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date and the representations and warranties of NMI which are qualified as to materiality, shall be true and correct, and the representations and warranties of NMI that are not so qualified, shall be true and correct in all material respects, on the Execution Date and at and on the Closing Date as though such representations and warranties were made on and as of such date (or, if given as of a specific date, at and as of such date);

(b)    NMI shall have furnished certificates of its officers to evidence compliance with the conditions set forth in Section 6.2(a) hereof, each substantially in the form attached as Exhibit F;
(c)    All consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any Governmental Entity required to have been obtained or made prior to the Closing shall have been obtained or made;
(d)    No Action shall be pending or threatened in writing before any court or other Governmental Entity or before any other Person wherein an unfavorable order would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, or (ii) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation
(e)    No Action shall be pending or threatened in writing before any court or other Governmental Entity or before any other Person arising out of, or relating to, any of the Owned Intellectual Property; except for Actions that would not have a Material Adverse Effect;
(f)    Each Offer Letter and each Non-Competition Agreement executed by any Person listed in Schedule 9.1(a) shall be duly and validly executed and shall continue to be in full force and effect and will not have been revoked by the Persons executing the same;
(g)    at least eighty percent (80%) of the Retained Employees and Transitional Contractors (i) shall be employed by NMI or one of its Subsidiaries immediately prior to the Closing Date, (ii) shall have accepted an offer letter from Parent, NMI or a NMI Subsidiary agreeing to continued employment after the Closing, and (iii) shall not have notified (whether formally or informally) Buyers, NMI, any NMI Subsidiary of his or her intention to leave the employ of Buyer, any of its Affiliates, or NMI, or any of its Subsidiaries, following the Closing Date;
(h)    Rights Holders representing ninety-five percent (95%) of the issued and outstanding NMI Capital Stock on an as-converted basis shall have executed a Stockholder Consent and approved the Merger and irrevocably waived their appraisal rights pursuant to Section 262 of the Delaware Code or other Applicable Law;
(i)    Holders of no more than five percent (5%) of the NMI Capital Stock shall have validly exercised their appraisal rights pursuant to Section 262 of the Delaware Code or shall have provided any notice that they intend to exercise such rights;
(j)     NMI shall have no Indebtedness at Closing and there shall be no Liens (other than Permitted Liens) after payment of the amounts set forth in the Payoff Letters, and UCC termination statements shall have been filed, or provided for filing, in respect of all Liens (other than Permitted Liens);
(k)    Any and all rights of first offer, rights of first refusal, co-sale and similar rights that would be available as a result of the Merger shall have been validly waived by all Rights Holders, the Series D Financing Agreements and any similar financing agreements shall have been terminated, and such waivers and terminations will continue to be effective and will not have been revoked or challenged by the Persons executing the same;
(l)    Each of (1) the waivers and approvals listed in Schedule 5.12 shall have been obtained; (2) the termination and release of the Liens listed in Schedule 5.13 shall have been obtained; (3)

the termination of each of the Contracts listed in Schedule 5.14 shall have occurred; (4) the Payoff Letters and Satisfaction Letters shall have been delivered; and (5) the actions required to have been taken and documents required to have been delivered at or before the Closing as listed in Schedule 5.16 shall have been taken or delivered, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing the same;
(m)    A true and correct copy of the Section 280G Stockholder Approval shall have been made available to Parent;
(n)    NMI shall have delivered to Parent, as required by Section 5.18, the First Earnout Period Pre-Closing Revenue Statement, signed by the Chief Executive Officer and Chief Financial Officer, certifying the First Earnout Period Pre-Closing IoT Revenue and the First Earnout Period Pre-Closing Broadcast Revenue, and Parent shall have determined that the revenue amounts set forth in that certificate are reasonable and consistent with GAAP and NMI’s historical sales patterns and practices;
(o)    NMI shall have obtained the Minimum Stockholder Approval, which shall continue to be effective and shall not have been revoked or rescinded by the stockholders executing the same, and NMI shall have delivered a true and correct copy of the of the same to Parent; and
(p)    NMI shall not have suffered any Material Adverse Effect or any change, condition, event or development that reasonably would be expected to have a Material Adverse Effect.
6.3    Conditions to the Obligations of NMI to Effect the Merger. The obligations of NMI to effect the Merger are further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:
(a)    Parent and Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date and the representations and warranties of Parent and Sub which are qualified as to materiality, shall be true and correct, and the representations and warranties of Parent and Sub that are not so qualified, shall be true and correct in all material respects, on the Execution Date and at and on the Closing Date as though such representations and warranties were made on and as of such date; and
(b)    Parent and Sub shall have furnished certificates of their respective officers to evidence compliance with the conditions set forth in Section 6.3(a) hereof, each substantially in the form attached hereto as Exhibits I-1 and I-2 respectively.
ARTICLE VII
TERMINATION
7.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Stockholder Consent:
(a)    by mutual written consent by NMI and Parent;
(b)    by either Parent or NMI, if the Closing shall not have occurred on or before December 31, 2014, or such other date that Parent and NMI may agree upon in writing (the "Termination Date"); provided, however, that the right to terminate this Agreement under this clause (b) of Section7.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;
(c)    by either Parent or NMI, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the completion of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this clause (c) of Section 7.1 shall not be available to any party who did not contest the entry of such injunction or order;
(d)    by Parent, if NMI shall have materially breached any representation, warranty, covenant or agreement contained herein and (1) such breach shall not have been cured within ten (10) Business Days after receipt by NMI from Parent of written notice of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured and (2) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Sections 6.1 or 6.2 to be satisfied (provided, however, that the termination right under this Section 7.1(d) will not be available to Parent if Parent is at that time in material breach of this Agreement);
(e)    by NMI, if Parent or Sub shall have materially breached any representation, warranty, covenant or agreement contained herein and (1) such breach shall not have been cured within ten (10) days after receipt by Parent from NMI of written notice of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured and (2) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Sections 6.1 or 6.3 to be satisfied (provided, however, that the termination right under this Section 7.1(e) will not be available to NMI if NMI is at that time in material breach of this Agreement).
7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub, NMI or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of this Section 7.2, ARTICLE VIII, and ARTICLE IX shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any breach of such party's representations, warranties, covenants or agreements contained herein.
ARTICLE VIII
MISCELLANEOUS
8.1    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer or Sub, to:	Atmel Corporation 1600 Technology Drive San Jose, CA 95110
Attn: Legal Department
Facsimile: (408) 436 4111
If to NMI, to:
Newport Media, Inc.
1 Spectrum Pointe Dr., Suite 225
Lake Forest, CA 92630

Attn: Chief Executive Officer
Facsimile: (949) 707-4027
If to Representative, to:
Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile No.: (303) 623-0294
Telephone No.: (303) 648-4085
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
8.2    Amendments and Waivers.
(a)    This Agreement shall not, at any time prior to the Closing, be amended, modified or supplemented except in a writing signed by NMI and Parent, unless the approval of a majority of the holders of NMI Capital Stock is also required by the Delaware Code. After the Closing this Agreement shall not be amended, modified or supplemented except in a writing signed by Parent and the Representative.
(b)    No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(c)    To the maximum extent permitted by Applicable Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

8.3    Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby unless otherwise expressly provided by this Agreement, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated.
8.4    Privileged Information; Conflicts. Parent, for itself, the Surviving Corporation and each of their respective successors and assigns, hereby irrevocably acknowledges and agrees that all attorney-client privileged communications concerning specifically the negotiation, preparation, execution and delivery of this Agreement, and the transactions contemplated hereby, between the Rights Holders, NMI, and their respective counsel, including Gunderson, Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Hogan Lovells US LLP, shall continue after the Closing to maintain their status as attorney-client privileged communications. In the event of any actual or potential dispute, including any litigation, arbitration or other adversarial proceeding (a “Dispute”) between Parent on the one hand, and the Rights Holders or the Representative, on the other hand, none of Parent, Sub, the Surviving Corporation or any Person purporting to act on behalf of or through Parent, Sub or the Surviving Corporation may claim that such attorney-client communications are discoverable or subject to any waiver of the privilege solely as a consequence of Parent’s acquisition of NMI. The Rights Holders or the Representative may, however, choose to waive the privilege in their sole discretion. Other than as explicitly set forth in this Section 8.4, the parties acknowledge that any attorney-client privilege belonging to NMI prior to the Closing shall survive and continue, after the Closing, to be a privilege of NMI, and not the Rights Holders or the Representative.
8.5    Successors and Assigns. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties; provided that, without such consent, Buyer may transfer or assign this Agreement, to (a) one or more of its Affiliates, (b) by operation of law, or (c) in connection with any merger, consolidation or sale of all or substantially all of its assets or in connection with any similar transaction, but no such transfer or assignment will relieve Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of NMI and Buyer, provided that the parties hereto shall continue to be obligated in accordance with the terms of this Agreement.
8.6    Governing Law. This Agreement and the Ancillary Agreements and Schedules hereto and thereto shall be governed by and interpreted and enforced in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.
8.7    Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the State of California, County of Santa Clara, and (b) the United States District Court for the Northern District of California, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in the United States district Court for the Northern District of California, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of California located in the County of Santa Clara. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the courts of the State of California located in the County of Santa Clara with respect to any matters to which it has submitted to jurisdiction in this Section 8.7. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the courts of the State of California, County of Santa Clara, or (ii) the United States District Court for the Northern District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.
8.8    Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.
8.9    Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of ARTICLE VIII hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third-party beneficiaries of such sections and shall have the right to enforce such sections in their own names.
8.10    Entire Agreement. This Agreement, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the Merger. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.
8.11    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
8.12    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.13    Electronic Signature. This Agreement may be executed by facsimile signature or other electronic transmission (including pdf or similar file format) and a facsimile signature or other electronic transmission shall constitute an original for all purposes.
8.14    No Presumption Against Drafting Party. Each of Parent, Sub, the Representative and NMI acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
8.15    Specific Performance. Parent, Sub, the Representative and NMI each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
ARTICLE IX
CERTAIN DEFINITIONS
9.1    Definitions. The following terms used in this Agreement shall have the meanings set forth in this Section 9.1:
“$” means United States Dollars.
“Action” means any criminal, civil, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or private arbitrator or mediator.
“Admitted Liability” has the meaning set forth in Section 4.4(e).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Aggregate Liquidation Preference Payable” means the sum of (A) the Series D Liquidation Preference actually payable on shares of Series D Preferred pursuant to this Agreement (including Series D Preferred issued upon exercise of Warrants to purchase Series D Preferred outstanding as of the Effective Time), plus (B) the Series C Liquidation Preference actually payable on shares of Series C Preferred pursuant to this Agreement, plus (C) the Series B Liquidation Preference actually payable on shares of Series B Preferred pursuant to this Agreement, plus (D) the Series A Liquidation Preference actually payable on shares of Series A Preferred pursuant to this Agreement (including Series A Preferred issued upon exercise of Warrants to purchase Series A Preferred outstanding as of the Effective Time). Notwithstanding the foregoing, in no event shall the Aggregate Liquidation Preference Payable include amounts paid in respect of NMI Preferred Stock that converts to NMI Common Stock prior to or in connection with the Closing.
“Aggregate Merger Consideration” has the meaning set forth in Section 1.6.
“Aggregate Participation Amount” means the Aggregate Merger Consideration less the Aggregate Liquidation Preference Payable.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means the Escrow Agreement, the Non-Competition Agreements, the Offer Letters, and the Joinder Agreements.

“Applicable Law” means any foreign, federal, state or local law, statute, ordinance, code, order, rule or regulation.
“Audited Financial Statements” has the meaning set forth in Section 2.7(a).
“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.
“Balance Sheet Date” has the meaning set forth in Section 2.7(a).
“Bank Account” has the meaning set forth in Section 2.18.
“Base Consideration” means One Hundred Forty Million Dollars ($140,000,000).
“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could form the basis for any specific consequence.
“Bribery Laws” has the meaning set forth in Section 2.12(b).
“Broadcast Revenue” means all revenue generated from the sale of any of the Products set forth on Schedule 9.1(g) and any successor product or derivative of the Products set forth on Schedule 9.1(f) that is based on, uses or incorporates NMI Intellectual Property (excluding, in any case, standalone microcontrollers, reference designs, or any other Parent or Parent Affiliate products that incorporate, include, or otherwise integrate NMI firmware or other software).
“Business Day” means any day other than a Saturday or Sunday or a day on which banks are authorized or obligated by law to be closed in San Francisco, California.
“Buyer” has the meaning set forth in the Preamble.
“CAD Tool Provider” has the meaning set forth in Section 2.11(r).
“Certificates” has the meaning set forth in Section 1.14(a).
“China” means The People’s Republic of China.
“Claim” means a claim for indemnification under this Agreement.
“Claim Notice” has the meaning set forth in Section 4.4(e).
“Closing” has the meaning set forth in Section 1.2.
“Closing Aggregate Option and Warrant Exercise Price” equals the sum of:

(A)	the aggregate exercise price for all Vested Options that have an exercise price per share less than the Per Share Common Aggregate Consideration at the Closing, plus

(B)
the aggregate exercise price for all Warrants that have an exercise price per share less than the per share aggregate consideration payable hereunder for the class of NMI Capital Stock into which such Warrants are exercisable at the Closing.

“Closing Balance Sheet” has the meaning set forth Section 1.15(c).

“Closing Cash” means all cash and cash equivalents of NMI as of the Closing, other than cash attributable (or that would be attributable) to the Closing Aggregate Option and Warrant Exercise Price.
“Closing Date” has the meaning set forth in Section 1.2.
“Closing Date Working Capital” has the meaning set forth Section 1.15(c).
“Closing Debt” means all Indebtedness outstanding at the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreements” mean any and all Contracts, letters, side letters, memoranda of understanding and contractual obligations of any kind, nature and description, oral or written, that have been entered into between or are otherwise binding on NMI or any of its Subsidiaries and any labor organization, union, employee association, agency or employee committee or plan that is lawfully entitled to represents employees of NMI or any of its Subsidiaries.
“Common Warrant Escrow Amount” has the meaning set forth in Section 1.7(i)(iii).
“Common Warrant Net Aggregate Consideration” has the meaning set forth in Section 1.7(i)(iii).
“Common Warrant Representative Expense Amount” has the meaning set forth in Section 1.7(i)(iii).
“Continuing Employees” has the meaning set forth in Section 5.11(c).
“Contract” means any contract, agreement, arrangement or understanding, whether written or oral.
“Control,” including the terms “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by having established a branch, representative or similar office in any jurisdiction, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Convertible Debt” has the meaning set forth in Section 1.7(j).
“Copyrights” has the meaning set forth in the definition of “Intellectual Property” set forth in this Section 9.1.
“Corporate Records” has the meaning set forth in Section 2.1(c).
“Current Assets” means, without duplication and on a consolidated basis in accordance with GAAP, NMI’s (a) accounts receivable, net of allowances for doubtful accounts, (b) inventory, net of allowances for obsolete, unsalable or otherwise impaired goods, (c) prepaid expenses, (d) other current assets, (e) deferred cost of goods sold, and (f) the amount of any Severance Payments actually paid to Excluded Employees (in an aggregate amount not to exceed $50,000 for all Severance Payments); provided, however, that cash and cash equivalents, deferred Tax assets, and any deferred financing costs shall not be included in Current Assets; and provided further that the exercise price of any Stock Options, Warrants or Convertible Debt that are exercised after the Execution Date shall not be included in Current Assets.

“Current Liabilities” means, without duplication and on a consolidated basis in accordance with GAAP, any and all current liabilities of NMI, including (a) accounts payable, (b) accrued expenses, (c) deferred revenue, (d) accrued overtime, and (e) product warranty and other reserves for Product failures or defects; provided, however, that each of the following expenses or liabilities, as set forth in clauses (i), (ii), (iii) and (iv) of this proviso, may be excluded from the definition of Current Liabilities to the extent that any such expense or liability has been fully and unconditionally paid by NMI at or prior to Closing (but shall be fully included to the extent of any shortfall, underpayment, conditional payment or other event that causes Parent to assume a liability or payment obligation in respect thereof after the Closing Date): (i) Transaction and Other Specified Expenses fully and unconditionally paid off pursuant to a Satisfaction Letter at Closing, (ii) Closing Debt fully and unconditionally paid off pursuant to a Payoff Letter at or prior to the Closing, (iii) Unpaid Employee Bonuses and Unpaid Employee Vacation Amounts fully and unconditionally paid off at Closing, and (iv) the amount of Severance Payments accrued for Excluded Employees (in an aggregate amount not to exceed $50,000 for all Severance Payments).
“Data Room” has the meaning set forth in Section 5.7(a).
“Delaware Code” has the meaning set forth in Section 1.1.
“Disclosure Schedule” means the disclosure schedule dated as of the Execution Date and delivered by NMI to Buyer pursuant to this Agreement.
“Dispute” has the meaning set forth in Section 8.4.
“Dispute Statement” has the meaning set forth in Section 4.4(f).
“Dissenting Share Payment” has the meaning set forth in Section 1.8.
“Dissenting Shares” has the meaning set forth in Section 1.8.
“DOJ” has the meaning set forth in Section 5.3.
“Earnout Payments” means the aggregate payments, if any, made to the holders of NMI Common Stock, Vested Options, Warrants and Convertible Debt in respect of the First Earnout Period and/or the Second Earnout Period, as applicable. Holders of Retention RSUs and holders of NMI Preferred Stock (other than (i) shares converted into shares of NMI Common Stock at or prior to Closing and (ii) shares of Series 1 Preferred) are not, and shall not be, entitled to receive, or participate in, any of the Earnout Payments.
“Earnout Period” refers to the First Earnout Period or the Second Earnout Period, as applicable.
“Earnout Statement” has the meaning set forth in Section 1.16(c)(iv).
“Effective Time” has the meaning set forth in Section 1.2.
“Egypt” means The Arab Republic of Egypt.
“Egypt Employee” means any employee or contractor of NMI of any of its Subsidiaries who works or resides in, or conducts business activities for NMI within, Egypt, including employees or contractors of NMI, NMI California, NMI Egypt or any other Subsidiary of NMI.
“Egypt Service Contract” has the meaning set forth in Section 2.28(a)(vi).
“Escrow Account” has the meaning set forth in Section 4.4(a).

“Escrow Agent” has the meaning set forth in Section 4.4(a).
“Escrow Agreement” has the meaning set forth in Section 4.4(a).
“Escrow Amount” means Seventeen Million Five Hundred Thousand Dollars ($17,500,000).
“Escrow Contribution Percentage” means the quotient obtained by dividing: (A) the Escrow Amount by (B) the difference of (1) the Aggregate Merger Consideration minus (2) the Closing Aggregate Option and Warrant Exercise Price.
“Escrow Period” has the meaning set forth in Section 4.4(a).
“Estimated Working Capital” has the meaning set forth in Section 1.15(a).
“Excluded Employees” means any employee of NMI or any of its Subsidiaries who (a) is not offered a position as a Retained Employee or Transitional Contractor by the parties, (b) terminates their employment with NMI or such Subsidiary after the Execution Date but on or prior to the Closing as a result of not being selected as a Retained Employee or Transitional Contractor, and (c) executes a binding release in favor of NMI and each of its Subsidiaries releasing all claims such employee may have against NMI or any of its Subsidiaries in a form reasonably acceptable to Parent on or prior to the Closing.
“Execution Date” has the meaning set forth in the preamble.
“Export Controlled Products” has the meaning set forth in Section 2.12(e).
“Export Licenses” has the meaning set forth in Section 2.12(e).
“Financial Statements” has the meaning set forth in Section 2.7(a).
“First Earnout Adjusted Merger Consideration Amount” equals the sum of (A) the Base Consideration, plus (B) the First Earnout Payment Amount, plus (C) the First Earnout Aggregate Option and Warrant Exercise Price, plus (D) the Fixed Earnout Merger Consideration Amount.
“First Earnout Aggregate Option and Warrant Exercise Price” shall equal the sum of:

(A)
the aggregate exercise price for all Vested Options that have an exercise price per share that is less than the Per Share Common Aggregate Consideration, calculated as if based on the First Earnout Adjusted Merger Consideration Amount instead of the Aggregate Merger Consideration, plus

(B)
the aggregate exercise price for all Warrants that have an exercise price per share that is less than the per share aggregate consideration payable hereunder for the class of NMI Capital Stock into which such Warrants are exercisable, calculated as if based on the First Earnout Adjusted Merger Consideration Amount instead of the Aggregate Merger Consideration.

“First Earnout Broadcast Credit Amount” means an amount, rounded down to the nearest thousandth of a cent, equal to:

(A)	$5,000,000, divided by

(B)	$39,591,200, minus

(1)	the First Earnout Period Pre-Closing Broadcast Revenue, minus

(2)	the First Earnout Broadcast Revenue Target.
“First Earnout Broadcast Revenue Target” equals:

(A)	0.80 multiplied by

(B)	$39,591,200, minus the First Earnout Period Pre-Closing Broadcast Revenue.
“First Earnout IoT Credit Amount” means an amount, rounded to the nearest thousandth of a cent, equal to:

(A)	$10,000,000, divided by

(B)	$8,945,819, minus

(1)	the First Earnout Period Pre-Closing IoT Revenue, minus

(2)	the First Earnout IoT Revenue Target.
“First Earnout IoT Revenue Target” equals:

(A)	0.80 multiplied by

(B)	$8,945,819 minus the First Earnout Period Pre-Closing IoT Revenue.
“First Earnout Payment Amount,” if any, equals the sum:

(A)
with respect to IoT Revenue in the First Earnout Period, of the product of (1) the First Earnout IoT Credit Amount, multiplied by (2) the IoT Revenue realized in excess of the First Earnout IoT Revenue Target;

provided, however, that in no event shall the aggregate amount payable in respect of the First Earnout Payment based on IoT Revenue exceed $10,000,000, plus

(B)
with respect to Broadcast Revenue in the First Earnout Period, of the product of (1) the First Earnout Broadcast Credit Amount, multiplied by (2) the Broadcast Revenue realized in excess of the First Earnout Broadcast Revenue Target;

provided, however, that in no event shall the aggregate amount payable in respect of the First Earnout Payment based on Broadcast Revenue exceed $5,000,000.
“First Earnout Per Share Payment” means, with respect to each share of Series 1 Preferred, each share of NMI Common Stock and each share of NMI Common Stock underlying any Vested Options, Warrants or Convertible Debt, the positive number, if any, equal to:

(A)
the Per Share Closing Aggregate Amount that would have been payable, at the Closing, in respect of each share of Series 1 Preferred, each share of NMI Common Stock and each share of NMI Common Stock underlying any Vested Options, Warrants or Convertible Debt, calculated assuming that, and as if, the amount of the Aggregate Merger Consideration payable at the Closing was equal to the First Earnout Adjusted Aggregate Merger Consideration Amount (including corresponding changes to Fully-Diluted Shares and Closing Aggregate Option and Warrant Exercise Price in such calculation), minus

(B)
the Per Share Closing Aggregate Amount actually paid, at the Closing, in respect of each share of Series 1 Preferred, each share of NMI Common Stock and each share of NMI Capital Stock underlying any Vested Options, Warrants or Convertible Debt (inclusive of any amount allocated to the Escrow Amount or the Representative Expense Amount at the Closing);

provided, however, that to the extent that a holder of any NMI Preferred Stock (other than the Series 1 Preferred) did not elect in writing to convert their shares of NMI Preferred Stock into shares of NMI Common Stock on or prior to the Closing in accordance with the NMI Charter Documents, such shares of NMI Preferred Stock (other than the Series 1 Preferred) shall not be entitled to participate in, or receive, any Earnout Payments.
“First Earnout Period” means the period from the Closing Date through June 30, 2015.
“First Earnout Period Pre-Closing Broadcast Revenue” has the meaning set forth in Section 1.16(c)(v).
“First Earnout Period Pre-Closing IoT Revenue” has the meaning set forth in Section 1.16(c)(v).
“First Earnout Period Pre-Closing Revenue Statement” has the meaning set forth in Section 1.16(c)(v).
“Fixed Earnout Merger Consideration Amount” means the positive or negative number equal to the sum of (A) Closing Cash, minus (B) Closing Debt, minus (C) Transaction and Other Specified Expenses, plus (D) Working Capital Excess (if any), minus (E) Working Capital Shortfall (if any), each such amount set forth in (A) through (E) as originally calculated for purposes of, and as used to determine payments made at, the Closing.
“FTC” has the meaning set forth in Section 5.3.
“Fully-Diluted Shares” means, subject to the last two sentences of this definition, the sum of (a) the number of shares of NMI Common Stock issued and outstanding immediately prior to the Effective Time, plus (b) the number of shares of NMI Common Stock issuable upon conversion of all shares of NMI Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of NMI Preferred Stock that have a liquidation preference per share that exceeds the Per Share Common Aggregate Consideration), plus (c) the number of shares of NMI Common Stock issuable upon exercise of all Vested Options and Warrants outstanding immediately prior to the Effective Time that have per share exercise prices less than the Per Share Common Aggregate Consideration, plus (d) the number of shares of NMI Common Stock issuable upon conversion of the NMI Capital Stock that may be purchased pursuant to the Convertible Debt as of immediately prior to the Effective Time, all of which shall be as set forth in the Spreadsheet. No Retention RSUs shall be included within the definition of Fully-Diluted Shares notwithstanding the specific terms or participatory rights any such Retention RSUs may otherwise expressly or impliedly provide. Solely for purposes of calculating the First Earnout Per Share Payment and the Second Earnout Per Share Payment, the number of Fully-Diluted Shares shall exclude the number of shares of NMI Common Stock issuable upon conversion of shares of NMI Preferred Stock (other than Series 1 Preferred), except to the extent that a holder of any NMI Preferred Stock elected in writing to convert their shares of NMI Preferred Stock into shares of NMI Common Stock on or prior to the Closing in accordance with the NMI Charter Documents and, in which case, those share of capital stock will be included as NMI Common Stock.

“GAAP” means United States generally accepted accounting principles as applied by NMI in its Audited Financial Statements.
“Generally Available Software” means either (i) non-material, commercially standard “shrink-wrap,” off-the-shelf and commonly available software or (ii) non-material open source software generally available to third parties at no cost and without any restrictions.
“Governmental Entity" means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.
“including” shall be deemed to be followed by the phrase “without limitation.”
“Indebtedness” of any Person means, as of any specified date, the amount equal to the sum of the following monetary or payment obligations (whether or not then due and payable), to the extent they are obligations of such Person on a consolidated basis, including all obligations of its Subsidiaries or otherwise guaranteed by such Person or any of its Subsidiaries (whether through the grant of a security interest upon any assets of such Person or otherwise): (a) all outstanding indebtedness for borrowed money owed to third parties, (b) accrued interest payable with respect to Indebtedness referred to in clause (a), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures, (d) all obligations arising out of any financial hedging, swap or similar arrangements, (e) all obligations as lessee that would be required to be capitalized in accordance with GAAP, (f) all obligations in connection with any banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction, (g) any obligation outstanding under any credit facility or credit line, including the accounts receivable based credit line with Bridge Bank, N.A., and (h) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such entity that would arise (whether or not then due and payable) if all such items under clauses (a) through (g) were prepaid, extinguished, unwound and settled in full as of such specified date.
“Indemnified Loss” has the meaning set forth in Section 4.1.
“Indemnified Parties” has the meaning set forth in Section 4.1.
“Indemnifying Party” has the meaning set forth in Section 4.4(g)(i).
“India” means The Republic of India.
“Intellectual Property” means all intellectual property rights and industrial property rights in any jurisdiction, if and to the extent legally protected as intellectual property or industrial property in such jurisdiction, whether registered or unregistered, including such rights in and to: (a) trademarks, trade dress, service marks, certification marks, logos, trade names and corporate names, and all applications therefor (collectively, “Trademarks”); (b) patents (including any and all divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof), any counterparts claiming priority therefrom, as well as utility models, certificates of invention and certificates of registration, and all applications therefor (collectively, “Patents”); (c) writings and other works of authorship, expressions, and designs, whether or not copyrightable, including copyrights, author, performer, and neighboring rights, and all registrations, applications for registration, and renewals thereof (collectively, “Copyrights”); (d) inventions, discoveries, trade secrets, business and technical information know-how, databases, data collections that are not publicly available and that are treated as confidential and proprietary, and other non-public confidential and proprietary information and all rights therein (collectively, “Trade Secrets”) (e) software and firmware (including source code, object code, application programming interfaces, data files, databases and software-related specifications and documentation) (collectively, “Software”); (f) domain names; (g) mask works; (h) topographies of micro-electronic semiconductor products; and (i) moral rights such as droit moral; in each case, including any registrations of applications to register, and renewals and extensions of any of the foregoing with or by any Governmental Entity in any jurisdiction.
“Interim Balance Sheet” has the meaning set forth in Section 2.9.
“Interim Balance Sheet Date” has the meaning set forth in Section 2.9.
“IoT Revenue” means all revenue generated from the sale of (a) any of the Products set forth on Schedule 9.1(f), and designed and manufactured for, or otherwise used in, the “Internet of Things”, plus (b) multi-chip modules (“MCM”) or system-in-packages (“SiP”) that contain NMI’s Wi-Fi or Bluetooth Intellectual Property and are designed and manufactured for use in the “Internet of Things,” and, in the case of each of clauses (a) and (b), any successor products or derivatives thereof that are based on, use or incorporate NMI Intellectual Property. Notwithstanding the foregoing, IoT Revenue will not include (i) any revenue realized from the sale of (x) standalone microcontrollers, reference designs, or any other Parent or Parent Affiliate products that incorporate, include, or otherwise integrate NMI firmware or other software, or (y) any MCM or SiP containing Wi-Fi or Bluetooth technology and/or products that are not based on, use or incorporate NMI Intellectual Property; (ii) any revenue realized from the sale of products for use in handset or tablet devices, “mobility” products or other products or technologies of a similar nature; or (iii) revenue realized from the sale of Parent and Parent Affiliate products that are not specifically marketed for, or intended specifically for use in, the “Internet of Things.”
“IP Registrations” has the meaning set forth in Section 2.11(a).
“ITAR” has the meaning set forth in Section 2.12(c).
“Joinder Agreement” has the meaning set forth in the Recitals.
“Key Management Team” means each of the Persons specified in Schedule 9.1(a).
“Know-How” has the meaning set forth in the definition of “Intellectual Property” set forth in this Section 9.1.
“Knowledge” or “NMI’s Knowledge” or similar expression, means the knowledge of the Persons specified in Schedule 9.1(b), in each case after his or her reasonable inquiry of the employees and/or consultants of NMI materially involved with respect to the matter in question.
“Korea” means Republic of Korea.
“Letter of Transmittal” has the meaning set forth in Section 1.14(b).

“Liabilities” means any and all debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, reserved or unreserved, matured or unmatured, determined or undeterminable, on- or off-balance sheet, including those arising under any Applicable Law, Action or Order and those arising under any Contract or otherwise.
“License Fees” has the meaning set forth in Section 2.11(c).
“Liens” means any pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Losses” has the meaning set forth in Section 4.1.
“Material Adverse Effect” means any change, condition, event or development in the business, condition (financial or otherwise), assets, liabilities or results of operations of NMI that is material and adverse to NMI taken as a whole; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a Material Adverse Effect: (i) changes in circumstances affecting the semiconductor industry as a whole (ii) changes in global macroeconomic conditions, (iii) changes to the extent attributable to the transactions contemplated by the Agreement or the announcement or pendency thereof, (iv) any action taken by NMI that it is expressly required to take pursuant to this Agreement, and (v) any action taken at the request, or with the prior written consent, of Parent.
“Material Contract” has the meaning set forth in Section 2.10(a).
“Merger” has the meaning set forth in Section 1.1.
“Minimum Stockholder Approval” has the meaning set forth in Section 2.6.
“Neutral Accounting Firm” means Grant Thornton or, if such firm shall decline or is unable to accept the assignment, such other nationally recognized independent accounting firm selected by mutual agreement of Buyer and the Representative. If Buyer and the Representative fail to agree on a Neutral Accounting Firm within thirty (30) days after either party notifies the other that it desires to engage the Neutral Accounting Firm, then either party may request that a court specified in Section 9.6 select a nationally recognized independent accounting firm to serve as the Neutral Accounting Firm.
“New Litigation Claim” has the meaning set forth in Section 5.5(a).
“NMI” has the meaning set forth in the Preamble.
“NMI Authorizations” has the meaning set forth in Section 2.12(d).
“NMI Benefit Plans” has the meaning set forth in Section 2.14(a).
“NMI Board” means the board of directors of NMI.
“NMI California” means Newport Media, Inc., a California corporation.

“NMI Capital Stock” means the NMI Common Stock, NMI Preferred Stock and all other shares of all series and classes of capital stock of NMI, taken together.
“NMI Charter Documents” has the meaning set forth in the Recitals.
“NMI China” means any Subsidiary of NMI or any of its Affiliates organized in the People’s Republic of China, including United Xinshi Information Technology (Shanghai) Co. Ltd.
“NMI Common Stock” means shares of Common Stock, par value $0.001 per share, of NMI.
“NMI Development Person” has the meaning set forth in Section 2.11(g).
“NMI Egypt” means any Subsidiary of NMI or any of its Affiliates organized in the Arab Republic of Egypt, including the branch or representative office of NMI California known as NMI’s “Egyptian Design Center” or “EDC”.
“NMI Korea” means any Subsidiary of NMI or any of its Affiliates organized in the Republic of Korea, including Wireless Republic Group, Inc.
“NMI Preferred Stock” means, collectively, the Series A Preferred, par value $0.001 per share, the Series B Preferred, par value $0.001 per share, the Series C Preferred, par value $0.001 per share, the Series D Preferred, par value $0.001 per share, and the Series 1 Preferred, par value $0.001 per share.
“NMI Source Code” has the meaning set forth in Section 2.11(e).
“NMI Stock Plan” means the Newport Media, Inc. 2005 Stock Incentive Plan, as amended and restated.
“Non-Competition Agreement” has the meaning set forth in Section 2.29.
“Offer Letter” has the meaning set forth in Section 2.29.
“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.
“Organizational Documents” means, with respect to any entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
“Original Series A Issue Price” means $1.00.
“Original Series B Issue Price” means $2.95.
“Original Series C Issue Price” means $5.12.
“Original Series D Issue Price” means $2.225.
“Other Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than those of the United States.
“Other Liabilities” means, without duplication and on a consolidated basis, any and all Liabilities of NMI arising out of or resulting from (a) any Tax reserve of NMI or any of its Subsidiaries, as determined in accordance with GAAP, including any Tax reserve for NMI Egypt, and (b) any other Tax obligation of NMI or any of its Subsidiaries attributable to any Pre-Closing Tax Period, including, any permanent establishment Tax Liability.
“Owned Intellectual Property” has the meaning set forth in Section 2.11(b).
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” means a share of common stock, par value $0.001 per share, of Parent.
“Parent Share Conversion Rate” means the quotient obtained by dividing (A) the Per Share Common Aggregate Consideration, by (B) the Parent Stock Price.
“Parent Stock Price” means the average of the closing sale prices of Parent Common Stock as quoted on the NASDAQ Global Select Market for the thirty (30) consecutive trading days ending with (and including) the trading day that is three trading days prior to the Closing Date.
“Patents” has the meaning set forth in the definition of “Intellectual Property” set forth in this Section 9.1.
“Paying Agent” has the meaning set forth in Section 1.14(a).
“Payoff Letters” has the meaning set forth in Section 1.12.
“Per Share Closing Aggregate Amount” means:

(a)	with respect to each share of NMI Common Stock, the Per Share Common Aggregate Consideration payable to the holder of that share of NMI Common Stock at the Closing;

(b)	with respect to each share of Series 1 Preferred, the Per Share Series 1 Aggregate Consideration payable to the holder of that share of Series 1 Preferred at the Closing;

(c)	with respect to each share of Series A Preferred, the Per Share Series A Aggregate Consideration payable to the holder of that share of Series A Preferred at the Closing;

(d)	with respect to each share of Series B Preferred, the Per Share Series B Aggregate Consideration payable to the holder of that share of Series B Preferred at the Closing;

(e)	with respect to each share of Series C Preferred, the Per Share Series C Aggregate Consideration payable to the holder of that share of Series C Preferred at the Closing;

(f)	with respect to each share of Series D Preferred, the Per Share Series D Aggregate Consideration payable to the holder of that share of Series D Preferred at the Closing,

(g)
with respect to each share underlying any Warrant to purchase shares of Series A Preferred, the Per Share Series A Warrant Net Aggregate Consideration payable to the holder of that Warrant for such underlying share;

(h)
with respect to each share underlying any Warrant to purchase shares of Series D Preferred, the Per Share Series D Warrant Net Aggregate Consideration payable to the holder of that Warrant for such underlying share;

(i)
with respect to each share underlying any Warrant to purchase shares of NMI Common Stock, the Per Share Common Warrant Net Aggregate Consideration payable to the holder of that Warrant for such underlying share;

(j)	with respect to each share underlying any Vested Options, the Per Share Vested Option Net Aggregate Consideration payable to the holder of that Vested Options for such underlying share; and

(k)	with respect to each share underlying any Convertible Debt, the Per Share Convertible Debt Aggregate Consideration payable to the holder of that Convertible Debt for such underlying share.
“Per Share Common Aggregate Consideration” means the quotient obtained by dividing (A) the Aggregate Participation Amount, by (B) the Fully-Diluted Shares.
“Per Share Common Closing Consideration” means the difference resulting from (A) the Per Share Common Aggregate Consideration minus (B) the Per Share Common Escrow Amount minus (C) the Per Share Common Representative Expense Amount.
“Per Share Common Escrow Amount” means the product of (A) the Per Share Common Aggregate Consideration multiplied by (B) the Escrow Contribution Percentage.
“Per Share Common Representative Expense Amount” means the product of (A) the Per Share Common Aggregate Consideration multiplied by (B) the Representative Expense Percentage.
“Per Share Common Warrant Net Aggregate Consideration” means, with respect to each share of NMI Common Stock underlying any Warrant to purchase shares of NMI Common Stock, the quotient obtained by dividing: (A) the Common Warrant Net Aggregate Consideration for such Warrant by (B) the number of shares of NMI Common Stock underlying such Warrant.
“Per Share Convertible Debt Aggregate Consideration” means, with respect to each share of NMI Common Stock underlying any Convertible Debt outstanding and unpaid at the Effective Time (other than Convertible Debt that is treated as a Warrant to purchase NMI Common Stock in accordance with the last sentence of Section 1.7(j)), the quotient obtained by dividing: (A) the aggregate consideration payable to such Convertible Debt at the Closing, as calculated in accordance with Section 1.7(j)(1) – (3), by (B) the number of shares of NMI Common Stock underlying such Convertible Debt.
“Per Share Earnout Payments” means, collectively, the First Earnout Per Share Payment and the Second Earnout Per Share Payment.
“Per Share Series 1 Aggregate Consideration” means the Per Share Common Aggregate Consideration multiplied by the quotient of (A) 5.12, divided by (B) 4.72.
“Per Share Series 1 Closing Consideration” means the difference resulting from (A) the Per Share Common Aggregate Consideration minus (B) the Per Share Series 1 Escrow Amount minus (C) the Per Share Series 1 Representative Expense Amount.

“Per Share Series 1 Escrow Amount” means the product of (A) the Per Share Common Aggregate Consideration multiplied by (B) the Escrow Contribution Percentage.
“Per Share Series 1 Representative Expense Amount” means the product of (A) the Per Share Common Aggregate Consideration multiplied by (B) the Representative Expense Percentage.
“Per Share Series A Aggregate Consideration” means the Series A Liquidation Preference for each share of Series A Preferred.
“Per Share Series A Closing Consideration” means the difference resulting from (A) the Per Share Series A Aggregate Consideration minus (B) the Per Share Series A Escrow Amount minus (C) the Per Share Series A Representative Expense Amount.
“Per Share Series A Escrow Amount” means the product of (A) the Per Share Series A Aggregate Consideration multiplied by (B) the Escrow Contribution Percentage.
“Per Share Series A Representative Expense Amount” means the product of (A) the Per Share Series A Aggregate Consideration multiplied by (B) the Representative Expense Percentage.
“Per Share Series A Warrant Net Aggregate Consideration” means, with respect to each share of Series A Preferred underlying any Warrant to purchase shares of Series A Preferred, the quotient obtained by dividing: (A) the Series A Warrant Net Aggregate Consideration for such Warrant by (B) the number of shares of Series A Preferred underlying such Warrant.
“Per Share Series B Aggregate Consideration” means the Series B Liquidation Preference for each share of Series B Preferred.
“Per Share Series B Closing Consideration” means the difference resulting from (A) the Per Share Series B Aggregate Consideration minus (B) the Per Share Series B Escrow Amount minus (C) the Per Share Series B Representative Expense Amount.
“Per Share Series B Escrow Amount” means the product of (A) the Per Share Series B Aggregate Consideration multiplied by (B) the Escrow Contribution Percentage.
“Per Share Series B Representative Expense Amount” means the product of (A) the Per Share Series B Aggregate Consideration multiplied by (B) the Representative Expense Percentage.
“Per Share Series C Aggregate Consideration” means the Series C Liquidation Preference for each share of Series C Preferred.
“Per Share Series C Closing Consideration” means the difference resulting from (A) the Per Share Series C Aggregate Consideration minus (B) the Per Share Series C Escrow Amount minus (C) the Per Share Series C Representative Expense Amount.
“Per Share Series C Escrow Amount” means the product of (A) the Per Share Series C Aggregate Consideration multiplied by (B) the Escrow Contribution Percentage.
“Per Share Series C Representative Expense Amount” means the product of (A) the Per Share Series C Aggregate Consideration multiplied by (B) the Representative Expense Percentage.
“Per Share Series D Aggregate Consideration” means the Series D Liquidation Preference for each share of Series D Preferred.

“Per Share Series D Closing Consideration” means the difference resulting from (A) the Per Share Series D Aggregate Consideration minus (B) the Per Share Series D Escrow Amount minus (C) the Per Share Series D Representative Expense Amount.
“Per Share Series D Escrow Amount” means the product of (A) the Per Share Series D Aggregate Consideration multiplied by (B) the Escrow Contribution Percentage.
“Per Share Series D Representative Expense Amount” means the product of (A) the Per Share Series D Aggregate Consideration multiplied by (B) the Representative Expense Percentage.
“Per Share Series D Warrant Net Aggregate Consideration” means, with respect to each share of Series D Preferred underlying any Warrant to purchase shares of Series D Preferred, the quotient obtained by dividing: (A) the Series D Warrant Net Aggregate Consideration for such Warrant by (B) the number of shares of Series D Preferred underlying such Warrant.
“Per Share Vested Option Escrow Amount” has the meaning set forth in Section 1.7(m).
“Per Share Vested Option Net Aggregate Consideration” has the meaning set forth in Section 1.7(m).
“Per Share Vested Option Representative Expense Amount” has the meaning set forth in Section 1.7(m).
“Permit” means any authorization, approval, consent, license or permit or any waiver of any of the foregoing, of or from, or to be filed with or delivered to, any Governmental Entity.
“Permitted Liens” means (a) liens for current real or personal property taxes not yet due and payable and with respect to which NMI maintains adequate reserves and reflected as such in its Current Liabilities, (b) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the present use of the affected property, and (c) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Entity, and including any successor, by merger or otherwise, of any of the foregoing.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period that is prior to and includes the Closing Date.
“Pro Rata Share” means a fraction, (A) the numerator of which is the amount of cash each Rights Holder is entitled to receive pursuant to Section 1.7 with respect to its NMI Capital Stock, Vested Options, Warrants and Convertible Debt, and (B) the denominator of which is the amount of cash all such Rights Holders are entitled to receive pursuant to Section 1.7 with respect to their NMI Capital Stock, Vested Options, Warrants and Convertible Debt (without taking into account, for clauses (A) and (B) above, any applicable tax withholding, the deduction of any Escrow Amount or any Representative Expense Amount, or any deduction of the exercise or warrant price payable for the exercise of any Stock Option or Warrant).
“Products” means the products of NMI set forth on Exhibit J, and any other current product of NMI comprised in all material respects of Owned Intellectual Property.

“Proposal” has the meaning set forth in Section 5.6(a).
“Real Property Lease” has the meaning set forth in Section 2.20.
“Regulations” has the meaning set forth in Section 2.12(a).
“Restricted Transaction” has the meaning set forth in Section 5.6(a).
“Representative” has the meaning set forth in Section 4.6(a).
“Representative Expense Amount” means $250,000.
“Representative Expense Percentage” means the quotient obtained by dividing: (A) the Representative Expense Amount by (B) the difference of (1) the Aggregate Merger Consideration minus (2) the Closing Aggregate Option and Warrant Exercise Price.
“Representative Losses” has the meaning set forth in Section 4.6(b).
“Resolved Claim” has the meaning set forth in Section 4.4(f).
“Restricted Entity” has the meaning set forth in Section 2.11(p).
“Retained Employees” has the meaning set forth in Section 5.11(a).
“Retention RSU” means restricted stock units granted by NMI pursuant to the NMI Stock Plan, consistent with the terms of this Agreement, to the individuals as mutually agreed prior to Closing.
“Rights Holders” means the holders of rights to receive any portion of the Aggregate Merger Consideration in respect of shares of NMI Capital Stock, Vested Options, Warrants and Convertible Debt held by such holder, or any portion of any Earnout Payments in respect of shares of NMI Common Stock, Series 1 Preferred, Vested Options, Warrants and Convertible Debt held by such holder, as set forth in this Agreement (except that for the purposes of Section 1.15(e), “Rights Holders” shall not include holders of NMI Preferred Stock).
“Samsung” means Samsung Electronics Co., Ltd. and each of its Affiliates.
“Samsung Contracts” has the meaning set forth in Section 2.28(b)(iii).
“Satisfaction Letters” has the meaning set forth in Section 1.13.
“Second Earnout Adjusted Merger Consideration Amount” equals the sum of (A) the Base Consideration, plus (B) the First Earnout Payment Amount, plus (C) the Second Earnout Payment Amount, plus (D) the Second Earnout Aggregate Option and Warrant Exercise Price, plus (E) the Fixed Earnout Merger Consideration Amount.
“Second Earnout Aggregate Option and Warrant Exercise Price” shall equal the sum of:

(A)
the aggregate exercise price for all Vested Options that have an exercise price per share that is less than the Per Share Common Aggregate Consideration, calculated as if based on the Second Earnout Adjusted Merger Consideration Amount instead of the Aggregate Merger Consideration, plus

(B)
the aggregate exercise price for all Warrants that have an exercise price per share that is less than the per share aggregate consideration payable hereunder for the class of NMI Capital Stock into which such Warrants are exercisable, calculated as if based on the Second Earnout Adjusted Merger Consideration Amount instead of the Aggregate Merger Consideration.
“Second Earnout Per Share Payment” means, with respect to each share of Series 1 Preferred, each share of NMI Common Stock and each share of NMI Common Stock underlying any Vested Options, Warrants or Convertible Debt, the positive number, if any, equal to:

(A)
the Per Share Closing Aggregate Amount payable in respect of such share at the Closing, as calculated assuming that the amount of the Aggregate Merger Consideration payable at the Closing was equal to the Second Earnout Adjusted Aggregate Merger Consideration Amount (including corresponding changes to Fully-Diluted Shares and First Earnout Aggregate Option and Warrant Exercise Price in such calculation), minus

(B)
the Per Share Closing Aggregate Amount and First Earnout Per Share Payment actually paid in respect of such share (inclusive of any amount allocated to the Escrow Amount or the Representative Expense Amount at the Closing);

provided, however, that to the extent that a holder of any NMI Preferred Stock (other than the Series 1 Preferred) did not elect in writing to convert their shares of NMI Preferred Stock into shares of NMI Common Stock on or prior to the Closing in accordance with the NMI Charter Documents, such shares of NMI Preferred Stock (other than the Series 1 Preferred) shall not be entitled to participate in, or receive, any Earnout Payments.
“Second Earnout Period” means the period from July 1, 2015 through June 30, 2016.
“Second Earnout Payment Amount” shall equal the sum of:

(A)	$2.009 (or portion thereof) for every $1.00 (or portion thereof) of IoT Revenue in excess of $19,912,367 for the Second Earnout Period;
provided, however, that under no circumstances shall the amount payable under the foregoing clause (A) exceed $10,000,000, plus

(B)	$0.681(or portion thereof) for every $1.00 (or portion thereof) of Broadcast Revenue in excess of $29,376,000 for the Second Earnout Period;
provided, however, that under no circumstances shall the amount payable under the foregoing clause (B) exceed $5,000,000.
“Section 280G Payments” has the meaning set forth in Section 5.10.
“Section 280G Stockholder Approval” has the meaning set forth in Section 5.10.
“Series D Financing Documents” means the Series D Preferred Stock Purchase Agreement, dated February 2, 2010, between NMI and the investors thereto, the Amended and Restated Investors’ Rights Agreement, dated February 2, 2010, between NMI and the investors thereto, the Amended and Restated Right of First Refusal and Co-Sale Agreement dated February 2, 2010, between NMI and the parties thereto, and the Amended and Restated Voting Agreement, dated February 2, 2010, between NMI and the parties thereto.
“Series 1 Preferred” has the meaning set forth in Section 2.3(a).

“Series A Liquidation Preference” means, for each share of Series A Preferred, the Original Series A Issue Price for that share of Series A Preferred, or such other amount payable to the holder of that Series A Preferred in accordance with Section C.2(c) of Article IV of the certificate of incorporation of NMI.
“Series A Preferred” has the meaning set forth in Section 2.3(a).
“Series A Warrant Escrow Amount” has the meaning set forth in Section 1.7(i)(ii).
“Series A Warrant Net Aggregate Consideration” has the meaning set forth in Section 1.7(i)(ii).
“Series A Warrant Representative Expense Amount” has the meaning set forth in Section 1.7(i)(ii).
“Series B Liquidation Preference” ” means, for each share of Series B Preferred, the Original Series B Issue Price for that share of Series B Preferred, or such other amount payable to the holder of that Series B Preferred in accordance with Section C.2(c) of Article IV of the certificate of incorporation of NMI.
“Series B Preferred” has the meaning set forth in Section 2.3(a).
“Series C Liquidation Preference” ” means, for each share of Series C Preferred, the Original Series C Issue Price for that share of Series C Preferred, or such other amount payable to the holder of that Series C Preferred in accordance with Section C.2(c) of Article IV of the certificate of incorporation of NMI.
“Series C Preferred” has the meaning set forth in Section 2.3(a).
“Series D Liquidation Preference” ” means, for each share of Series D Preferred, the Original Series D Issue Price for that share of Series D Preferred, or such other amount payable to the holder of that Series D Preferred in accordance with Section C.2(c) of Article IV of the certificate of incorporation of NMI.
“Series D Preferred” has the meaning set forth in Section 2.3(a).
“Series D Warrant Escrow Amount” has the meaning set forth in Section 1.7(i)(i).
“Series D Warrant Net Aggregate Consideration” has the meaning set forth in Section 1.7(i)(i).
“Series D Warrant Representative Expense Amount” has the meaning set forth in Section 1.7(i)(i).
“Service Provider” has the meaning set forth in Section 2.16(c).
“Severance Payments” means any statutory severance or retirement or pension payments that are required to be made by NMI or any of its Subsidiaries to an Excluded Employee pursuant to Applicable Law solely as a result of Parent making a determination, specifically communicated by Parent to NMI or any of its Subsidiaries at or prior to Closing, that Parent does not intend to include the Excluded Employee as a Retained Employee or to offer the Excluded Employee the opportunity to act as a Transitional Contractor, but, in all cases, excluding (a) any consensual severance payments in excess of statutory requirements intended to be made by NMI or any of its Subsidiaries, (b) all accrued vacation, sick pay, unreimbursed expenses and unpaid salary or bonus for all Excluded Employees through the Closing Dates and (c) any other, known or unknown, contingent or otherwise, liabilities (including, for example, claims related to discrimination, wrongful termination, exempt or non-exempt status or other matters arising as a result of the status or service of an Excluded Employee as an employee of NMI or any of its Subsidiaries prior to closing) that may be related to NMI’s or any of its Subsidiary’s employment of any Excluded Employee at any time prior to Closing.
“Service Inventions” has the meaning set forth in Section 2.11(s).
“Significant Customer” has the meaning set forth in Section 2.16(a).
“Significant Supplier” has the meaning set forth in Section 2.16(b).
“Software” has the meaning set forth in the definition of “Intellectual Property” set forth in this Section 9.1.
“Special Indemnity Matters” means any one of the matters set forth on Schedule 9.1(d).
“Special Losses” means any and all Losses arising from, or related to, any (a) breach of any of the Special Representations or Section 2.28 (Foreign Operations), (b) Dissenting Share Payment, (c) intentional breach of any covenant or agreement made by NMI under this Agreement, (d) Working Capital Shortfall, (e) failure to pay in full all Transaction and Other Specified Expenses and all Closing Debt at or prior to the Closing Date, (f) inaccuracies in the Spreadsheet, (g) Special Indemnity Matters, or (h) fraud, willful misconduct or intentional misrepresentation.
“Special Representations” means the representations and warranties of NMI relating to Section 2.2 (Subsidiaries), Section 2.3 (Capital Structure), Section 2.4 (Validity of Contemplated Transactions), Section 2.7(b) (Indebtedness), Section 2.23 (Taxation), Section 2.24(b) (Transaction and Other Specified Expenses), Section 2.27 (Environmental Matters).
“Special Retention Claim Notice” means a Claim Notice for a Special Retention Payment.
“Special Retention Payments” has the meaning set forth in Schedule 9.1(e).
“Special Retention Set Aside” means Three Million Dollars ($3,000,000).
“Spreadsheet” has the meaning set forth in Section 1.10.
“Standard Essential Patents” means a patent that claims an invention that must be used to comply with a technical standard.
“Standard Warranty” has the meaning set forth in Section 2.26(a).
“Statement of Closing Debt” has the meaning set forth in Section 1.12.
“Statement of Transaction and Other Specified Expenses” has the meaning set forth in Section 1.13.
“Stock Options” means all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire shares of NMI Common Stock (whether or not vested) held by any Person.
“Stockholder Consent” has the meaning set forth in the Recitals.
“Straddle Period” has the meaning set forth in Section 5.9(b).
“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any party, any corporation or other organization, individual or entity, whether incorporated or unincorporated, including any branch office, representative office or similar entity in any jurisdiction, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any of its subsidiaries of such party does not have at least a majority of the voting interest in such partnership), (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates, or (c) such party is Controlled by or under common Control with such corporation or other organization. Without limiting the foregoing, all branch or representative offices of NMI or any direct or indirect Subsidiary, including NMI Egypt, in any jurisdiction outside of the U.S. shall for all purposes hereunder be deemed a Subsidiary of NMI.
“Surviving Corporation” has the meaning set forth in Section 1.1.
“Taiwan” means The Republic of China.
“Tangible Asset” has the meaning set forth in Section 2.25(a).
“Tax” means all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.
“Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes of NMI or any of its Subsidiaries (including, where permitted or required, combined or consolidated returns for any group of entities that includes NMI or any of its Subsidiaries).
“Termination Date” has the meaning set forth in Section 7.1(b).
“Third Party Claim” has the meaning set forth in Section 4.4(g)(i).
“Threshold Amount” has the meaning set forth in Section 4.2(a).
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” set forth in this Section 9.1.
“Trademarks” has the meaning set forth in the definition of “Intellectual Property” set forth in this Section 9.1.
“Transaction Bonuses” means any and all success bonuses and similar fees, payments and benefits payable to current or former directors, officers, employees or consultants of NMI or any of its Subsidiaries as a result of the completion of the Merger.

“Transaction and Other Specified Expenses” means all out of pocket fees and expenses of NMI incurred in connection with the Merger and this Agreement and the transactions contemplated hereby to the extent not paid prior to the Closing, including any fees and expenses of legal counsel, fees and expenses payable to financial advisors, investment bankers and brokers of NMI, and the fees and expenses identified on Schedule 9.1(c); provided that Severance Payments shall not be included in Transaction and Other Specified Expenses.
“Transitional Contractors” has the meaning set forth in Section 5.11(a).
“Treasury Regulations” means the United States Federal Tax Regulations set forth in 26 C.F.R.
“Trojan Horses” means a computer program containing a hidden function that causes damage to other programs while appearing to perform a valid function.
“Unaudited Financial Statements” has the meaning set forth in Section 2.7(a).
“Unpaid Employee Bonuses” has the meaning set forth in Section 2.15(i).
“Unpaid Employee Vacation” has the meaning set forth in Section 2.15(i).
“Unsatisfied Claims” has the meaning set forth in Section 4.4(h).
“Unvested Options” means all Stock Options other than Vested Options.
“Vested Options” means, as of immediately prior to the Effective Time, all vested Stock Options, after giving effect to vesting acceleration provisions contained in the NMI Stock Plan or any other similar plan or agreement covering of affecting any Stock Options, and assuming the consummation of the Merger.
“Warrant Cancellation Price” means, with respect to any Warrant, (a) exercisable for shares of Series D Preferred, an amount per share equal to the Per Share Series D Aggregate Consideration on each share subject to such Warrant, (b) exercisable for shares of Series A Preferred, an amount per share equal to the Per Share Series A Aggregate Consideration on each share subject to such Warrant, and (c) exercisable for shares of NMI Common Stock, an amount per share equal to the Per Share Common Aggregate Consideration plus the maximum potential Per Share Earnout Payment payable in accordance with Section 1.16 (if at all) on such Warrant.
“Warrants” means warrants to purchase shares of NMI Capital Stock and, to the extent that Convertible Debt is repaid at Closing and the holder thereof holds an option to purchase shares of NMI Capital Stock as a result, that option to purchase shares of NMI Capital Stock.
“Working Capital” means (A) Current Assets of NMI minus (B) Current Liabilities of NMI minus (C) without duplication, Other Liabilities. In computing Working Capital, all accounting entries will be taken into account regardless of their amount, all known errors and omissions will be corrected and all known proper adjustments will be made in accordance with GAAP (as expressly modified and adjusted by this Agreement as described in Schedule 1.15(a)).
“Working Capital Certificate” has the meaning set forth in Section 1.15(a).
“Working Capital Collar” has the meaning set forth in Section 1.15(b).
“Working Capital Excess” has the meaning set forth in Section 1.15(b).

“Working Capital Shortfall” has the meaning set forth in Section 1.15(b).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

PARENT:
ATMEL CORPORATION

By:	/s/ Steven Laub
Name:	Steven Laub
Title:	President & Chief Executive Officer

SUB:
MARINA MCU ACQUISITION CORPORATION

By:	/s/ Scott Wornow
Name:	Scott Wornow
Title:	Director

NMI:
NEWPORT MEDIA, INC.

By:	/s/ Mohy F. Abdelgany
Name:	Mohy F. Abdelgany
Title:	CEO

REPRESENTATIVE:
SHAREHOLDER REPRESENTATIVE SERVICES
LLC, solely in its capacity as the Representative

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]